As filed with the Securities and Exchange Commission on February 11, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Dresser-Rand Group Inc.
(Exact name of registrant issuer as specified in its charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Delaware	3511	20-1780492
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Paul Clark Drive

Olean, New York 14760
(716) 375-3000
(Address, including zip code, and telephone number,
including area code, of registrants’ principal executive offices)

Stephen A. Riordan

Chief Financial Officer
Paul Clark Drive
Olean, New York 14760
(716) 375-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

Edward P. Tolley III, Esq.

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
Tel: (212) 455-2000
Fax: (212) 455-2502

    Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price Per Note	Offering Price(1)	Fee

7 3/8% Senior Subordinated Notes due 2014	$420,000,000	100%	$420,000,000	$49,434.00

Guarantees of 7 3/8% Senior Subordinated Notes due 2014	N/A(2)	(2)	(2)	(2)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended the “Securities Act”).

(2)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees).

    The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrant Guarantors

Address, Including Zip Code
and Telephone Number,
Exact Name of			Including Area Code,
Registrant Guarantor as	State or Other Jurisdiction of	I.R.S. Employer	of Registrant Guarantor’s
Specified in its Charter	Incorporation or Organization	Identification Number	Principal Executive Offices

Dresser-Rand LLC	Delaware	20-2216392	Paul Clark Drive, Olean, NY 14760 (716) 375-3000
Dresser-Rand Power LLC	Delaware	74-1716222	Paul Clark Drive, Olean, NY 14760 (716) 375-3000
Dresser-Rand Company	New York	20-1897619	Paul Clark Drive, Olean, NY 14760 (716) 375-3000
Dresser-Rand Global Services, L.L.C.	Delaware	22-3845135	Paul Clark Drive, Olean, NY 14760 (716) 375-3000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2005

PROSPECTUS

Dresser-Rand Group Inc.

Offer to Exchange

$420,000,000 principal amount of its 7 3/8% Senior Subordinated Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of its outstanding 7 3/8% Senior Subordinated Notes due 2014.

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 12:00 a.m. midnight, New York City time, on , 2005, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes.

The Exchange Notes

•	The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the private offering of the outstanding notes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offer

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the notes on a national market.

Broker-Dealers

•	Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

•	This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

•	We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

      See “Risk Factors” beginning on page 20 for a discussion of certain risks that you should consider before participating in the exchange offer.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

Page

Prospectus Summary	1
Risk Factors	20
The Transactions	34
Use of Proceeds	38
Capitalization	39
Unaudited Pro Forma Financial Information	40
Selected Historical Combined Financial Information	46
Management’s Discussion and Analysis of Financial Condition and Results of Operations	49
Industry Overview	65
Business	69
Management	82
Security Ownership of Certain Beneficial Owners	90
Certain Related Party Transactions	91
Description of Other Indebtedness	92
The Exchange Offer	96
Description of the Notes	108
United States Federal Income Tax Consequences of the Exchange Offer	162
Plan of Distribution	163
Legal Matters	164
Experts	164
Where You Can Find More Information	164
Index to Combined Financial Statements	F-1
EX-3.1: CERTIFICATE OF INCORPORATION
EX-3.2: BYLAWS OF DRESSER-RAND GROUP INC.
EX-3.3: CERTIFICATE OF FORMATION OF DRESSER-RAND LLC
EX-3.4: AMENDED AND RESTATED OPERATING AGREEMENT OF DRESSER-RAND LLC
EX-3.5: CERTIFICATE OF FORMATION OF DRESSER-RAND POWER LLC
EX-3.6: AMENDED AND RESTATED OPERATING AGREEMENT OF DRESSER-RAND POWER LLC
EX-3.7: BUSINESS CERTIFICATE FOR PARTNERS OF DRESSER-RAND COMPANY
EX-3.8: SECOND AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF DRESSER-RAND COMPANY
EX-3.9: AMENDED AND RESTATED CERTIFICATE OF FORMATION OF DRESSER-RAND GLOBAL SERVICES LLC
EX-3.10: AMENDED AND RESTATED OPERATING AGREEMENT OF DRESSER-RAND GLOBAL SERVICES, L.L.C.
EX-4.1: INDENTURE
EX-4.2: REGISTRATION RIGHTS AGREEMENT
EX-5.1: OPINION OF SIMPSON THACHER & BARTLETT LLP
EX-10.1: EQUITY PURCHASE AGREEMENT
EX-10.2: CREDIT AGREEMENT
EX-10.3: DOMESTIC GUARANTEE AND COLLATERAL AGREEMENT
EX-10.4: TRANSITION SERVICES AGREEMENT
EX-10.5: SUPPLY AGREEMENT
EX-10.6: LICENSE AGREEMENT
EX-10.7: LICENSE AGREEMENT
EX-10.8: AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
EX-10.9: EMPLOYMENT AGREEMENT
EX-10.10: EMPLOYMENT AGREEMENT
EX-12.1: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
EX-21.1: LIST OF SUBSIDIARIES
EX-23.2: CONSENT OF PRICEWATERHOUSECOOPERS LLP
EX-25.1: FORM T-1
EX-99.1: FORM OF LETTER OF TRANSMITTAL
EX-99.2: FORM OF LETTER TO BROKERS DEALERS COMMERCIAL BANKS TRUST COMPANIES AND OTHER NOMINEES
EX-99.3: FORM OF LETTER TO CLIENTS
EX-99.4: FORM OF NOTICE OF GUARANTEED DELIVERY

      Unless the context otherwise indicates, as used in this prospectus, (i) the terms “we,” “our,” “us” and similar terms refer to Dresser-Rand Group Inc. and its consolidated subsidiaries after giving effect to the consummation of the acquisition and financing thereof as described in “The Transactions,” (ii) the term “issuer” refers to Dresser-Rand Group Inc. and not to any of its subsidiaries, (iii) the term “Dresser-Rand Entities” refers to Dresser-Rand Company, and its direct and indirect subsidiaries, Dresser-Rand Canada, Inc. and Dresser-Rand GmbH, (iv) the term “guarantors” refers to the domestic direct and indirect wholly-owned subsidiaries of Dresser-Rand Group Inc., which will guarantee on a senior subordinated, unsecured basis the obligations of the issuer under the notes and (v) the term “Ingersoll-Rand” refers to Ingersoll-Rand Company Limited, a Bermuda corporation, and its predecessors.

MARKET AND INDUSTRY DATA

      The data included in this prospectus regarding industry size and relative industry position are based on a variety of sources, including company research, third party studies and surveys, industry and general publications and estimates based on our knowledge and experience in the industry in which we operate. These sources include publications by the International Compressed Air and Allied Machinery Committee, the National Electrical Manufacturers Association, the Gas Processors Suppliers Association, the Hydrocarbon Processing Industry, the Energy Information Administration, the National Petroleum Council, the National Petrochemical and Refiners Association, the American Petroleum Institute, Oil & Gas Journal magazine, Diesel and Gas Turbine World magazine, as well as information derived from our technology enabled selling system, D-R Avenue, and our CRM system, Client Interface Response System. Our estimates have been based on information obtained from our clients, suppliers, trade and business organizations and other contacts in the industry. We believe these estimates to be reliable as of the respective date of each report. However, this information may prove to be inaccurate due to the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Forecasts are particularly likely to be inaccurate, especially over long periods of time. As an example of the unpredictable nature of these forecasts, in 1983, the U.S. Department of Energy forecast that oil would cost $74 per barrel in 1995, however, the price of oil was actually $17 per barrel. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite. As a result, you should be aware that industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable.

ii

PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information, including the section entitled “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, before making your investment decision.

Dresser-Rand Group Inc.

Our Business

      We are among the largest global suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical and process industries. In 2003, approximately 95% of our revenues were generated from oil and gas infrastructure spending. Our services and products are used for a wide range of applications, including oil and gas production, high-pressure field injection and enhanced oil recovery, pipelines, refinery processes, natural gas processing, and petrochemical production. We believe we have the largest installed base in the world of the classes of equipment we manufacture, with an estimated 40% of the total installed base of equipment in operation. Our installed base includes such well-recognized brand names as Dresser-Rand, Dresser-Clark, Worthington, Turbodyne and Terry. We provide a full range of aftermarket parts and services to this installed base through our global network of 24 service and support centers covering 90 countries. Our extensive and diverse client base consists of most major and independent oil and gas producers and distributors worldwide, national oil and gas companies, and chemical and industrial companies. Our clients include BP, ChevronTexaco, Statoil, ExxonMobil, Lukoil, Sinopec, Shell Chemical, Duke Energy and the U.S. and certain foreign governments. No single client has represented more than 5% of our total revenues over any consecutive two-year period.

      We operate globally with manufacturing facilities in the United States, France, Germany, Norway, China, India and Brazil. We have one of the broadest sales and services networks in the industry, with locations in all of the major international energy markets, established coverage of over 90 countries, and over 4,600 employees. We believe our recent financial performance demonstrates our ability to improve our results through on-going commitment to operational excellence, as well as through the growth of our services-centered, solutions-based business model. For the year ended December 31, 2003 and the nine months ended September 30, 2004, our backlog was $419.9 million and $586.2 million, we generated net income of $20.4 million and $37.7 million and EBITDA of $59.0 million and $60.6 million, respectively. EBITDA is defined, reconciled and its importance explained, in note 3 to “— Summary Historical and Pro Forma Combined Financial Data.” Our backlog and EBITDA for the nine month period ended September 30, 2004 increased 21.8% and 196.5%, respectively, from the nine month period ended September 30, 2003, reflecting the impact of both our growth-oriented business realignment and our continued focus on operating efficiency.

      We continue to grow our business through a solutions-based service strategy that combines our industry-leading technology, proprietary worldwide service center network and deep product expertise. This approach drives our growth as we offer integrated service solutions that help our clients maximize returns on their production and processing equipment. We believe our business model and alliance-based approach align us with our clients who are shifting from purchasing isolated units and services on a transactional basis to choosing service providers that can help optimize performance over the entire life cycle of their equipment. Our alliance program encompasses both the provision of new units and/or services, and we offer our clients a dedicated team, streamlined engineering and procurement process and a life cycle approach to manufacturing, operating and maintaining their equipment, whether originally manufactured by us or by a third party.

      Our business operates in two segments: new units and aftermarket parts and services. The following charts show the proportion of our revenue generated by segment, geography and end market for the periods indicated:

New Units

      We are a leading manufacturer of highly-engineered turbo and reciprocating compression equipment and steam turbines, and also manufacture special-purpose gas turbines. In new unit sales of turbo and reciprocating compressors, we are the clear market leader in North America, and have consistently ranked in the top three in worldwide market share. We build custom-designed products to client specifications for long-life, critical applications.

      We believe clients are increasingly choosing their suppliers based upon the capability to custom engineer, manufacture and deliver reliable high-performance products, with the lowest total cost of ownership, in the shortest cycle time, and to provide timely, locally based service and support. Our client alliance sales have increased substantially as a result of our ability to meet these client requirements. For example, the proportion of our core centrifugal and process reciprocating new unit revenues from client alliances has increased from approximately 20% for 2000 to approximately 45% for 2003.

Aftermarket Parts and Services

      The aftermarket parts and services segment provides us with long-term growth opportunities and a steady stream of recurring revenues and cash flow. With a typical operating life of 30 years or more, rotating equipment requires substantial aftermarket parts and services over its operating life. The cumulative revenues from these aftermarket activities often significantly exceeds the initial purchase price of a unit, which in many cases can be as low as five percent of the total life cycle cost to the client over the life of the unit.

      Given the critical role played by the equipment we sell, customers place a great deal of importance on a supplier’s ability to provide rapid, comprehensive service, and we believe that the aftermarket parts and services business represents a significant long-term growth opportunity. We offer a comprehensive range of aftermarket parts and services, including installation, maintenance, monitoring, operation, repairs, overhauls and upgrades. We provide our solutions to our clients through a proprietary network of 24 service and support centers in 14 countries, employing over 1,000 service personnel, servicing our own and other OEMs’ turbo and reciprocating compressors as well as steam and gas turbines. Our coverage area of service centers servicing both turbo and reciprocating compressors is approximately twice as large as that of our next closest competitor.

      We believe we have the largest installed base of the classes of equipment we manufacture and the largest aftermarket parts and services business in the industry. We provide parts and aftermarket services to the majority of our installed base of equipment, and estimate that we capture approximately 50% of the total aftermarket revenue generated by our installed base. We focus on a global offering of critical, technologically advanced aftermarket offerings, and as a result our aftermarket activities tend to be concentrated on the provision of higher value added parts and upgrades, and the delivery of sophisticated operating, repair, and overhaul services. Smaller independent companies tend to focus on local markets and have a more basic aftermarket offering.

      The steady demand from our installed base for parts and aftermarket services represents a stable source of recurring revenues and cash flow. Moreover, with our value-based solutions strategy, we have a demonstrated track record of growth in this segment as a result of our focus on expanding our service offerings into new areas, including servicing other OEMs’ installed base of equipment, developing new technology upgrades and increasing our penetration of higher value-added services to our own installed base.

Our Industry

      The rotating equipment and services industry manufactures and services a wide range of technologically advanced equipment, including centrifugal and reciprocating compressors, steam and gas turbines, expanders and control systems. The rotating equipment industry includes manufacturing and servicing a wide and diverse range of products, which can be grouped into two distinct categories:

•	“standard” equipment used for low-horsepower, lower-pressure and lower-volume applications; and

•	custom-engineered equipment, built to customer specifications, engineered for the specific operating environment and application in which it will be put to use. This equipment is generally used in high-pressure/volume applications, typically consists of large equipment packages, and is generally used in large scale production operations.

      Most of Dresser-Rand’s revenues are generated from the sale and servicing of this second category of rotating equipment. Demand for these products and services comes from a wide variety of large end markets, including companies in the three major segments of the oil and gas industries (upstream, involving the production of oil and gas; midstream, involving the preparation and transportation of natural gas and liquids for future use; and downstream, involving refining), petrochemical, chemical, general industrial and power industries. We estimate that the worldwide aggregate annual value of new unit sales of the classes of equipment we manufacture and the aftermarket parts and services needs of the installed base of such equipment (both in-house and outsourced) is approximately $10 billion.

      We believe that the rotating equipment and services industry will continue to demonstrate significant growth due to the following factors:

•	natural gas consumption is increasing worldwide at an average rate of 2.4% per year as a result of worldwide economic growth and the recognition of natural gas as a clean-air fuel;

•	increased demand for forecasted natural gas is driving substantial growth in spending on liquified natural gas infrastructure; forecast spending on LNG plant equipment for 2005-2008 is $13.4 billion, 155% more than was spent from 1964-2004;

•	decline rates associated with maturing natural gas fields in the United States and other countries have resulted in increased requirements for compression products and services to maintain commercially viable levels of production;

•	the refining sector continues to experience increasing demand pressures as current refinery capacity is reaching a peak;

•	environmental laws such as the Clean Air Act and the curtailing of the practice of flaring gas increase the demand for compression products and services;

•	the production of natural gas and oil worldwide will continue to grow as a result of increasing demand for fossil fuels; and

•	continued development of pipeline infrastructure, particularly in Asia and Latin America, and increased privatization of state-owned energy producers internationally, leading to increased outsourcing of compression services.

      We believe that rotating equipment solutions providers with global scale will be well positioned to participate in a disproportionately high share of the future growth in this industry as customers increasingly shift their business to the handful of companies with the ability to fulfill the full range of their equipment and service needs worldwide.

Competitive Strengths

Global Presence and Market Leadership. We believe that our broad portfolio of products and services, global presence, strong brand recognition, track record of innovation and reputation for quality and performance, combined with a sales presence in more than 90 countries, provide us with a significant advantage in competition for business from large, multinational customers. We operate in all the world’s significant energy markets and believe that we are a leading provider in most of the markets we serve.

Largest Installed Base in the Industry. As of September 30, 2004, we estimate that there were more than 77,000 of our units in operation. We believe this represents more than 40% of all the units in our classes of products that are currently in operation and is the largest installed base of such equipment in the industry. This significant scale advantage offers a number of competitive benefits, including:

•	a significant opportunity to grow our aftermarket parts and services business as a result of the portion of our installed base currently serviced by clients in-house, combined with an industry trend toward outsourcing;

•	a substantial source of stable, recurring, high-margin aftermarket revenue from the significant parts and services requirements of units over their long operational lives and our clients’ general preference for OEM parts and services; and

•	the capacity to support both a high level of reinvestment in research and development and a global service center network that is difficult for competitors with a smaller installed base to match.

Largest Network of Service and Support Centers. We have 24 service and support centers employing approximately 1,000 service personnel in 14 countries, providing coverage in over 90 countries and offering a broad range of support services. Because many aftermarket parts and services sales decisions are made by clients at the local plant level, on the basis of supplier expertise, local presence and response time, we believe that our global network protects our existing aftermarket activity and positions us for future growth in this business.

Leading Technology Platform. We have a long history of technology leadership and innovation in our industry. Our research efforts center around leading technologies that maximize operating performance by increasing efficiency, durability, reliability and versatility. For example, in the mid-1990s we spent approximately five years and over $60 million to develop our DATUM turbo compressor platform offerings. We believe this platform is more efficient than competing offerings, offers clients the lowest total cost of ownership, reduces emissions and noise levels and improves ease and speed of maintenance.

Fastest Cycle Time. We believe we generally have the fastest cycle time in the industry among manufacturers in our product range. Our short cycle time, the time from order booking to unit delivery, is valuable to the client and provides us with a competitive advantage. On a typical oil and gas project, our fast cycle time can reduce unit delivery time by as much as 12 weeks, thus reducing project costs and providing earlier start-up of the production equipment.

Substantial Investment in Systems. We view systems and processes as key elements in providing rapid, high-quality, differentiated service. We have invested substantial resources to develop a number of key proprietary systems. These systems automate portions of the engineering and design phases of a product, track information on our and our competitors’ installed base of equipment, and allow clients to log any technical support or service requests they have into our system and automatically be directed to the most appropriate subject-matter expert in our company. These proprietary systems enable us to reduce costs, shorten cycle times, better serve our clients and grow our aftermarket parts and services business, as well as allow us to effectively monitor and manage our responsiveness to client requests and manage the entire sales cycle from lead generation to order booking on a global basis.

Strong and Experienced Management Team. Our management team has a demonstrated track record of financial and operational achievement. The management team has an average of 17 years experience with us, including our CEO who has been with us for 23 years, and has extensive industry experience and longstanding customer relationships. This management team has been responsible for the successful services revenue growth and cost reduction initiatives that have driven our increased profitability.

Attractive Business Model. Our business model has several attractive features, including:

•	Strong, Stable Cash Flow with Low Growth Capital Requirements. As a result of the recurring revenue from our aftermarket parts and services business, progress payments from customers that limit our need for additional working capital as we grow, and the moderate capital expenditures needed to support our services-based growth model, our business generates strong, recurring cash flows. Our cash flow from operations grew from $17.7 million to $62.3 million, an increase of 252%, for the nine month period ended September 30, 2004 as compared to the nine month period ended September 30, 2003.

•	Visibility. We have a high degree of visibility into our forecasted financial performance. A substantial portion of our new unit orders is booked six to nine months in advance of delivery. As of September 30, 2004, our new units backlog was $417.8 million or 20.2% above the backlog at September 30, 2003. Since December 2000, our new units backlog has consistently exceeded 80% of our next twelve month new units revenues.

Business Strategy

      In 2003, approximately 95% of our revenues were generated from energy infrastructure and oilfield spending. Additionally, $542.4 million, or 40.6%, of our total revenues were generated by our aftermarket parts and services business. We intend to continue to focus on the oilfield, natural gas and energy sectors and thus expect to capitalize on the expected long-term growth in equipment and services investment, especially related to natural gas, in these sectors. Specifically, we intend to:

Increase Sales of Aftermarket Parts and Services to Existing Installed Base. The substantial portion of the aftermarket parts and services needs of our existing installed base of equipment currently not, or only partially, serviced by us represents a significant opportunity for growth. We believe the market has a general preference for aftermarket OEM parts and services. We are implementing a proactive approach to aftermarket parts and services sales that capitalizes on our knowledge of the installed base of our own and our competitors’ equipment. We believe our premium service level will result in continued growth of sales of aftermarket parts and services.

Expand Aftermarket Parts and Services Business to Non-Dresser-Rand OEM Equipment. We believe the aftermarket parts and services market for non-Dresser-Rand equipment represents a significant growth opportunity that we have only just begun to pursue on a systematic basis. As a result of the knowledge and expertise derived from our long history and experience servicing the largest installed base in the industry, combined with our extensive investment in technology, we have a proven process of applying our technology and processes to improve the operating efficiency and performance of our competitors’ products. We intend to capitalize on our knowledge, our broad network of service centers, flexible technology and existing client relationships with most major industry participants to grow our aftermarket parts and services solutions for non-Dresser-Rand equipment.

Grow Alliances. As a result of the need to improve efficiency in a competitive global economy, oil and gas companies are frequently consolidating their supplier relationships and seeking alliances with suppliers, shifting from purchasing units and services on an individual transactional basis to choosing service providers that can help them optimize performance over the entire life cycle of their equipment. In the past three years, we have seen a high level of interest among our clients in seeking alliances with us, and we have entered into agreements with more than 30 of our major clients. We plan to leverage our market leadership, global presence and comprehensive range of products and services to continue to take advantage of this trend by pursuing new client alliances as well as strengthening our existing alliances.

Introduce New and Innovative Products and Technologies. We believe we are an industry leader in introducing new, value-added technology. Product innovation has historically provided, and we believe will continue to provide, significant opportunities to increase revenues from both new product sales and upgrades to our, and other OEMs’, installed base of equipment. Examples of recent new offerings include adapting the DATUM compressor platform for the revamping of other OEM equipment, a new design of dry-gas seals and bearings, a new generation of multiphase turbo separators and a complete line of remote-monitoring and control instrumentation that offers significant performance benefits to clients. We plan to continue developing innovative products, including new compressor platforms for subsea and underground applications, which would further open up new markets to us.

Continue to Improve Profitability. We continually seek to improve our financial and operating performance through cost savings and productivity improvements. Since the fourth quarter of 2002, we adopted a number of restructuring programs across our entire company. An important element in these programs was process innovation that permitted us to streamline our operations. As a result, from September 30, 2002, through September 30, 2004, we consolidated eight facilities and reduced head count from 5,942 to 4,601 employees. As a result of our business realignment toward our aftermarket parts and services segment, our lean manufacturing initiatives and our decision to begin charging customers a margin on third-party equipment they ask us to package with our own units, our operating income per employee (based on the average number of employees in each period) for the nine month period ended September 30, 2004 as compared to the nine month period ended September 30, 2003, increased from approximately $1,241 to $9,390. We are focused on continuing to improve our cost position in every area of our business, and we believe there is substantial opportunity to further increase our productivity in the future.

Selectively Pursue Acquisitions. We intend to continue our disciplined pursuit of acquisition opportunities that fit our business strategy. We expect to make acquisitions within the energy sector that add new products or technologies to our portfolio, provide us with access to new markets or enhance our current market positions. Given our size and the large number of small companies in our industry and related industries, we believe we are well positioned to be an industry consolidator over time.

The Acquisition

      On August 25, 2004, Dresser-Rand Holdings, LLC, our indirect parent and an affiliate of First Reserve Corporation (“First Reserve”), entered into an equity purchase agreement with Ingersoll-Rand to purchase all of the equity interests in the Dresser-Rand Entities for approximately $1.13 billion. The acquisition closed on October 29, 2004. In connection with the acquisition, funds affiliated with First Reserve contributed $430 million in cash as equity to Dresser-Rand Holdings, LLC, which used this cash to fund a portion of the purchase price for the Dresser-Rand Entities. The remainder of the cash needed to finance the acquisition, including related fees and expenses, was provided by borrowings under our $420 million senior subordinated notes due 2014 and $695 million senior secured credit facility. The senior secured credit facility consists of a $395 million term loan portion and a $300 million revolving portion. See “The Transactions.”

Company Information

      Dresser-Rand Group Inc. is a Delaware corporation formed in 2004. Our principal executive offices are located at Paul Clark Drive, Olean, New York 14760 and our telephone number is (716) 375-3000.

      Our predecessor company was initially formed on December 31, 1986, when Dresser Industries, Inc. and Ingersoll-Rand entered into a partnership agreement for the formation of Dresser-Rand Company, a New York general partnership owned 50% by Dresser Industries, Inc. and 50% by Ingersoll-Rand. On October 1, 1992, Dresser Industries, Inc. purchased a 1% equity interest from the Dresser-Rand Company. In September 1999, Dresser Industries, Inc. merged with Halliburton Industries, and Dresser Industries, Inc.’s ownership interest in Dresser-Rand Company transferred to Halliburton Industries. On February 2, 2000, a wholly-owned subsidiary of Ingersoll-Rand purchased Halliburton Industries’ 51% interest in the Dresser-Rand Company.

Risk Factors

      Investing in the notes involves substantial risk. You should carefully consider all the information in this prospectus prior to exchanging your outstanding notes. In particular, you should consider carefully the factors set forth under the heading “Risk Factors” below.

The Exchange Offer

      In this prospectus, the term “outstanding notes” refers to the 7 3/8% senior subordinated notes due 2014; the term “exchange notes” refers to the 7 3/8% senior subordinated notes due 2014, each as registered under the Securities Act of 1933, as amended (the “Securities Act”); and the term “notes” refers to both the outstanding notes and exchange notes. On October 29, 2004, the issuer issued an aggregate of $420,000,000 principal amount of 7 3/8% senior subordinated notes due 2014 in a private offering.

General	In connection with the private offering, we entered into a registration rights agreement with the placement agents in which we agreed, among other things, to deliver this prospectus to you and to complete the exchange offer within 300 days after the date of first issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

• the exchange notes have been registered under the Securities Act;

• the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and

• the liquidated damages provisions of the registration rights agreement are not applicable to the exchange notes.

The Exchange Offer	We are offering to exchange $420,000,000 principal amount of our 7 3/8% senior subordinated notes due 2014, which have been registered under the Securities Act, for any and all of our outstanding 7 3/8% senior subordinated notes due 2014.

You may only exchange outstanding notes in a principal amount of $1,000 or in integral multiples of $1,000 in excess thereof.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of your business; and

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

• is our affiliate;

• does not acquire exchange notes in the ordinary course of its business; or

• tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 12:00 a.m. midnight, New York City time, on , 2005, unless extended by us. We do not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the applicable accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the applicable letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act or, if you are our affiliate, that you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

• you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

• you are acquiring the exchange notes in the ordinary course of your business; and

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, the you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents, or you cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant under the applicable registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except we will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for remaining outstanding notes that are not so tendered and exchanged could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

United States Federal Income Tax Consequences	The exchange of outstanding notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “United States Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	Citibank, N.A. is the exchange agent for the exchange offer. The address and telephone numbers of the exchange agent are set forth in the section captioned “The Exchange Offer — Exchange Agent” of this prospectus.

The Exchange Notes

      The following summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the exchange notes, see “Description of the Notes.”

Issuer	Dresser-Rand Group Inc.

Notes Offered	$420,000,000 aggregate principal amount of 7 3/8% senior subordinated notes due 2014.

Maturity Date	November 1, 2014.

Interest	7 3/8% per annum, payable semi-annually in arrears.

Interest Payment Dates	May 1 and November 1, beginning on May 1, 2005.

Optional Redemption	We may redeem any of the exchange notes beginning on November 1, 2009. The initial redemption price is 103.688% of their principal amount, plus accrued interest. The redemption price will decline each year after 2009 and will be 100% of their principal amount, plus accrued interest, beginning on November 1, 2012.

We may also redeem any of the exchange notes at any time prior to November 1, 2009, at a redemption price equal to 100% of the principal amount of notes to be redeemed, plus the Applicable Premium, defined under the section entitled “Description of the Notes,” as of, and accrued interest to, the redemption date.

In addition, at any time prior to November 1, 2007, we may redeem up to 35% of the exchange notes at a redemption price of 107.375% of their principal amount plus accrued interest, using the proceeds from sales of certain kinds of capital stock. We may make such redemption only if, after such redemption, at least 65% of the aggregate principal amount of exchange notes originally issued under the indenture governing the exchange notes remains outstanding.

Change of Control	Upon a change of control, as defined under the section entitled “Description of the Notes,” we will be required to make an offer to purchase the exchange notes then outstanding at a purchase price equal to 101% of their principal amount, plus accrued interest to the date of repurchase. We may not have sufficient funds available at the time of a change of control to repurchase the exchange notes.

Guarantees	The wholly-owned domestic subsidiaries of the issuer that guarantee the issuer’s obligations under the new senior secured credit facility will guarantee the exchange notes. Each guarantor will provide a guarantee of the payment of the principal, premium and interest on the exchange notes on a senior subordinated, unsecured basis.

The guarantee by each guarantor will be subordinated to all existing and future senior indebtedness of such guarantor, including such guarantor’s guarantee of the issuer’s obligations under the new senior secured credit facility. A substantial portion of our business is conducted through our foreign operating subsidiaries and non-wholly-owned subsidiaries, none of which will be a guarantor of the exchange notes. See Note 21 to the combined financial statements included elsewhere in this prospectus.

Ranking	The exchange notes will be the issuer’s senior subordinated, unsecured obligations. Accordingly, the notes will rank:

• junior to any of the issuer’s existing and future senior indebtedness, including borrowings under the new senior secured credit facility;

• equally with any of the issuer’s future senior subordinated indebtedness; and

• senior to any of the issuer’s future indebtedness that expressly provides for its subordination to the exchange notes.

In the event that our secured creditors, including the lenders under our new senior secured credit facility, exercise their rights with respect to our assets pledged to them, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to other creditors, including holders of the exchange notes. The assets of the issuer’s subsidiaries that are not guarantors of the exchange notes will be subject to the prior claims of all creditors, including trade creditors, of those non-guarantor subsidiaries.

As of September 30, 2004, after giving effect to the private offering of the notes and the other transactions described in this prospectus:

• We would have had $823 million principal amount of indebtedness, which includes the exchange notes and $395 million (excluding $180 million in letters of credit) of senior secured indebtedness under the new senior secured credit facility;

• An additional $120 million (giving effect to $180 million in letters of credit) would have been available for borrowing under the new senior secured credit facility, which indebtedness would be senior secured indebtedness; and

• Subsidiaries of the issuer that are not guarantors of the exchange notes would have had $213.4 million of indebtedness and other liabilities, including trade payables but excluding intercompany liabilities.

Certain Covenants	The terms of the exchange notes will limit our ability and the ability of our subsidiaries to:

• incur additional indebtedness;

• create liens;

• pay dividends and make distributions in respect of capital stock;

• redeem capital stock;

• make investments or certain other restricted payments;

• sell assets;

• issue or sell stock of restricted subsidiaries;

• enter into transactions with affiliates; and

• effect consolidations or mergers.

These covenants are subject to a number of important qualifications and exceptions. See “Description of the Notes.”

No Public Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, there is no assurance that a market for the exchange notes will develop or as to the liquidity of any market. The placement agents in the private offering of the outstanding notes have advised the issuer that they currently intend to make a market in the exchange notes. The placement agents are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the placement agents in their discretion at any time without notice.

Summary Historical and Pro Forma Combined Financial Data

      The following table sets forth summary combined financial data of the Dresser-Rand Entities. The entities constituting the Dresser-Rand Entities collectively constitute our corporate predecessor. The summary combined financial data for the Dresser-Rand Entities for each of the years in the three years ended December 31, 2003 and as of December 31, 2003 have been derived from the Dresser-Rand Entities’ audited combined financial statements and related notes included elsewhere in this prospectus. The Dresser-Rand Entities’ unaudited summary combined financial data for the nine month periods ended September 30, 2003 and 2004 and as of September 30, 2004 have been derived from the Dresser-Rand Entities’ unaudited combined financial statements and related notes which are included elsewhere in this prospectus, and reflect all adjustments, consisting of normal, recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Dresser-Rand Entities’ financial position, results of operations and cash flows at the end of and for the periods presented. The Dresser-Rand Entities’ historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance, and the Dresser-Rand Entities’ results of operations for the nine month period ended September 30, 2004 is not necessarily indicative of our results of operations for the full year. The following summary unaudited pro forma consolidated financial data of the Dresser-Rand Entities as of September 30, 2004 and for the year ended December 31, 2003 and the nine month period ended September 30, 2004 have been prepared to give pro forma effect to the transactions as if they had occurred on January 1, 2003, in the case of unaudited pro forma statements of operations data, and on September 30, 2004, in the case of unaudited pro forma balance sheet data. The successor balance sheet data and pro forma adjustments used in preparing the pro forma financial data reflect our preliminary estimates of the purchase price allocation, which may change upon finalization of our analysis. The pro forma financial data are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transactions actually been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or any future period. This information is only a summary and should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Selected Historical Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Dresser-Rand Entities’ combined financial statements and related notes included elsewhere in this prospectus.

							Pro Forma
							Nine
				Nine Months Ended		Pro Forma	Months
	Year Ended December 31,			September 30,		Year Ended	Ended
						December 31,	September 30,
	2001	2002	2003	2003	2004	2003	2004

	(In thousands)
Statement of Operations Data:
Total revenues	$876,722	$1,031,353	$1,335,350	$994,914	$657,494	$1,335,350	$657,494
Cost of goods sold	721,062	873,902	1,140,154	866,655	503,903	1,150,410	515,453

Gross profit	155,660	157,451	195,196	128,259	153,591	184,940	142,041
Selling and administrative expenses	132,755	138,484	156,129	121,542	110,493	153,343	109,651
Restructuring charges(1)	2,137	5,185	—	—	—	—	—

Operating income	20,768	13,782	39,067	6,717	43,098	31,597	32,390
Interest income (expense)	(302)	(776)	1,938	408	2,306	(55,026)	(40,417)
Other income (expense), net	3,150	15,000	(9,202)	(8,701)	(2,754)	(9,202)	(2,754)

Income (loss) before income taxes	23,616	28,006	31,803	(1,576)	42,650	(32,631)	(10,781)
Provision (benefit) for income taxes(2)	14,781	11,910	11,438	(392)	4,918	6,517	1,159

Net income (loss)	$8,835	$16,096	$20,365	$(1,184)	$37,732	$(39,148)	$(11,940)

											Pro Forma
											Nine
							Nine Months Ended			Pro Forma	Months
	Year Ended December 31,						September 30,			Year Ended	Ended
										December 31,	September 30,
	2001		2002		2003		2003	2004		2003	2004

	(In thousands, except ratios)
Cash flow data:
Cash flows provided by (used in) operating activities	$57,837		$42,671		$50,963		$17,697	$62,285
Cash flows provided by (used in) investing activities	(15,896)		3,171		(7,089)		(4,776)	(1,772)
Cash flows provided by (used in) financing activities	(42,937)		(18,759)		(63,487)		(53,195)	(48,573)
Other financial data:
EBITDA(3)	56,931		62,604		58,974		20,450	60,628		$75,583	$69,527
Adjustments to expenses due to change in ownership(4)	1,795		3,914		29,614		22,084	21,880		10,807	11,332
Unusual and other items included in EBITDA(5)	(1,914)		(10,946)		21,035		11,796	11,063		21,035	11,063
Depreciation and amortization	33,013		33,822		29,109		22,434	20,284		53,188	39,891
Capital expenditures	20,348		13,670		7,590		5,226	4,532		7,590	4,532
Ratio of earnings to fixed charges(6)	3.9	x	3.9	x	5.3	x	—	10.3	x	—	—

	As of December
	31, 2003	As of September 30, 2004

	Actual	Actual	Pro Forma(7)

	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$41,537	$53,274	$125,897
Operating working capital(8)	80,581	79,339	94,019
Property, plant and equipment, net	101,438	91,053	225,654
Total assets	1,063,875	1,091,660	1,733,145
Goodwill	10,214	10,214	435,444
Deferred financing fees	—	—	33,252
Debt:
Short-term debt	3,716	2,727	7,727
Long-term debt, including current maturities	213	197	815,230
Total debt	3,929	2,924	822,957
Stockholders’ equity	565,035	607,332	430,000

(1)	Includes severance expenses and facility exit costs associated with our corporate restructuring activities.

(2)	On the closing date of the transactions we became a corporation. In the United States, we were a partnership during the periods presented. The data presented does not give effect to income taxes we would have been required to recognize if we were organized as a corporation, except with regards to the pro forma periods.

(3)	EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by our investors and other interested parties, as well as by our management, in the evaluation of companies in our industry, many of which present EBITDA when reporting their results. In addition, EBITDA provides additional information used by our management and board of directors to facilitate internal comparisons to historical operating performance of prior periods. Further, management believes EBITDA facilitates their operating performance comparisons from period to period because it excludes potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as impact of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The following table reconciles EBITDA to net income (loss):

							Pro Forma
							Nine
				Nine Months Ended		Pro Forma	Months
	Year Ended December 31,			September 30,		Year Ended	Ended
						December 31,	September 30,
	2001	2002	2003	2003	2004	2003	2004

	(In thousands)
Net income (loss)	$8,835	$16,096	$20,365	$(1,184)	$37,732	$(39,148)	$(11,940)
Income tax expense (benefit)	14,781	11,910	11,438	(392)	4,918	6,517	1,159
Interest expense (income)	302	776	(1,938)	(408)	(2,306)	55,026	40,417
Depreciation and amortization	33,013	33,822	29,109	22,434	20,284	53,188	39,891

EBITDA	$56,931	$62,604	$58,974	$20,450	$60,628	$75,583	$69,527

EBITDA is different from Adjusted EBITDA, which is a measure used in certain covenants contained in our debt instruments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Covenant Compliance” for a discussion of this measure and the covenants in which it is used.

(4)	Expenses included in EBITDA that will be reduced or increased due to change in ownership:

							Pro Forma
				Nine Months Ended		Pro Forma	Nine Months
	Year Ended December 31,			September 30,		Year Ended	Ended
						December 31,	September 30,
	2001	2002	2003	2003	2004	2003	2004

	(In thousands)
Net reduction in SFAS 106 expense(a)	$5,385	$8,566	$10,087	$7,565	$8,437	$—	$—
Excess (additional) corporate allocation removal(b)	—	(2,976)	5,716	4,162	3,338	5,716	3,338
Removal of incremental corporate overhead(c)	—	—	5,091	3,819	7,994	5,091	7,994
Pension(d)	(2,758)	(844)	9,552	7,162	2,735	—	—
Compensation adjustment(e)	(832)	(832)	(832)	(624)	(624)	—	—

	$1,795	$3,914	$29,614	$22,084	$21,880	$10,807	$11,332

(a)	Reflects SFAS No. 106, Employer’s Accounting for Postretirement Benefits other than Pensions, expense reduction with respect to certain former and current employees for which Ingersoll-Rand is retaining the SFAS No. 106 related liability.

(b)	Reflects the difference between the corporate overhead expenses allocated to us by Ingersoll-Rand and our estimated annual stand-alone expenses of $4.3 million.

(c)	Reflects adjustment for removal of incremental corporate allocation initiated in 2003 by Ingersoll-Rand.

(d)	Reflects an Ingersoll-Rand requirement to fund certain pension liabilities to the accumulated benefit obligation and the elimination of actuarial losses through purchase accounting due to assumption of liability associated with retired employees.

(e)	Reflects compensation expense related to the management equity program of $682,000 annually and CEO compensation adjustment of $150,000 annually.

(5)	Unusual and other items included in EBITDA are further detailed on the following table:

							Pro Forma
				Nine Months Ended		Pro Forma	Nine Months
	Year Ended December 31,			September 30,		Year Ended	Ended
						December 31,	September 30,
	2001	2002	2003	2003	2004	2003	2004

	(In thousands)
Restructuring severance(a)	$2,137	$5,185	$11,696	$6,280	$4,841	$11,696	$4,841
Nigeria loss contract(b)	—	—	4,843	2,702	5,935	4,843	5,935
Nigeria casualty losses(c)	—	—	2,750	2,450	—	2,750	—
Obsolete and slow moving inventory adjustment(d)	—	—	3,300	—	3,000	3,300	3,000
New York State grant(e)	—	(8,000)	1,289	—	—	1,289	—
Equity earnings losses(f)	610	479	133	(58)	1,010	133	1,010
Insurance claim(g)	(4,531)	(10,145)	—	—	—	—	—
Equistar legal reserve reversal(h)	—	—	—	—	(4,500)	—	(4,500)
China bad debt(i)	—	—	—	—	970	—	970
Other expense (income)(j)	(130)	1,535	(2,976)	422	(193)	(2,976)	(193)

	$(1,914)	$(10,946)	$21,035	$11,796	$11,063	$21,035	$11,063

(a)	Reflects severance expenses associated with our efficiency initiatives. Subsequent to 2002, these expenses were included in cost of goods sold and selling and administrative expenses.

(b)	Reflects losses under (i) a contract imposed on the business by Halliburton Industries terminated at the end of 2004, and (ii) a contract in Nigeria we were forced to exit because of force majeure.

(c)	Reflects losses of inventory stocks resulting from a fire in a warehouse in Nigeria.

(d)	Offsets impact of decision to increase obsolete and slow moving inventory reserve level. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(e)	Reflects one-time income from a New York State grant for the year ended December 31, 2002, and one-time charge related to refunding a portion of the grant in the year ended December 31, 2003. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(f)	Non-cash losses in joint ventures.

(g)	Reflects gains from the settlement of an insurance claim relating to a fire that occurred in 2000.

(h)	Reflects one-time gain from reversal of legal claim reserve. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(i)	Reflects write-off of receivables related to business closure.

(j)	Non-operating income and expense and other non-cash charges and credits. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(6)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, and an estimate of interest within rental expense. Our earnings were inadequate to cover fixed charges for the nine months ended September 30, 2003 by approximately $1.5 million, on a pro forma basis for the year ended December 31, 2003 by approximately $32.4 million and on a pro forma basis for the nine months ended September 30, 2004 by approximately $10.1 million.

(7)	Gives effect to the transactions (assuming no working capital or other adjustments pursuant to the equity purchase agreement) as if they had occurred as of September 30, 2004. Total assets reflect our preliminary estimates of the purchase price allocation, which will change upon finalization of appraisals and other valuation studies that we will obtain in connection with the acquisition.

(8)	Operating working capital is defined as accounts receivable plus inventories plus prepaid expenses, less accounts payable and accruals and customer advance payments.

RISK FACTORS

      You should carefully consider the risks described below as well as the other information contained in this prospectus before deciding to tender your outstanding notes in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition and results of operations. In such case, you may lose all or part of your original investment.

Risks Related to the Exchange Offer

There may be adverse consequences if you do not exchange your outstanding notes.

      If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the prospectus distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary — The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

      The tender of outstanding notes under the exchange offer will reduce the outstanding amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Risks Related to the Exchange Notes

Our substantial indebtedness could adversely affect our financial condition and prevent the issuer and the guarantors from fulfilling their obligations under the exchange notes and the guarantees.

      Our financial performance could be affected by our substantial indebtedness. As of September 30, 2004, after giving effect to the transactions described in this prospectus, including the private offering of the notes, our total indebtedness would have been approximately $823 million. In addition, we would have had $180 million of letters of credit outstanding and additional borrowings available under the revolving portion of our new senior secured credit facility of $120 million. We may also incur additional indebtedness in the future.

      Our high level of indebtedness could have important consequences, including, but not limited to:

•	making it more difficult for us to pay interest and satisfy our debt obligations, including our obligations with respect to the exchange notes;

•	making it more difficult to self-insure and obtain surety bonds or letters of credit;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, research and development or other general corporate or business requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and in our industry; and

•	placing us at a competitive disadvantage.

      Our net cash flow generated from operating activities was $57.8 million, $42.7 million and $51.0 million for 2001, 2002 and 2003, respectively. Our interest expense, after giving effect to the transactions, for the twelve month period ended September 30, 2004 would have been $53.1 million. Our high level of indebtedness requires that we use a substantial portion of our cash flow from operations to pay principal of, and interest on, our indebtedness, which will reduce the availability of cash to fund working capital requirements, capital expenditures, research and development or other general corporate or business activities, including future acquisitions.

      In addition, a substantial portion of our indebtedness bears interest at variable rates. If market interest rates increase, debt service on our variable-rate debt will rise, which would adversely affect our cash flow.

      If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to sell assets, seek additional capital or seek to restructure or refinance our indebtedness, including the exchange notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

We require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments on and to refinance our debt, including the exchange notes, and to fund planned capital expenditures and research and development efforts, will depend on our ability to generate cash. Our ability to generate cash is subject to economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new senior secured credit facility or otherwise in an amount sufficient to enable us to pay our debt, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the exchange notes, on or before maturity. We might be unable to refinance any of our debt, including our new senior secured credit facility or the notes, on commercially reasonable terms.

The issuer and certain of the guarantors are holding companies, and their only source of cash to satisfy their payment obligations with respect to the exchange notes is distributions from their respective subsidiaries.

      The issuer is a holding company conducting all its operations through subsidiaries. These subsidiaries are the issuer’s primary source of funds for debt payments. Similarly, the guarantors, even if they are operating companies that generate cash, may rely at least in part on subsidiaries of their own as a source of funds to meet any obligations that might arise under their guarantees. Generally, the ability of a subsidiary to make cash available to its parent is affected by its own operating results and is subject to applicable laws and contractual restrictions contained in its debt instruments and other agreements. Although the indenture governing the exchange notes limits the extent to which subsidiaries may agree to restrictions on their ability to make dividend and other payments to their parent companies, these limitations are subject to significant qualifications and exceptions. Moreover, there may be restrictions on payments by subsidiaries to their parent companies under applicable laws, including laws that require companies to maintain minimum amounts of capital and to make payments to shareholders only from profits. As a result, although a subsidiary of the issuer or a subsidiary of a guarantor may have cash, the issuer or that guarantor may not be able to obtain that cash to satisfy its obligations under the exchange notes or its guarantee, as applicable.

Your right to receive payments on the exchange notes will be junior to the issuer’s existing and future senior indebtedness, and the guarantees of the exchange notes will be junior to all the guarantors’ existing and future senior indebtedness.

      The exchange notes and the guarantees rank behind all of the issuer’s and the guarantors’ existing and future senior indebtedness, including the new senior secured credit facility. As a result of this subordination, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior indebtedness and the senior indebtedness of the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the exchange notes or the guarantees.

      In addition, all payments on the exchange notes and the guarantees will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior indebtedness.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the issuer or the guarantors, holders of the exchange notes will participate with trade creditors and all other holders of senior subordinated indebtedness of the issuer and the guarantors in the assets remaining after the issuer and the guarantors have paid all the senior indebtedness. However, because the indenture governing the exchange notes requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the exchange notes may receive less, ratably, than holders of trade payables and other unsubordinated indebtedness in any such proceeding.

      Assuming we had completed the transactions on September 30, 2004, the notes and the guarantees would have been subordinated to $395 million of senior indebtedness, all of which would have represented borrowings under our new senior secured credit facility, and approximately $120 million would have been available for borrowing (after giving effect to letters of credit expected to be outstanding following the closing of the transactions) as additional senior indebtedness under the new senior secured credit facility, subject to compliance with covenants and conditions to borrowing under the new senior secured credit facility. We are permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture governing the exchange notes.

Our secured creditors will be entitled to be paid in full from the proceeds of our pledged assets before those proceeds will be available for payment on the exchange notes.

      Holders of our secured debt will have claims that are prior to your claims as holders of the exchange notes up to the value of the assets and shares of capital stock securing the secured debt. In particular, the issuer and the guarantors are parties to our new senior secured credit facility, which is secured by substantially all their assets and shares of capital stock. In the event our secured creditors exercise their rights with respect to our pledged assets and shares of capital stock, our secured creditors will be entitled to be repaid in full from the proceeds of those assets and shares of capital stock before those proceeds would be available for distribution to other creditors, including holders of the exchange notes. In such event, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As of September 30, 2004, after giving effect to the acquisition and related financing transactions, we would have had $395 million of secured debt and approximately $120 million would have been available for additional borrowings under our new senior secured credit facility (after giving effect to letters of credit expected to be outstanding following the closing of the transactions). The indenture governing the exchange notes also permits us to incur additional secured indebtedness.

Certain subsidiaries are not included as guarantors.

      The guarantors of the exchange notes will include only certain of our wholly-owned domestic subsidiaries. As a result, not all the issuer’s direct and indirect subsidiaries will guarantee the exchange notes. The issuer’s subsidiaries that will not guarantee the exchange notes had net sales of $686.4 million and $241.0 million for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively, and operating income of $45.1 million and $11.0 million for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively. As of December 31, 2003 and September 30, 2004, these non-guarantor subsidiaries had assets of $492.8 million, or 46.3%, and $472.1 million, or 43.2%, of our combined total assets, respectively.

      Because a substantial portion of our operations are conducted by subsidiaries that will not guarantee the exchange notes, our cash flow and our ability to service debt, including our and the guarantors’ ability to pay the interest on and principal of the exchange notes when due, are dependent to a significant extent on interest payments, cash dividends and distributions and other transfers of cash from subsidiaries that will not guarantee the exchange notes. In addition, any payment of interest, dividends, distributions, loans or advances by subsidiaries that will not guarantee the exchange notes to us and the guarantors, as applicable, could be subject to taxation or other restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdiction in which these subsidiaries operate. Moreover, payments to us and the guarantors by subsidiaries that will not guarantee the exchange notes will be contingent upon these subsidiaries’ earnings.

      Our subsidiaries that will not guarantee the exchange notes are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the exchange notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the guarantors have to receive any assets of any subsidiaries that will not guarantee the exchange notes upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and holders of debt of that subsidiary.

The covenants in the new senior secured credit facility and the indenture governing the exchange notes impose restrictions that may limit our operating and financial flexibility and may limit our ability to make payments on the exchange notes.

      Our new senior secured credit facility and the indenture governing the exchange notes contain a number of significant restrictions and covenants that limit our ability to:

•	incur liens;

•	borrow money, guarantee debt and, in the case of restricted subsidiaries, sell preferred stock;

•	issue redeemable preferred stock;

•	pay dividends;

•	make redemptions and repurchases of certain capital stock;

•	make capital expenditures and specified types of investments;

•	prepay, redeem or repurchase subordinated debt;

•	sell assets or engage in acquisitions, mergers, consolidations and asset dispositions;

•	amend material agreements;

•	change the nature of our business;

•	engage in affiliate transactions; and

•	restrict dividends or other payments from restricted subsidiaries.

      The new senior secured credit facility also requires us to comply with specified financial ratios and tests, including but not limited to, a maximum consolidated net leverage ratio and a minimum consolidated interest coverage ratio.

      These covenants could materially and adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand, pursue our business strategies and otherwise conduct our business. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions and changes in regulations, and we cannot be sure that we will be able to comply. A breach of these covenants could result in a default under the indenture governing the exchange notes and/or the new senior secured credit facility. If there were an event of default under the indenture governing the exchange notes and/or the new senior secured credit facility, the affected creditors could cause all amounts borrowed under these instruments to be due and payable immediately. Additionally, if we fail to repay indebtedness under our new senior secured credit facility when it becomes due, the lenders under the new senior secured credit facility could proceed against the assets and capital stock which we have pledged to them as security. Our assets and cash flow might not be sufficient to repay our outstanding debt in the event of a default.

The guarantees may not be enforceable because of fraudulent conveyance laws.

      The guarantors’ guarantees of the exchange notes may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our or the guarantors’ unpaid creditors. Under these laws, if in such a lawsuit a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee), such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt and the guarantor:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes, then the court could void the guarantee or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you.

      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, was greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets was less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

      If a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be our creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute a default under the indenture governing the exchange notes, which default would cause all outstanding exchange notes to become immediately due and payable.

      We believe that, at the time the guarantors initially incur the debt represented by the guarantees, the guarantors:

•	will not be insolvent or rendered insolvent by the incurrence; and

•	will have sufficient capital to run their businesses effectively.

      We have relied on a limitation to be contained in the guarantors’ guarantees that limits each guarantee as necessary to prevent it from constituting a fraudulent conveyance under applicable law. However, a court passing on these questions might not reach the same conclusions.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market.

      The exchange notes are a new issue of securities, there is no existing market for the exchange notes and we do not know if a market will develop or, if a market does develop, whether it will be sustained. Although the placement agents have informed us that they intend to make a market in the exchange notes, they have no obligation to do so and may discontinue making a market at any time without notice. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable.

      We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the exchange notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the exchange notes.

Risks Related to Our Business

We have identified material weaknesses in our internal controls, which could affect our ability to ensure timely and reliable financial reports and the ability of our auditors to attest to the effectiveness of our internal controls.

      During the past several years, we have identified “material weaknesses” and “reportable conditions” in our internal financial controls. Some of these weaknesses resulted in errors in our internal historical financial statements that were corrected prior to issuance of the historical audited financial statements. In addition, we had significant fourth quarter, out of period adjustments, in fiscal 2000 through 2003 that were also corrected prior to the issuance of the historical audited financial statements. Although we have taken steps to correct the internal control deficiencies that resulted in the errors in our internal financial statements, we continue to have material weaknesses in our internal controls and finance organization.

      In June 2004, the Public Company Accounting Oversight Board, or PCAOB, adopted rules for purposes of implementing Section 404 of the Sarbanes-Oxley Act of 2002, which included revised definitions of material weaknesses and significant deficiencies in internal control over financial reporting. The PCAOB defines a material weakness as “a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.” The new rules describe certain circumstances as being both significant deficiencies and strong indicators that a material weakness in internal control over financial reporting exists. We have identified a number of these specified circumstances, including identification by our auditors of material misstatements in internal drafts of our financial statements that were not initially identified by our internal control process, indicating an ineffective control environment. We have evaluated these deficiencies and determined that a material weakness in our internal control over financial reporting exists with respect to our ability to properly monitor and account for non-routine transactions and to apply GAAP in transactions subject to new or complex accounting pronouncements.

      Though we continue to take steps to correct these internal control deficiencies, the efficacy of these steps and the steps we are still in the process of taking to improve the reliability of our interim financial statements is subject to continued management review supported by confirmation and testing by our internal auditors, as well as audit committee oversight. These measures, however, may not ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our future reporting obligations. In addition, we may in the future identify further material weaknesses or significant deficiencies in our internal control over financial reporting.

      Beginning with the year ending December 31, 2005, pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting, and our auditors will be required to deliver an attestation report on management’s assessment of and operating effectiveness of internal controls. We have substantial effort ahead of us to complete documentation of our internal control system and financial processes, information systems, assessment of their design, remediation of control deficiencies identified in these efforts and management testing of the design and operation of internal controls. We may not be able to complete the required management assessment by our reporting deadline. An inability to complete and document this assessment could result in a scope limitation qualification or a scope limitation disclaimer by our auditors on their attestation of our internal controls. In addition, if a material weakness were identified with respect to our internal control over financial reporting, we would not be able to conclude that our internal controls over financial reporting were effective, which could result in the inability of our external auditors to deliver an unqualified report, or any report, on our internal controls. Inferior internal controls could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

We will soon be subject to financial reporting and other requirements for which our accounting and other management systems and resources may not be adequately prepared.

      This registration will result in our becoming subject to reporting and other obligations under the Exchange Act. These reporting and other obligations will place significant demands on our management, administrative and operational resources, including our accounting resources. We anticipate that, following the transactions, we will need to upgrade our systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. If we are unable to upgrade our financial and management controls, reporting systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired.

Our operating results could be harmed during economic or industry downturns.

      The businesses of most of our clients, particularly oil, gas and petrochemical companies, are, to varying degrees, cyclical and historically have experienced periodic downturns. Profitability in those industries is highly sensitive to supply and demand cycles and volatile product prices, and our clients in those industries historically have tended to delay large capital projects, including expensive maintenance and upgrades, during industry downturns. These industry downturns have been characterized by diminished product demand, excess manufacturing capacity and subsequent accelerated erosion of average selling prices. Demand for our new units and, to a lesser extent, aftermarket parts and services is driven by a combination of long-term and cyclical trends, including increased outsourcing of services, maturing oil and gas fields, the aging of the installed base of equipment throughout the industry, gas market growth and the construction of new gas infrastructure, and regulatory factors. In addition, the growth of new unit sales is generally linked to the growth of oil and gas consumption in markets in which we operate. Therefore, any significant downturn in our clients’ markets or in general economic conditions could result in a reduction in demand for our services and products and could harm our business.

We may not be successful in implementing our business strategy to increase our aftermarket parts and services revenue.

      We estimate that we currently provide approximately 50% of the third-party provided aftermarket parts and services needs of our own manufactured equipment base and less than two percent of the aftermarket parts and services needs of the equipment base of other manufacturers. Our future success depends, in part, on our ability to provide aftermarket parts and services to both our own and our competitors’ equipment base and our ability to develop and maintain our alliance relationships. Our ability to implement our business strategy successfully depends on a number of factors, including the success of our competitors in servicing the aftermarket parts and services needs of our clients, the willingness of our clients to outsource their service needs to us, the willingness of our competitors’ clients to outsource their service needs to us, and general economic conditions. We cannot assure you that we will succeed in implementing our strategy. See “Business — Business Strategy.”

We face intense competition that may cause us to lose market share and harm our financial performance.

      We encounter competition in all areas of our business, principally in the new unit segment. The principal methods of competition in our markets include product performance, client service, product lead times, global reach, brand reputation, breadth of product line, quality of aftermarket service and support and price. Our clients increasingly demand more technologically advanced and integrated products, and we must continue to develop our expertise and technical capabilities in order to manufacture and market these products successfully. To remain competitive, we will need to invest continuously in research and development, manufacturing, marketing, client service and support and our distribution networks. In addition, our significant leverage and the restrictive covenants to which we are subject may harm our ability to compete effectively. In our aftermarket parts and services segment, we compete with our major competitors, small independent local providers and our clients’ in-house service providers. Other OEMs typically have an advantage in competing for services and upgrades to their own equipment. Failure to penetrate this market will adversely affect our ability to grow our business. In addition, our competitors are increasingly emulating our alliance strategy. Our alliance relationships are terminable by either party, and failure to maintain or enter into new alliance relationships will adversely affect our ability to grow our business.

We may not be able to complete, or achieve the expected benefits from, any future acquisitions, which could adversely affect our growth.

      We have at times used acquisitions as a means of expanding our business and expect that we will continue to do so. If we do not successfully integrate acquisitions, we may not realize operating advantages and cost savings. Future acquisitions may require us to incur additional debt and contingent liabilities, which may materially and adversely affect our business, operating results and financial condition. The acquisition and integration of companies involve a number of risks, including:

•	use of available cash, new borrowings or borrowings under our new senior credit facility to consummate the acquisition;

•	demands on management related to the increase in our size after an acquisition;

•	diversion of management’s attention from existing operations to the integration of acquired companies;

•	integration into our existing systems;

•	difficulties in the assimilation and retention of employees; and

•	potential adverse effects on our operating results.

      We may not be able to maintain the levels of operating efficiency that acquired companies achieved separately. Successful integration of acquired operations will depend upon our ability to manage those operations and to eliminate redundant and excess costs. We may not be able to achieve the cost savings and other benefits that we would hope to achieve from acquisitions, which could have a material adverse effect on our business, financial condition and results of operations.

Economic, political and other risks associated with international sales and operations could adversely affect our business.

      Since we manufacture and sell our products and services worldwide, our business is subject to risks associated with doing business internationally. For the nine month period ended September 30, 2004, 40% of our net revenue was derived from North America, 19% from Latin America, 16% from Europe, 13% from Asia Pacific and 12% from the Middle East and Africa. Accordingly, our future results could be harmed by a variety of factors, including:

•	changes in foreign currency exchange rates;

•	exchange controls;

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	civil unrest in any of the countries in which we operate;

•	tariffs, other trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in tax laws;

•	difficulty in staffing and managing widespread operations;

•	differing labor regulations;

•	requirements relating to withholding taxes on remittances and other payments by subsidiaries;

•	different regimes controlling the protection of our intellectual property;

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

•	restrictions on our ability to repatriate dividends from our subsidiaries;

•	difficulty in collecting international accounts receivable;

•	difficulty in enforcement of contractual obligations governed by non-U.S. law;

•	unexpected transportation delays or interruptions;

•	unexpected changes in regulatory requirements; and

•	the burden of complying with multiple and potentially conflicting laws.

      Our international operations are affected by global economic and political conditions. Changes in economic or political conditions in any of the countries in which we operate could result in exchange rate movements, new currency or exchange controls or other restrictions being imposed on our operations or expropriation. In addition, the financial condition of foreign clients may not be as strong as that of our current domestic clients.

      Some of the international markets in which we operate are politically unstable and are subject to occasional civil and communal unrest, such as Venezuela and Western Africa. For example, in Nigeria we recently terminated a contract due to civil unrest. Riots, strikes, the outbreak of war or terrorist attacks in foreign locations, such as in the Middle East, could also adversely affect our business.

      Fluctuations in the value of the U.S. dollar may adversely affect our results of operations. Because our combined financial results are reported in dollars, if we generate sales or earnings in other currencies the translation of those results into dollars can result in a significant increase or decrease in the amount of those sales or earnings. In addition, our debt service requirements are primarily in U.S. dollars, even though a significant percentage of our cash flow is generated in euros or other foreign currencies. Significant changes in the value of the euro relative to the U.S. dollar could have a material adverse effect on our financial condition and our ability to meet interest and principal payments on U.S. dollar denominated debt, including the notes and the U.S. dollar denominated borrowings under the new senior secured credit facility.

      In addition, fluctuations in currencies relative to currencies in which our earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations. For purposes of accounting, the assets and liabilities of our foreign operations, where the local currency is the functional currency, are translated using period-end exchange rates, and the revenues and expenses of our foreign operations are translated using average exchange rates during each period.

      In addition to currency translation risks, we incur currency transaction risk whenever we or one of our subsidiaries enters into either a purchase or a sales transaction using a currency other than the local currency of the transacting entity. Given the volatility of exchange rates, we cannot assure you that we will be able to effectively manage our currency transaction and/or translation risks. Volatility in currency exchange rates may have a material adverse effect on our financial condition or results of operations. We have purchased and may continue to purchase foreign currency hedging instruments protecting or offsetting positions in certain currencies to reduce the risk of adverse currency fluctuations. We have in the past experienced and expect to continue to experience economic loss and a negative impact on earnings as a result of foreign currency exchange rate fluctuations.

If we lose our senior management, our business may be adversely affected.

      The success of our business is largely dependent on our senior managers, as well as on our ability to attract and retain other qualified personnel. Six of the top members of our senior management team have been with us for over 20 years, including our chief executive officer and president who has been with us for 23 years. In addition, there is significant demand in our industry for qualified engineers and mechanics. We cannot assure you that we will be able to attract and retain the personnel, including qualified mechanics and engineers, necessary for the development of our business. The loss of the services of key personnel or the failure to attract additional personnel as required could have a material adverse effect on our business, financial condition and results of operations.

Environmental compliance costs and liabilities could affect our financial condition adversely.

      Our operations and properties are subject to stringent foreign, federal, state and local laws and regulations relating to environmental protection, including laws and regulations governing the investigation and clean up of contaminated properties as well as air emissions, water discharges, waste management and disposal and workplace health and safety. Such laws and regulations affect a significant percentage of our operations, are continually changing, are different in every jurisdiction and can impose substantial fines and sanctions for violations. Further, they may require substantial clean-up costs for our properties (many of which are sites of long-standing manufacturing operations) and the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental hazardous substance releases. We must conform our operations and properties to these laws and adapt to regulatory requirements in all jurisdictions as these requirements change.

      We routinely deal with natural gas, oil and other petroleum products. As a result of our fabrication and aftermarket parts and services operations, we generate, manage and dispose of or recycle hazardous wastes and substances such as solvents, thinner, waste paint, waste oil, washdown wastes and sandblast material. Hydrocarbons or other hazardous substances or wastes may have been disposed or released on, under or from properties owned, leased or operated by us or on, under or from other locations where such substances or wastes have been taken for disposal. These properties may be subject to investigatory, clean-up and monitoring requirements under foreign, federal, state and local environmental laws and regulations. Such liability may be imposed without regard to legality of the original actions and without regard to whether we knew of, or were responsible for, the presence of such hazardous or toxic substances, and such liability may be joint and several with other parties. If the liability is joint and several, we could be responsible for payment of the full amount of the liability, whether or not any other responsible party also is liable.

      We have experienced, and expect to continue to experience, both operating and capital costs to comply with environmental laws and regulations, including the clean-up and investigation of some of our properties as well as offsite disposal locations. In addition, although we believe our operations are in compliance with environmental laws and regulations and that we will be indemnified by Ingersoll-Rand for certain contamination and compliance costs (subject to certain exceptions and limitations), new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, the imposition of new clean-up requirements, new claims for property damage or personal injury arising from environmental matters, or the refusal and/or inability of Ingersoll-Rand to meet its indemnification obligations could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition and results of operations. For more information on the limitations of Ingersoll-Rand’s indemnity, see “Business — Environmental and Government Regulation.”

Failure to maintain a safety performance that is acceptable to our clients could result in the loss of future business.

      Our U.S. clients are heavily regulated by the Occupational Safety & Health Administration, or OSHA, concerning work place safety and health. Our clients have very high expectations regarding safety and health issues and require us to maintain safety performance records for our worldwide operations, field services, repair centers, sales, and manufacturing plant units. Our clients often insist that our safety performance equal or exceed their safety performance requirements. Over 90% of our clients have safety performance criteria for their suppliers in order to be qualified for their “approved suppliers” list. For instance, British Petroleum, our largest customer in 2003, requires its suppliers to have an OSHA Recordable Incident Rate of 2.5 or less. If we fail to meet a client’s safety performance requirements, we may be removed from that client’s approved suppliers database and precluded from bidding on future business opportunities with that client.

      In response to our clients’ requirements regarding safety performance, we maintain a database to measure our monthly and annual safety performance and track our incident rates. Our incident rates help us identify and track accident trends, determine root causes, formulate corrective actions, and implement preventive initiatives. We cannot assure you that we will be successful in maintaining or exceeding our clients’ requirements in this regard or that we will not lose the opportunity to bid on certain clients’ contracts.

Our business could suffer if we are unsuccessful in negotiating new collective bargaining agreements.

      As of September 30, 2004, we had 4,601 employees worldwide. Of our employees, approximately 62% are located in the United States. Approximately 37% of our employees in the United States are covered by collective bargaining agreements. None of our material collective bargaining agreements will expire through the end of 2005, and one will expire in each of 2006, 2007 and 2008. In addition, we have an agreement with the United Brotherhood of Carpenters and Joiners of America whereby we hire skilled trade workers on a contract-by-contract basis. Our contract with the United Brotherhood of Carpenters and Joiners of America can be terminated by either party with 90 days prior written notice. Our operations in the following countries are unionized: Le Havre, France; Oberhausen, Germany; Kongsberg, Norway; and Naroda, India. Additionally, overseas, approximately 37% of our employees belong to industry or national labor unions. Although we believe that our relations with our employees are good, we cannot assure you that we will be successful in negotiating new collective bargaining agreements, that such negotiations will not result in significant increases in the cost of labor or that a breakdown in such negotiations will not result in the disruption of our operations.

We are controlled by First Reserve, whose interests may not be aligned with yours.

      A holding company owned indirectly by First Reserve and its affiliates owns all of our outstanding shares of capital stock. Therefore, First Reserve and its affiliates have the power to control our affairs and policies. First Reserve also controls the election of directors, the appointment of management, the entering into of mergers, sales of substantially all our assets and other extraordinary transactions. The directors so elected have authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions about our capital stock.

      The interests of First Reserve and its affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of First Reserve as an equity holder might conflict with your interests as a holder of notes. First Reserve and its affiliates also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of notes. In addition, First Reserve or its affiliates currently own, and may in the future own, businesses that directly compete with ours. While we will become subject to some of the provisions of the Sarbanes-Oxley Act of 2002 when this exchange offer is complete, these provisions will not require us to have independent directors. We have no plans at this time to appoint any independent directors to the issuer’s board of directors.

Our historical financial information may not be comparable to future periods.

      The historical financial information included in this prospectus may not necessarily reflect our results of operations, financial position and cash flows in the future or the results of operations, financial position and cash flows that would have occurred if we had been a separate, independent entity during the periods presented. The historical financial information included in this prospectus does not reflect the many significant changes that will occur in our capital structure, funding and operations as a result of the transactions or the additional costs we expect to incur in operating as an independent company. For example, funds required for working capital and other cash needs historically were obtained from Ingersoll-Rand on an interest-free, intercompany basis without any debt service requirement. Furthermore, we were a limited partnership in the United States until October 29, 2004 and generally did not pay income taxes, but will be subject to income taxes in the future. We may need to supplement our financial, administrative and other resources, and we may have underestimated the difficulties and costs of obtaining any required resources and successfully operating as an independent company.

We did not have a recent operating history as a stand-alone company prior to the acquisition.

      Although we have a substantial operating history, prior to the acquisition we have not been operating as a stand-alone company. As a result of the acquisition, we no longer have access to the borrowing capacity, cash flow, assets and services of Ingersoll-Rand and its other affiliates as we did while under Ingersoll-Rand’s control. We are a significantly smaller company than Ingersoll-Rand, with significantly fewer resources and less diversified operations. Consequently, our results of operations are more susceptible than those of Ingersoll-Rand to competitive and market factors specific to our business.

      In addition, we entered into a transition services agreement with Ingersoll-Rand in connection with the acquisition whereby Ingersoll-Rand agreed to provide us with certain services including, among others, compensation delivery services, health and welfare administration, pension administration, legal services and other services. Once the transition periods specified in the transition services agreement have expired, or if Ingersoll-Rand does not or is unable to perform its obligations under the transition services agreement, we will be required to provide these services ourselves or to obtain substitute arrangements with third parties. We may be unable to provide these services due to financial or other constraints or be unable to implement substitute arrangements on terms that are favorable to us, or at all.

      We cannot assure you that we will continue to be managed as we were under the control of Ingersoll-Rand or continue to attract a sufficient amount of business to make our operations profitable as a stand-alone business.

We may be faced with unexpected product claims or regulations as a result of the hazardous applications in which our products are used.

      Because some of our products are used in systems that handle toxic or hazardous substances, a failure or alleged failure of certain of our products have resulted in and in the future could result in claims against our company for product liability, including property damage, personal injury damage and consequential damages. Further, we may be subject to potentially material liabilities relating to claims alleging personal injury as a result of hazardous substances incorporated into our products.

Third parties may infringe our intellectual property or we may infringe the intellectual property of third parties, and we may expend significant resources enforcing or defending our rights or suffer competitive injury.

      Our success depends in part on our proprietary technology. We rely on a combination of patent, copyright, trademark, trade secret laws, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. We may be required to spend significant resources to monitor and police our intellectual property rights. Similarly, if we were to infringe on the intellectual property rights of others, our competitive position could suffer. Furthermore, we cannot assure you that any pending patent application or trademark application held by us will result in an issued patent or registered trademark, or that any issued or registered patents or trademarks will not be challenged, invalidated, circumvented or rendered unenforceable. Also, others may develop technologies that are similar or superior to our technology, duplicate or reverse engineer our technology or design around the patents owned or licensed by us.

      Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products infringe their intellectual property rights. Any litigation or claims brought by or against us, whether with or without merit, or whether successful or not, could result in substantial costs and diversion of our resources, which could have a material adverse effect on our business, financial condition or results of operation. Any intellectual property litigation or claims against us could result in the loss or compromise of our intellectual property and proprietary rights, subject us to significant liabilities, require us to seek licenses on unfavorable terms, prevent us from manufacturing or selling products and require us to redesign or, in the case of trademark claims, rename our products, any of which could have a material adverse effect on our business, financial condition and results of operations.

      Our company’s name and principal mark is a combination of the names of our founder companies, Dresser Industries, Inc. and Ingersoll-Rand. We have acquired rights to use the “Rand” portion of our principal mark from Ingersoll-Rand, and the rights to use the “Dresser” portion of our name from Dresser, Inc., an affiliate of First Reserve. If we lose the right to use either the “Dresser” or “Rand” portion of our name, our ability to build our brand identity could be negatively affected.

Natural gas operations entail inherent risks that may result in substantial liability to us.

      We supply products to the natural gas industry, which is subject to inherent risks, including equipment defects, malfunctions and failures and natural disasters resulting in uncontrollable flows of gas or well fluids, fires and explosions. These risks may expose our clients to liability for personal injury, wrongful death, property damage, pollution and other environmental damage. We also may become involved in litigation related to such matters. If our clients suffer damages as a result of the occurrence of such events, they may reduce their orders from us. Our business, consolidated financial condition, results of operations and cash flows could be materially adversely affected as a result of such risks.

FORWARD-LOOKING STATEMENTS

      This prospectus includes “forward-looking statements.” These forward looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditure, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this prospectus, the words “anticipates,” “believes,” “expects,” “intends” and similar expressions identify such forward-looking statements. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following:

•	economic or industry downturns;

•	our inability to implement our business strategy to increase our aftermarket parts and services revenue;

•	competition in our markets;

•	economic, political and other risks associated with our international sales and operations;

•	loss of our senior management;

•	environmental compliance costs and liabilities;

•	failure to maintain safety performance acceptable to our clients;

•	failure to negotiate new collective bargaining agreements;

•	our ability to operate as a stand-alone company;

•	unexpected product claims or regulations;

•	infringement on our intellectual property or our infringement on others’ intellectual property; and

•	other factors described in this prospectus.

      Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. We undertake no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

THE TRANSACTIONS

      The following contains summaries of certain agreements that were entered into in connection with the acquisition. The descriptions of such agreements do not purport to be complete and are qualified in their entirety by reference to such agreements.

The Acquisition

General

      On August 25, 2004, Dresser-Rand Holdings, LLC entered into an equity purchase agreement with Ingersoll-Rand to purchase all of the equity interests in the Dresser-Rand Entities for approximately $1.13 billion. The acquisition closed on October 29, 2004. The purchase price is subject to estimated and final purchase price adjustments based on:

•	the amount of working capital of the Dresser-Rand Entities as of the closing date;

•	the amount of net cash of the Dresser-Rand Entities as of the closing date; and

•	the amount of client prepayments of the Dresser-Rand Entities as of the closing date. See “Use of Proceeds.”

      In order to determine the post-closing purchase price adjustments, the agreement provides that Ingersoll-Rand delivered to Dresser-Rand Holdings, LLC, shortly before the closing date, an estimated net cash statement and an estimated client prepayments statement, and within 90 days of the closing date, a closing working capital statement, a closing net cash statement, and a closing client prepayments statement. If the parties do not agree on the appropriate adjustments within a specified time period, the determination will be referred to an independent accounting firm for resolution. The parties have agreed to extend the date on which Ingersoll-Rand will deliver the statements until February 18, 2005. The purchase price will be increased or decreased to account for any difference between:

•	the final net working capital amount and $149,677,999;

•	the final net cash amount and the estimated net cash amount; and

•	the final client prepayments amount and the estimated client prepayments amount.

      In addition, the following additional amounts were paid to Dresser-Rand Holdings, LLC at closing: (1) an amount equal to client prepayments which have not been converted to work in progress, finished inventory or supplier prepayments (subject to post-closing adjustments), and (2) $17,000,000, which amount equals certain retiree welfare benefits less certain overdue receivables. An amount equal to any pension fund deficiency with respect to defined pension plans will be paid to Dresser-Rand Holdings, LLC, subject to provisions of the equity purchase agreement.

      In connection with the acquisition, funds affiliated with First Reserve contributed an aggregate of $430 million to Dresser-Rand Holdings, LLC, our indirect parent, in exchange for all the membership interests in Dresser-Rand Holdings, LLC. In connection with, but shortly after, the acquisition, members of management have invested cash equity in Dresser-Rand Holdings, LLC, which has commensurately reduced First Reserve’s indirect percentage interest in Dresser-Rand Holdings, LLC. Dresser-Rand Holdings, LLC used First Reserve’s equity contribution, borrowings under the new senior secured credit facility and the proceeds from the original notes offering to fund the acquisition and to pay fees and expenses related to the transactions.

The Equity Purchase Agreement

      The equity purchase agreement contains customary seller representations and warranties, customary buyer representations and warranties, and customary covenants and other agreements between the sellers and Dresser-Rand Holdings, LLC.

      The equity purchase agreement provides for indemnification for losses relating to specified events, circumstances and matters. The sellers have agreed to indemnify Dresser-Rand Holdings, LLC for certain liabilities, including:

•	any losses arising from the inaccuracy or breach of certain representations and warranties of the sellers contained in the equity purchase agreement;

•	any losses arising from breaches or defaults in the performance of any covenant, undertaking or other agreement or obligation of the sellers pursuant to the equity purchase agreement;

•	any claim related to the sale or use of products containing asbestos;

•	any claim for personal injury or property damage alleging defect in design, manufacture, materials or workmanship, or an alleged failure to exercise reasonable care in repair, service or maintenance, or failure to warn or provide adequate warning relating to the Dresser-Rand Entities’ products shipped prior to the closing;

•	specified pre-closing taxes; and

•	specified environmental liabilities.

      The equity purchase agreement does not allow Dresser-Rand Holdings, LLC to make a claim for indemnification for any loss relating to a breach of a representation or warranty or covenant unless the losses for any claim or series of related claims exceed a de minimus limitation of $50,000 (other than for losses relating to several specified representations and warranties not subject to the de minimus limitation). The sellers’ indemnification obligations with respect to breaches of representations and warranties and covenants are subject to a “basket” of $18,000,000 in damages (other than for losses relating to several specified representations and warranties and covenants not subject to this basket). After Dresser-Rand Holdings, LLC has incurred damages as a result of breaches of representations and warranties contained in the equity purchase agreement that are in excess of the basket, the sellers are required to indemnify Dresser-Rand Holdings, LLC up to a cap of 33 1/3% of the purchase price (other than for losses relating to several specified representations and warranties and covenants not subject to the cap). Asbestos liability and products liability are not subject to the cap or basket, and taxes are not subject to either the cap, the basket or the de minimus limitation. Claims for breach of representations and warranties generally expire after 18 months, although breaches of the environmental and tax representations and warranties expire at closing, and several specified representations and warranties survive without limitations.

      The equity purchase agreement includes an environmental covenant which provides, with the exception of non-Superfund off-site liabilities and non-asbestos environmental tort cases which have a three year limit for a claim to be filed, that Ingersoll-Rand will remain responsible without time limitations for all known environmental liabilities as of the closing date. Each of these liabilities must be placed on the Environmental Remediation and Compliance Schedule to the equity purchase agreement (the “Final Schedule”) and is defined as “Identified Environmental Liabilities.” We will be responsible for all liabilities that were not identified prior to the closing date. To determine which matters will be included in the Final Schedule, we conducted Phase I assessments at 30 Dresser-Rand Entity facilities. Based on this assessment, a schedule prepared prior to the signing of the equity purchase agreement includes: (a) a list of known non-compliance matters; (b) a list by facility of areas at which we plan to conduct Phase II sampling between the signing and the closing; (c) a list of documents requested but not yet received or analyzed by us as of the date of the equity purchase agreement; and (d) a list of all known off-site locations to which the facilities send waste.

      The Final Schedule reflects the compliance issues identified earlier plus new compliance issues discovered during the review of documents produced after the date of the equity purchase agreement. In addition, based on the Phase II investigation, the Final Schedule will list all contamination that the parties agree should be included therein. The equity purchase agreement provides that the known areas of contamination included on the Final Schedule must be broadly defined to include each known point of contamination plus all contamination associated with that area or identified during an investigation relating to the known point of contamination. Known contamination will be included in the Final Schedule if it meets one of several standards, the most important of which is that if the contamination were known by the applicable governmental authority, that authority would be expected to require a response action (which is broadly defined to include not only cleanup but also investigation and monitoring). If the parties cannot agree whether or not a point of contamination belongs on the Final Schedule, the equity purchase agreement includes an arbitration provision to resolve the issue.

      Ingersoll-Rand must use commercially reasonable efforts to correct non-compliance matters prior to the closing. Ingersoll-Rand is responsible for all response actions and must perform required response actions diligently, except that Ingersoll-Rand is only required to conduct a response action after being ordered to do so by a governmental entity to the extent the contamination at leased properties was caused by a third-party or to the extent the contamination at owned properties resulted from off-site migration caused by releases by a third-party.

      Dresser-Rand Holdings, LLC and Ingersoll Rand have agreed to place a substantial number of matters on the Final Schedule. There are, however, a number of matters on which they have not be able to reach agreement, and under the terms of the equity purchase agreement, such matters may have to be resolved through the environmental arbitration procedure set forth in the equity purchase agreement.

Ancillary Agreements

      The parties have entered into agreements governing several of their relationships following the closing. These agreements include a transition services agreement, supply agreement and license agreement, as well as an amended and restated limited liability company agreement which governs the rights of the funds affiliated with First Reserve with respect to their limited liability company interests in Dresser-Rand Holdings, LLC, and provides specific rights to the management investors of Dresser-Rand Holdings, LLC. The parties also entered into a stockholders’ agreement. See “Certain Related Party Transactions.”

The Financing

      In connection with the acquisition, funds affiliated with First Reserve contributed $430 million in cash to Dresser-Rand Holdings, LLC, which used this cash to fund a portion of the purchase price of the equity interests in the Dresser-Rand Entities. Immediately following the consummation of the transactions, Dresser-Rand Holdings, LLC, a holding company owned by funds affiliated with First Reserve, owned all of the capital stock of D-R Interholding, LLC, which in turn owns 99.7% of the issuer’s outstanding shares of capital stock. The remainder of the cash needed to finance the acquisition, including related fees and expenses, was provided by this offering and the borrowings under a new $695 million senior secured credit facility provided by affiliates of the placement agents, as joint bookrunners, lead arrangers or lenders, and a syndicate of banks and other financial institutions. Our new senior secured credit facility consists of a $395 million term loan portion and a $300 million revolving portion. Following the closing date of the transactions, the term loan portion of the new senior secured credit facility was fully funded and as of February 1, 2005 we had approximately $127 million of borrowing capacity under the revolving portion of our new senior secured credit facility, after giving effect to approximately $173 million of outstanding letters of credit.

      The following table illustrates the approximate sources and uses for the acquisition.

Sources

		Uses

(In millions)
New senior secured credit facility:(1)		Purchase of equity interests of the
Revolving credit facility(2)	$5.0	Dresser-Rand Entities(3)	$1,134.0
Term Loan B	395.0	Cash(3)	72.6
Senior subordinated notes	420.0	Existing indebtedness(4)	2.9
Existing indebtedness(4)	2.9	Transaction fees and expenses	43.4
Equity invested by First Reserve	430.0

Total Sources of Funds	$1,252.9	Total Uses of Funds	$1,252.9

(1)	Of the $395 million Term Loan B facility, €78.5 million is denominated in Euros.

(2)	As of February 1, 2005, we had approximately $127 million available for borrowing under the revolving portion of the new senior secured credit facility, after giving effect to approximately $173 million of outstanding letters of credit.

(3)	First Reserve and Ingersoll-Rand agreed to a gross cash purchase price of $1.2 billion for the acquisition, subject to working capital and other post-closing adjustments. The parties also agreed that, subject to certain closing adjustments, we were to have approximately $72.6 million of cash on hand upon consummation of the acquisition, resulting in the net purchase price reflected herein.

(4)	Consists of our portion of indebtedness related to a joint venture in China and indebtedness of a French subsidiary.

Equity Sponsor

      First Reserve Corporation is the leading private equity firm specializing in the energy industry with $4.7 billion under management in four active funds. Founded in 1980, First Reserve was the first private equity investment firm to actively pursue building a broadly diversified investment portfolio within the energy and energy-related sectors and has made investments totaling over $2.7 billion in over 80 principal transactions. The current management team has been in place since 1983, and First Reserve’s investment team collectively has over 250 years of energy investment experience. Other past and present First Reserve portfolio companies include Alpha Natural Resources, Cal Dive International, Chicago Bridge & Iron, Dresser Inc., Foundation Coal Corporation, Maverick Tube Corporation, National Oilwell, Natural Resource Partners, Pride International, Superior Energy Services and Weatherford International.

Corporate Structure

      The following chart summarizes our current corporate structure.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

      The following table sets forth the Dresser-Rand Entities’ combined cash, cash equivalents and capitalization as of September 30, 2004 on an actual basis and as adjusted to give effect to the transactions (assuming no working capital or other adjustments pursuant to the equity purchase agreement). The information in this table should be read in conjunction with “The Transactions,” “Description of Other Indebtedness,” “Unaudited Pro Forma Financial Information,” “Selected Historical Combined Financial Information,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and related notes, in each case, included elsewhere in this prospectus.

	As of September 30, 2004

	Actual	As Adjusted

	(In millions)
Cash and cash equivalents	$53.3	$125.9

Total debt, including current portion:
New senior secured credit facility:
Revolving credit facility(1)	$—	$5.0
Term loan facility	—	395.0
Senior subordinated notes due 2014 offered hereby	—	420.0
Other debt (including capital leases)(2)	2.9	2.9

Total debt	2.9	822.9

Stockholder’s equity	607.3	430.0

Total capitalization	$610.2	$1,252.9

(1)	$5 million of the $300 million revolving portion of the new senior secured credit facility was drawn at closing and has since been repaid. As of February 1, 2005, we had approximately $127 million available for borrowing under the revolving portion of the new senior secured credit facility, after giving effect to approximately $173 million of outstanding letters of credit. See “The Transactions” and “Description of Other Indebtedness.”

(2)	Consists primarily of our portion of indebtedness related to a joint venture in China and indebtedness of a foreign subsidiary.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following unaudited pro forma combined financial information has been derived by the application of pro forma adjustments to our historical combined financial statements for the year ended December 31, 2003, and the nine months ended September 30, 2004. The unaudited pro forma combined statements of operations give effect to (i) the purchase of the Dresser-Rand Entities, (ii) the notes offering of October 29, 2004, and (iii) the other related financing transactions, as if they had been consummated on January 1, 2003. The unaudited pro forma combined balance sheet gives effect to these events as if they had occurred on September 30, 2004. The adjustments necessary to fairly present this pro forma combined financial information have been made based on available information and in the opinion of management are reasonable and are described in the accompanying notes. The unaudited pro forma combined financial information should not be considered indicative of actual results that would have been achieved had these transactions been consummated on the respective dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the unaudited pro forma combined financial information will prove to be correct. You should read the unaudited pro forma combined financial information together with “Risk Factors,” “Use of Proceeds,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Combined Financial Statements and the notes thereto, included elsewhere in this prospectus.

      We have prepared the unaudited pro forma combined financial information as follows:

•	The unaudited pro forma combined financial information consists of an unaudited pro forma combined balance sheet, unaudited pro forma combined statements of operations and accompanying explanatory notes.

•	Pro forma adjustments related to the unaudited pro forma combined statement of operations have been computed assuming the transactions were consummated on January 1, 2003 and include adjustments which give effect to the events that are (i) directly attributable to the transactions, (ii) expected to have a continuing impact and (iii) factually supportable. All pro forma adjustments have been explained in the related notes to the unaudited pro forma combined financial information.

•	Tax effects of the pro forma adjustments have been calculated at the statutory rate in effect for the periods presented.

DRESSER-RAND GROUP INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

Year Ended December 31, 2003

		Pro Forma
	Historical(1)	Adjustments(2)		Pro Forma(3)

	(In thousands)
Total revenues	$1,335,350	$—		$1,335,350
Cost of goods sold	1,140,154	(5,883	)(a)	1,150,410
		(7,819	)(b)
		2,304	(c)
		21,654	(d)

Gross profit	195,196	(10,256)		184,940
Selling, general and administrative expenses	156,129	(1,471	)(a)	153,343
		(2,268	)(b)
		121	(c)
		832	(e)

Operating income	39,067	(7,470)		31,597
Interest income (expense)	1,938	(56,964	)(f)	(55,026)
Other income (expense), net	(9,202)	—		(9,202)

Income (loss) before income taxes	31,803	(64,434)		(32,631)
Provision (benefit) for income taxes	11,438	(4,921	)(g)	6,517

Net income (loss)	$20,365	$(59,513)		$(39,148)

Nine Months Ended September 30, 2004

		Pro Forma
	Historical(1)	Adjustments(2)		Pro Forma(3)

	(In thousands)
Total revenues	$657,494	$—		$657,494
Cost of goods sold	503,903	(869	)(a)	515,453
		(7,022	)(b)
		3,158	(c)
		16,283	(d)

Gross profit	153,591	(11,550)		142,041
Selling, general and administrative expenses	110,493	(217	)(a)	109,651
		(1,415	)(b)
		166	(c)
		624	(e)

Operating income	43,098	(10,708)		32,390
Interest income (expense)	2,306	(42,723	)(f)	(40,417)
Other income (expense), net	(2,754)	—		(2,754)

Income (loss) before income taxes	42,650	(53,431)		(10,781)
Provision (benefit) for income taxes	4,918	(3,759	)(g)	1,159

Net income (loss)	$37,732	$(49,672)		$(11,940)

(1)	The amounts in this column represent the reported results of Dresser-Rand Company, our predecessor company.

(2)	The amounts in this column represent the adjustments to reflect the pro forma impact of the transactions.

(a)	Reflects the adjustment to historical expense for the change in pension expense due to Ingersoll-Rand’s retention of pension assets and obligations for one pension plan that was reflected in our historical combined statements as well as the results of actuarial valuations performed as of the transaction date for the portion retained by us.

(b)	Reflects the adjustment to historical expense for the change in postretirement benefits other than pension expense due to Ingersoll-Rand’s retention of the obligations for all employees who are retired or eligible to retire as well as the results of actuarial valuations performed as of the transaction date for the portion retained by us.

(c)	Reflects the adjustment to historical expense for the change in depreciation expense due to the revaluation of our property, plant and equipment in purchase accounting.

(d)	Reflects the adjustment to historical expense for the change in amortization expense due to the revaluation of our identifiable intangible assets in purchase accounting.

(e)	Reflects the adjustment to historical expense for new compensation contracts with management. In conjunction with the transactions, we entered into a new employment agreement with our President and Chief Executive Officer, and our executives were issued profit units in Dresser-Rand Holdings, LLC, which permit them to share in appreciation in the value of our shares. The new employment agreement increases the annual compensation of our President and Chief Executive Officer by $150. Management’s preliminary estimate of the annual compensation expense associated with the profit units is $682. Management’s final assessment of the compensation expense associated with the profit units may change as additional information becomes available, including final valuations.

(f)	The adjustment to interest expense reflects the following:

		Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2003	2004

Interest expense on letters of credit issued with our new revolving credit facility	$3,675	$2,756
Interest expense on our new revolving credit facility (at 4.67%)	234	175
Commitment fee on our new revolving credit facility	740	555
Interest expense on our new Term Loan B (at 4.29%)	16,956	12,717
Interest expense on the notes (at 7.375%)	30,975	23,231
Amortization of debt issuance costs	4,384	3,289

Total interest adjustment	$56,964	$42,723

A change of 1/8 percentage point in interest rates on the aggregate amount outstanding under the new revolving credit facility and term loan B would change annual interest expense by $500.

(g)	Reflects the income tax effect of our pro forma adjustments to the income statement. We used a statutory tax rate of 38% for adjustments recorded at United States entities and the statutory tax rate of each foreign country for adjustments recorded at foreign entities. However, the pro forma income tax expense also reflects a full valuation allowance on the net income tax benefit generated at our United States partnership.

(3)	The unaudited pro forma combined statements of operations do not reflect the non-recurring charges related to the write-off of $1,600 of in-process research and development intangible assets and the amortization of $6,836 of inventory stepped up as a result of purchase accounting, which will be included in the results of operations in the period in which it occurs.

DRESSER-RAND GROUP INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of September 30, 2004

		Pro Forma
	Historical(1)	Adjustments(2)		Pro Forma

	(In thousands)
Assets
Current assets
Cash and cash equivalents	$53,274	$72,623	(a)	$125,897
Accounts and notes receivable, net	192,253	—		192,253
Inventories, net	151,922	6,836		158,758
Prepaid expenses	21,685	(1,702	)(b)	19,983
Due from affiliates	172,467	(172,467	)(c)	—
Loans due from affiliates	107,745	(107,745	)(c)	—
Deferred income taxes	19,787	—		19,787

Total current assets	719,133	(202,455)		516,678
Investments in and advances with partially owned equity companies	8,882	4,343	(a)	13,225
Property, plant & equipment, net	91,053	134,601	(a)	225,654
Goodwill	10,214	425,230	(a)	435,444
Other intangible assets, net	248,942	239,911	(a)	488,853
Deferred income taxes	11,904	6,603	(a)(d)	18,507
Other assets	1,532	33,252	(e)	34,784

Total assets	$1,091,660	$641,485		$1,733,145

Liabilities and Equity
Current liabilities
Accounts payable and accruals	$249,217	$2,766	(b)	$239,671
		(12,312	)(f)
Customer advance payments	37,304	—		37,304
Income taxes payable	6,319	—		6,319
Deferred income taxes	—	837	(a)(d)	837
Loans due to affiliates	13,608	(13,608	)(c)	—
Loans	2,727	—		2,727
Revolving credit facility	—	5,000	(g)	5,000
Current maturities of long term debt	—	3,950	(g)	3,950

Total current liabilities	309,175	(13,367)		295,808
Deferred income taxes	4,806	68,716	(a)(d)	73,522
Postemployment and other benefit liabilities	154,912	23,569	(b)	107,297
		(71,184	)(f)
Long-term debt	197	—		197
Term Loan B	—	391,083	(g)	391,083
Senior subordinated notes	—	420,000	(g)	420,000
Other noncurrent liabilities	15,238	—		15,238

Total liabilities	484,328	818,817		1,303,145
Equity
Ingersoll-Rand Company Limited investment	669,372	(669,372	)(h)	—
Equity invested by First Reserve	—	430,000	(i)	430,000
Accumulated other comprehensive income	(62,040)	62,040	(h)	—

Total equity	607,332	(177,332)		430,000

Total liabilities and equity	$1,091,660	$641,485		$1,733,145

(1)	The amounts in this column represent the reported combined balance sheet of Dresser-Rand Company, our predecessor company.

(2)	The amounts in this column represent the adjustments necessary to determine our pro forma combined balance sheet after giving effect of the transactions.

(a)	The acquisition was accounted for in accordance with SFAS No. 141 “Business Combinations.” Under purchase accounting, the estimated acquisition consideration was allocated to our assets, including identifiable intangible assets with indefinite lives, which will be evaluated for impairment on at least an annual basis, and identified intangible assets with estimated finite lives, which will be amortized over those lives, and liabilities based on their relative fair values. Any remaining consideration was allocated to goodwill. The pro forma adjustments were based upon a preliminary assessment of value by management of our tangible and intangible assets. The final purchase price allocation may include an adjustment of the total consideration payable, as well as an adjustment to the valuation of the assets, determined by a final appraisal. The following table sets forth the preliminary allocations of consideration:

Total acquisition consideration allocation:
Purchase price of Dresser-Rand Entities	$1,134,045
Cash	72,623
Debt assumed	2,924
Other liabilities assumed	410,635
Estimated fees incurred with the acquisition	10,113

Total acquisition consideration	1,630,340
Less: total assets acquired	809,746

Excess purchase price to be allocated	$820,594

Preliminary allocation:
Cash	$72,623
Inventory step-up	6,836
PP&E step-up	134,601
Investments in affiliates step-up	4,343
Deferred tax asset	6,603
Deferred tax liability	(69,553)
Incremental identifiable intangible assets	239,911
Incremental goodwill	425,230

$820,594

Management’s preliminary assessment of the fair value of property, plant and equipment includes $7,726 of land, $63,064 of buildings and improvements (average 30 year life), and $154,864 of equipment (average 7 year life). Management has reflected the estimates lives in the adjustment to depreciation expense in the unaudited pro forma combined statements of operations, but the lives may change as additional information becomes available, including final valuations.

Management’s preliminary assessment of the fair value of identifiable intangible assets includes $487,253 of assets with finite lives including (i) $68,300 for our trade names and trademarks (40 years), (ii) customer relationships of $262,700 (40 years), (iii) existing technology of $98,300 (25 years), (iv) internally developed software of $30,553 (10 years), (v) order backlog of $23,000 (2 years), and (vi) a non-compete agreement of $4,400 (2 years). Management’s preliminary assessment also includes $1,600 for in-process research and development that will be written off in the first period subsequent to the acquisition. Management’s final assessment of the fair value of identifiable intangible assets and amortizable lives may change as additional information becomes available, including final valuations.

(b)	Represents adjustments to record the difference between the projected benefit obligation and fair value of plan assets for our defined benefit plans in purchase accounting. This adjustment also eliminates the balance sheet impact of the pension plan that was reflected in our historical combined financial statements but retained by Ingersoll-Rand.

(c)	Reflects adjustments to eliminate receivables and payables between Dresser-Rand Company and affiliates, as these receivables and payables were required to be settled prior to consummation of the acquisition.

(d)	Reflects the deferred tax impact of the write-up of property, plant and equipment; write-up of identifiable intangible assets; and change in the pension liability. The deferred taxes calculated based on management’s preliminary assessment of the impact of each of the above items to the balance sheets of the foreign operations at the statutory rate of each country. Management expects that there will be no deferred tax impact of these items on the balance sheet for the partnership in the United States because the acquisition was structured such that book and tax basis of the assets will be the same, and there were no deferred taxes related to these items in the historical combined statements.

(e)	Represents $15,722 of deferred debt issuance costs associated with the new credit facility (to be amortized over 5 years for the portion allocated to the revolving facility and 7 years for the portion allocated to Term Loan B) and $17,530 of deferred debt issuance costs associated with the notes offered hereby (to be amortized over 10 years). Management believes that straight-line methodology of amortizing the deferred debt issuance costs does not differ materially from the effective interest rate method.

(f)	Represents adjustments to record the accumulated benefit obligation for our postretirement benefits other than pensions in purchase accounting. These adjustments also eliminate the accumulated benefit obligation for employees who are retired or eligible to retire, which has been retained by Ingersoll-Rand.

(g)	These adjustments represent the initial borrowings under the new revolving credit facility of $5,000, Term Loan B of $395,033 and the issuance of $420,000 of notes. There was no premium or discount associated with the issuance of debt.

(h)	This adjustment eliminates the equity of Dresser-Rand Company, including the accumulated other comprehensive income included in equity as the underlying assets and liabilities are reflected at fair value in purchase accounting.

(i)	This adjustment represents the investment of $430,000 of new equity from First Reserve.

SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION

      The following table sets forth the selected historical combined financial information as of and for each of the years in the three year period ended December 31, 2003 and the nine month periods ended September 30, 2003 and September 30, 2004 for the Dresser-Rand Entities. The selected historical combined financial information for each of the years in the three year period ended December 31, 2003 and as of each of the years in the two year period ended December 31, 2003 has been derived from the Dresser-Rand Entities’ combined financial statements and the related notes, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and which are included elsewhere in this prospectus. The selected historical combined balance sheet data as of the year ended December 31, 2001, the one month ended January 31, 2000 and the eleven months ended December 31, 2000 and the selected historical consolidated statement of operations data for the year ended December 31, 2001, the one month ended January 31, 2000 and the eleven months ended December 31, 2000 has been derived from the Dresser-Rand Entities’ unaudited combined financial statements, which are not included in this prospectus. The selected historical financial information as of and for each of the nine month periods ended September 30, 2003 and September 30, 2004 have been derived from the Dresser-Rand Entities’ unaudited combined financial statements included elsewhere in this prospectus which have been prepared on a basis consistent with the audited combined financial statements included elsewhere in this prospectus. In the opinion of management, such unaudited financial information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. Prior to February, 2000, Dresser-Rand Company was jointly owned by Ingersoll-Rand (49%) and Halliburton Industries (51%) under the terms of a joint venture agreement. Halliburton exercised a put option in the joint venture agreement which required Ingersoll-Rand to purchase Halliburton’s 51% interest in Dresser-Rand Company. The purchase was completed on February 2, 2000. Accordingly, the results of operations are separately stated for the eleven months ended December 31, 2000 to reflect the new ownership structure and related changes in the underlying accounts of the Dresser-Rand Entities resulting from the purchase transaction.

      You should read the following table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Dresser-Rand Entities’ combined financial statements and the notes thereto, included elsewhere in this prospectus.

		1 Month	11 Months				Nine Months Ended
	Year Ended	Ended	Ended	Year Ended December 31,			September 30,
	December 31,	January 31,	December 31,
	1999	2000	2000	2001	2002	2003	2003	2004

	(In thousands)
Statement of Operations Data:
Net sales, third parties	$949,687	$42,309	$756,570	$873,885	$1,026,753	$1,332,242	$992,963	$654,541
Sales to affiliates	46,547	381	21,184	2,837	1,841	1,439	1,032	1,639
Other operating revenue	—	—	—	—	2,759	1,669	919	1,314

Total revenues	996,234	42,690	777,754	876,722	1,031,353	1,335,350	994,914	657,494
Cost of goods sold	797,354	42,981	660,670	721,062	873,902	1,140,154	866,655	503,903

Gross profit	198,880	(291)	117,084	155,660	157,451	195,196	128,259	153,591
Selling and administrative expenses	151,965	12,423	114,130	132,755	138,484	156,129	121,542	110,493
Restructuring charges(1)	—	—	16,926	2,137	5,185	—	—	—

Operating income	46,915	(12,714)	(13,972)	20,768	13,782	39,067	6,717	43,098
Interest income (expense)	(1,283)	(40)	(482)	(302)	(776)	1,938	408	2,306
Other income (expense), net	(1,894)	(213)	8,864	3,150	15,000	(9,202)	(8,701)	(2,754)

Income (loss) from continuing operations before income taxes	43,738	(12,967)	(5,590)	23,616	28,006	31,803	(1,576)	42,650

			1 Month	11 Months							Nine Months Ended
	Year Ended		Ended	Ended	Year Ended December 31,						September 30,
	December 31,		January 31,	December 31,
	1999		2000	2000	2001		2002		2003		2003	2004

	(In thousands)
Provision (benefit) for income taxes(2)	15,861		(469)	14,741	14,781		11,910		11,438		(392)	4,918

Income (loss) from continuing operations	27,877		(12,498)	(20,331)	8,835		16,096		20,365		(1,184)	37,732
Discontinued Operations:
Earnings from discontinued operations, net	21,439		921	5,077	—		—		—		—	—
Gain on disposal of discontinued operations, net	—		—	49,193	—		—		—		—	—

Net income (loss)(2)	$49,316		$(11,577)	$33,939	$8,835		$16,096		$20,365		$(1,184)	$37,732

Other Data
Ratio of earnings to fixed charges(3)	6.7	x	—	—	3.9	x	3.9	x	5.3	x	—	10.3	x

	As of	As of	As of	As of December 31,			As of
	December 31,	January 31,	December 31,				September 30,
	1999	2000	2000	2001	2002	2003	2004

	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$42,528	$48,510	$33,204	$31,377	$59,619	$41,537	$53,274
Total assets	1,044,527	1,001,682	1,030,072	1,052,741	1,119,464	1,063,875	1,091,660
Debt:
Current portion of long-term debt	1,378	1,821	4,385	52	2,631	3,716	2,727
Long-term debt, net of current maturities	410	410	300	260	1,254	213	197
Total debt	1,788	2,231	4,685	312	3,885	3,929	2,924
Stockholders’ equity	392,400	381,097	580,520	588,450	526,710	565,035	607,332

(1)	Includes severance expenses and facility exit costs associated with our corporate restructuring activities.

(2)	On the closing date of the transactions we became a corporation. Prior to that time, in the United States, we were a partnership. The data presented do not give effect to the income taxes we would have been required to recognize if we were organized as a corporation. Pro forma tax expense for the year ended December 31, 2003 and the nine month period ended September 30, 2004 was $6,517 and $1,159, respectively. Pro forma tax expense reflects income tax expense that we would have been required to pay if we were organized as a corporation during these periods and also includes other pro forma adjustments related to the acquisition of Dresser-Rand Company by First Reserve on October 29, 2004.

(3)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, and an estimate of interest within rental expense. Our earnings were inadequate to cover fixed charges for the one month ended January 31, 2000 by approximately $13.0 million, the eleven months ended December 31, 2000 by approximately $5.8 million and the nine months ended September 30, 2003 by approximately $1.5 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The statements in this discussion regarding the industry outlook, our expectations regarding the future performance of our business, and the other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the “Risk Factors” section. You should read the following discussion together with the sections entitled “Forward-Looking Statements,” “Risk Factors” and the Combined Financial Statements and notes thereto of the Dresser-Rand Entities included elsewhere in this prospectus.

Overview

      We are among the largest global suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical and industrial process industries. Our segments are new units and aftermarket parts and services. Our services and products are used for a wide range of applications, including oil and gas production, refinery processes, natural gas processing, pipelines, petrochemical production, high-pressure field injection and enhanced oil recovery. We also serve general industrial markets including paper, steel, sugar, distributed power and government markets.

      We operate globally with manufacturing facilities in the United States, France, Germany, Norway, China, India and Brazil. We provide a wide array of products and services to our worldwide client base in over 90 countries from our 61 global locations in 11 U.S. states and 25 countries. Our total revenues by geographic region for the nine month period ended September 30, 2004 consisted of North America (40%), Latin America (19%), Europe (16%), Asia Pacific (13%) and the Middle East and Africa (12%).

Corporate History

      On December 31, 1986, Dresser Industries, Inc. and Ingersoll-Rand (collectively, the partners) entered into a partnership agreement for the formation of Dresser-Rand Company, a New York general partnership owned 50% by Dresser Industries, Inc. and 50% by Ingersoll-Rand. The partners contributed substantially all of the operating assets and certain related liabilities, which comprised their worldwide reciprocating compressor, steam turbine and turbo-machinery businesses. The net assets contributed by the partners were recorded by Dresser-Rand Company at amounts approximating their historical values. Dresser-Rand Company commenced operations on January 1, 1987. On October 1, 1992 Dresser Industries, Inc. acquired a 1% equity interest from Dresser-Rand Company to increase its ownership to 51% of Dresser-Rand Company.

      In September 1999, Dresser Industries, Inc. merged with Halliburton Industries. Accordingly, Dresser Industries, Inc.’s ownership interest in Dresser-Rand Company transferred to Halliburton Industries on that date. On February 2, 2000, a wholly-owned subsidiary of Ingersoll-Rand purchased Halliburton Industries’ 51% interest in Dresser-Rand Company for a net purchase price of approximately $543 million. The Dresser-Rand Company’s combined financial statements reflect Ingersoll-Rand’s additional basis in Dresser-Rand Company. Dresser-Rand Company has operated as an operating business unit of Ingersoll-Rand.

      The combined financial statements included in this prospectus include the accounts of all wholly-owned and majority-owned subsidiaries of Dresser-Rand Company as well as the operations of Dresser-Rand Canada, Inc. and Dresser-Rand GmbH.

      The preparation of this information was based on certain assumptions and estimates, including allocations of costs, from Ingersoll-Rand, which we believe are reasonable. This financial information may not, however, necessarily reflect the results of operations, financial positions and cash flows that would have occurred if we had been a separate, stand-alone entity during the periods presented or our future results of operations, financial positions and cash flows.

      In connection with the transactions, we incurred substantial indebtedness, interest expense and repayment obligations. The interest expense relating to this debt will adversely affect our net income. In addition, we accounted for the acquisition under the purchase method of accounting, which resulted in an increase in depreciation and amortization above historical levels. As a result of the transactions, we incurred a number of one-time fees and expenses of approximately $43.4 million. See “The Transactions.”

Streamlining Actions

      Since the fourth quarter of 2002, we adopted a number of restructuring programs across our entire company. An important element in these programs was head count reduction. As of September 30, 2003, our worldwide head count was 5,942 employees. For the 12 month period ended September 30, 2003, we reduced our head count, on a worldwide basis, by 928 employees. By September 30, 2004, we had reduced our head count by an additional 413 employees. An additional element of our restructuring plan was our streamlining of administrative functions. For example, we consolidated the management of three of our factories in New York under one management team. We continue to seek and implement cost-saving measures on an on-going basis.

Effects of Currency Fluctuations

      We conduct operations in over 90 countries. Therefore, our results of operations are subject to both currency transaction risk and currency translation risk. We incur currency transaction risk whenever we or our subsidiaries enter into either a large purchase or sales transaction using a currency other than the local currency of the transacting entity. With respect to currency translation risk, our financial condition and results of operations are measured and recorded in the relevant local currency and then translated into U.S. dollars for inclusion in our historical consolidated financial statements. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may continue to do so in the future. The majority of our revenues and costs are denominated in U.S. dollars, with euro-related currencies also being significant. We generated 39% of our 2003 revenues in foreign currencies, and we incurred 41% of our 2003 total expenses in foreign currencies. The net appreciation of the euro against the U.S. dollar and other world currencies over the 2001 to 2003 period has had the impact of increasing sales and operating income, as reported in U.S. dollars in our historical consolidated financial statements. Historically, we have engaged in hedging strategies from time to time to reduce the effect of currency fluctuations on specific transactions. However, we have not sought to hedge currency translation risk. We expect to continue these hedging policies going forward. Significant declines in the value of the euro relative to the U.S. dollar could have a material adverse effect on our financial condition and our ability to meet interest and principal payments on U.S. dollar denominated debt, including the notes and borrowings under the new senior secured credit facility.

Revenues

      Our revenues are primarily generated through the sale of new units and aftermarket parts and services. Revenues from the sale of new units and revamps are recognized under the completed contract method. Revenues from aftermarket parts and services are recognized as the parts are shipped and services are rendered. Revenues have historically been driven by volume, rather than price, and are sensitive to foreign currency fluctuations.

Cost of Sales

      Cost of sales includes raw materials and plant and related work force costs, freight and warehousing, as well as product engineering and research and development expenses.

Selling and Administrative Expenses

      Selling expenses consist of costs associated with marketing and sales. Administrative expenses are primarily management, accounting, corporate allocations and legal costs.

Other Income (Expense)

      Other income (expense) includes those items that are non-operating in nature. Examples of items reported as other income (expense) are insurance proceeds, equity earnings in partially-owned affiliates, casualty losses, government grants and the impact of currency fluctuations.

Depreciation and Amortization

      Property, plant and equipment is reported at cost less accumulated depreciation, which is generally provided using the straight-line method over the estimated useful lives of the assets. Expenditures for improvements that extend the life of the asset are generally capitalized. Intangible assets primarily consist of amounts allocated to the installed base of our equipment. The intangible assets related to the installed base are amortized over their estimated useful lives.

Income Taxes

      For the periods presented, certain of the Dresser-Rand Entities were accounted for as a partnership and did not provide for U.S. income taxes, since all partnership income and losses were allocated to the partners for inclusion in their respective income tax returns. In connection with the transactions, the former partnership will be subject to corporate income taxes going forward. For income tax purposes, the former partnership assets will be recorded at their fair market value, and we will be able to depreciate those assets using a higher basis than the historical amount. On October 29, 2004, our business became subject to income tax, which will affect our results in the future.

      Certain of our operations are subject to U.S. or foreign income taxes. In preparing our financial statements, we have determined the tax provision of those operations on a separate company basis.

Bookings and Backlog

New Units

      Bookings represent orders placed during the period, whether or not filled. The elapsed time from booking to completion of performance may be up to 15 months. The backlog of unfilled orders includes amounts based on signed contracts as well as agreed letters of authorization which management has determined are likely to be performed. Although backlog represents only business that is considered firm, cancellations or scope adjustments may occur. In certain cases, cancellation of a contract provides us with the opportunity to bill for certain incurred costs and penalties. Backlog is adjusted to reflect project cancellations, deferrals, currency fluctuations and revised project scope.

Aftermarket Parts and Services

      Bookings represent orders placed during the period, whether or not filled. Backlog primarily consists of unfilled parts orders, with open repair and field service orders comprising a small part of the backlog. The cancellation of an order for parts can generally be made without penalty.

Controls over Inventory

      During the third quarter of 2003, a management review identified an issue relating to work-in-progress inventory at two of our manufacturing locations. It was determined that certain work-in-progress inventory had not been properly relieved upon shipment during the time period 1999 to 2003, resulting in an overstatement of inventory. Management immediately began an extensive, in-depth review of our accounts and records since Ingersoll-Rand acquired full ownership of Dresser-Rand Company in February 2000. This review resulted in overstatements requiring the following adjustments: reduction in inventory ($33.8 million); reduction in depreciation expense ($9.9 million); and reduction in pension expense ($7.5 million). In addition, the review revealed that certain accruals had not been properly relieved (a reduction of $6.7 million) and certain intercompany accounts had not been reconciled (a reduction of $10.1 million). The effect of these adjustments have been reflected in the historical audited financial statements.

      As a consequence of the items referred to above, we conducted a thorough investigation of the relevant internal controls and made appropriate changes.

Letters of Credit, Bank Guarantees and Surety Bonds

      In the ordinary course of our business, we make use of letters of credit, bank guarantees and surety bonds. Since December 2001, the total amount of letters of credit, bank guarantees and surety bonds we had outstanding at any given time ranged from $115 million to $180 million. We use both performance bonds, ensuring the performance of our obligations under various contracts to which we are a party, and advance payments bonds, which ensure that clients that place purchase orders with us and make advance payments under such contracts are reimbursed to the extent we fail to deliver under the contract. Under the revolving portion of our new senior secured credit facility, we are entitled to have up to $300 million of letters of credit outstanding at any time.

Results of Operations

Nine Months Ended September 30, 2004 Compared to the Nine Months Ended September 30, 2003

      The following table presents selected historical financial information regarding both of our segments for the nine months ended September 30, 2004 and September 30, 2003. Revenues by segment are also presented as a percentage of total revenues. The two columns under period-to-period change show the dollar and, for revenues, percentage change from 2003 to 2004.

					Period-to-Period
					Change
					Increase (Decrease)
	Nine Months Ended September 30,
					2003 to
	2003	%	2004	%	2004	% Change

	(In millions, except percentages)
Revenues
New units	$596.8	60.0%	$256.6	39.0%	$(340.2)	(57.0)%
Aftermarket parts and services	398.1	40.0	400.9	61.0	2.8	0.7

Total revenues	$994.9	100.0%	$657.5	100.0%	$(337.4)	(33.9)%

Gross Profit
New units	$18.4		$31.7		$13.3
Aftermarket parts and services	116.2		126.6		10.4
Unallocable (expenses)	(6.3)		(4.7)		1.6

Total gross profit	$128.3		$153.6		$25.3

Operating Income (Loss)
New units	$(21.7)		$2.0		$23.7
Aftermarket parts and services	63.0		72.9		9.9
Unallocated corporate expense	(34.6)		(31.8)		2.8

Total operating income	$6.7		$43.1		$36.4

Total Company

      Total Revenues. Total revenues decreased by $337.4 million, or 33.9%, to $657.5 million for the nine months ended September 30, 2004 from $994.9 million for the same period in 2003. The sales volume decrease was entirely limited to the new units segment and was attributable to the following factors: (1) our decision to start charging customers a margin with respect to third party equipment that we had been purchasing on their behalf on a cost only basis (we refer to such purchases as “buyouts”) resulting in certain customers purchasing such equipment directly and (2) an unusually high level of orders shipped in the prior year. The aftermarket parts and services segment revenues increased $2.8 million.

      Cost of goods sold. Cost of goods sold as a percentage of revenues decreased to 76.6% for the nine months ended September 30, 2004 from 87.1% for the same period in 2003. This improvement was primarily due to three factors. First, we began charging customers a margin on third-party equipment they ask us to package with our own units. Second, higher-margin aftermarket parts and services revenues increased to 61% of total revenues for the nine months ended September 30, 2004 from 40.0% for the same period in 2003. Third, manufacturing efficiencies were achieved through productivity initiatives, workforce and capacity rationalization efforts and improved supply chain management. Our results also improved due to the reversal of a reserve for a legal issue in the amount of $4.5 million, credited to cost of sales in the first quarter of 2004. Partially offsetting these factors were a number of one-time items that impacted cost of sales for the nine months ended September 30, 2004. First, we reserved an additional $3.0 million for obsolete and slow moving inventory (OSMI) during the first nine months of 2004 versus the same time period in 2003. Second, we suffered losses in the first nine months of 2004 related to a long-term repair and maintenance contract in Nigeria as well as a Force Majeure event in the same country. The losses related to Nigeria were $5.9 million for the first nine months of 2004 versus losses of $2.7 million for the same time period in 2003. The contract was imposed on us by a former majority owner and will terminate at the end of 2004.

      Gross Profit. Gross profit increased by $25.3 million, or 19.8%, to $153.6 million for the nine months ended September 30, 2004 from $128.3 million for the same period in 2003 and increased to 23.4% of revenues for the period in 2004 from the 12.9% for the period in 2003, due to the factors mentioned above.

      Selling and administrative expenses. Selling and administrative expenses decreased by $11.0 million to $110.5 million for the nine months ended September 30, 2004 from $121.5 million for the same period in 2003 as a result of our efforts to streamline our administrative operations. This decrease was achieved despite an increase in an expense allocation to us from Ingersoll-Rand of $3.3 million, from $11.2 million for the period in 2003 to $14.5 million for the period in 2004. As a percentage of revenues, selling and administrative expenses increased to 16.8% of revenues for the nine months ended September 30, 2004 from 12.2% of revenues for the same period in 2004. This increase was due to the 34% decrease in sales volume year over year.

      Operating income. Operating income increased by $36.4 million to $43.1 million in 2004 from $6.7 million in 2003. The increase is primarily attributable to the factors contributing to the increased gross margin and decreased selling and administrative expenses, as discussed above.

      Other income (expense), net. Other income (expense), net was an expense of $2.8 million for the nine months ended September 30, 2004, a 68% reduction from the $8.7 million expense for the same period in 2003. The decrease in expense for the period in 2004 was primarily the result of lower currency losses ($4.0 million lower) and $2.5 million of casualty losses in 2003, related to a fire at a warehouse in Nigeria and a flood in Le Havre, France.

      Provision (benefit) for income taxes. The income tax provision for the period ended September 30, 2004 was $4.9 million, resulting in an effective rate of 11.5%. This compares to an income tax benefit of $0.4 million, resulting in an effective rate of 24.9% for the same period in 2003. The effective tax rate differs from the statutory U.S. rate of 35% primarily due to nontaxable partnership income or loss, the change in valuation allowances recorded by certain foreign operations, and foreign tax rate differences.

      Bookings and backlog. Bookings represent orders placed during the period, whether or not filled. Backlog as of any date represents the number of orders left unfilled as of that date. Bookings during this period were $818.2 million, 31.3% above bookings for the period in 2003, and backlog at September 30, 2004 was $586.2 million compared to $481.1 million at September 30, 2003, a 21.8% increase.

Segment Analysis

New Units

      Revenues. Revenues in the new units segment decreased by $340.2 million, or 57.0%, to $256.6 million in 2004 from $596.8 million in 2003. The decrease resulted from the factors described above.

      Gross profit. Gross profit increased by $13.3 million, or 72%, to $31.7 million for the nine months ended September 30, 2004 from $18.4 million for the same period in 2003. As a percentage of segment revenues, gross profit increased to 12.4% for the period in 2004 from 3.1% for the same period in 2003 primarily due to, our decision to begin charging customers a margin on third-party equipment they ask us to package with our own units, improved operating efficiencies and a higher percentage of revenues from our aftermarket parts and services segment.

      Operating income. Operating income increased by $23.7 million, to a profit of $2.0 million for the nine months ended September 30, 2004 from a loss of $21.7 million for the same period in 2003. As a percentage of segment revenues, operating income improved to a profit of 0.8% for the period in 2004 from a loss of 3.6% for the same period in 2003, primarily due to the factors mentioned above impacting gross profit.

      Bookings and backlog. Bookings during the period in 2004 were $384.5 million, 46.7% above the bookings for the same period in 2003, and backlog at September 30, 2004 was $417.8 million, or 20.2% above the backlog at September 30, 2003.

Aftermarket Parts & Services

      Revenues. Revenues increased by $2.8 million, or 0.7%, to $400.9 million in 2004 from $398.1 million in 2003.

      Gross profit. Gross profit increased by $10.4 million, or 9.0%, to $126.6 million for the nine months ended September 30, 2004 from $116.2 million for the same period in 2003 as a result of the increase in volume and the improvement in gross margins. As a percentage of revenues, gross profit increased to 31.6% for the period in 2004 from 29.2% for the same period in 2003 due to a more favorable product mix, price realization and increased manufacturing efficiencies.

      Operating income. Operating income increased by $9.9 million, or 15.7%, to $72.9 million for the nine months ended September 30, 2004 from $63.0 million for the same period in 2003. Despite the modest increase in revenues, operating income as a percentage of segment revenues increased to 18.2% for the period in 2004 from 15.8% for the same period in 2003 due to cost control initiatives, manufacturing and operating efficiencies and a more favorable product mix.

      Bookings and backlog. Bookings during the period in 2004 were $433.7 million, 20.1% above bookings for the same period in 2003, and backlog at September 30, 2004 was $168.4 million, or 26.2% above the backlog at September 30, 2003. This increase in bookings in 2004 is a result of our increased emphasis on aftermarket parts and services sales and the impact of geopolitical factors, which depressed bookings in this segment in the 2003 period.

Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

      The following table presents selected historical financial information regarding both of our segments for each of the years ended December 31, 2001, 2002 and 2003, respectively. Revenues by segments are also presented as a percentage of total revenues. The four columns under year-to-year change show the dollar and, for revenues by segments and total revenues, the percentage change from 2001 to 2002 and from 2002 to 2003.

							Year-to-Year Change
	Year Ended December 31,
							2001 to		2002 to	%
	2001	%	2002	%	2003	%	2002	Change	2003	Change

	(In millions, except percentages)
Revenues
New units	$401.7	45.8%	$498.8	48.4%	$793.0	59.4%	$97.1	24.2%	$294.2	59.0%
Parts and services	475.0	54.2	532.6	51.6	542.4	40.6	57.6	12.1	9.8	1.8

Total revenues	$876.7	100.0%	$1,031.4	100.0%	$1,335.4	100.0%	$154.7	17.6%	$304.0	29.5%

Gross Profit
New units	$9.6		$5.5		$39.4		$(4.1)		$33.9
Parts and services	150.9		154.8		163.9		3.9		9.1
Unallocable	(4.8)		(2.8)		(8.1)		2.0		(5.3)

Total gross profit	$155.7		$157.5		$195.2		$1.8		$37.7

Operating Income (loss)
New units	$(30.3)		$(35.0)		$(11.4)		$(4.7)		$23.6
Parts and services	84.4		82.7		98.1		(1.7)		15.4
Unallocated corporate expense	(33.3)		(33.9)		(47.6)		(0.6)		(13.7)

Total operating income (loss)	$20.8		$13.8		$39.1		$(7.0)		$25.3

Total Company

      Revenues. Total revenues increased by $304.0 million, or 29.5%, to $1,335.4 million in 2003 from $1,031.4 million in 2002. The sales volume increase was almost entirely attributable to sales by the new units segments, which experienced a $294.2 million increase. This increase resulted from increases in new units sales (increase of $149.0 million), buyouts (increase of $112.0 million) and revamps (increase of $33.0 million). The large increase was due to the high bookings levels experienced in 2001 and 2002 primarily for products to be delivered from Le Havre, Norway and Olean.

      Cost of goods sold. Cost of goods sold as a percentage of revenues increased slightly to 85.4% in 2003 from 84.7% in 2002. This increase was primarily due to (i) the mix shift caused by the dramatic increase in new unit shipments as mentioned above, and (ii) costs incurred related to restructuring initiatives in 2003. This large mix shift was partially offset by improvements in the individual cost of goods sold components due to increased manufacturing efficiencies achieved through manufacturing productivity initiatives, workforce and capacity rationalization efforts and favorable material costs achieved through supply chain management efforts.

      Gross profit. Gross profit increased by $37.7 million, or 23.9%, to $195.2 million in 2003 from $157.5 million in 2002 and decreased to 14.6% of revenues in 2003 from 15.3% in 2002, due to the factors mentioned above.

      Selling and administrative expenses. Selling and administrative expenses decreased as a percentage of revenues, accounting for 11.7% of revenues in 2003 and 13.4% of revenues in 2002. Selling and administrative expenses increased by $17.6 million, or 12.7%, to $156.1 million in 2003 from $138.5 million in 2002. This increase was primarily attributable to increased allocations from Ingersoll-Rand amounting to $13.8 million. The Ingersoll–Rand allocation increase resulted from $5.1 million for tax department allocation expense for European entities and $8.7 million (from $1.3 million to $10.0 million) of corporate administration support.

      Operating income. Operating income increased by $25.3 million, or 183%, to $39.1 million in 2003 from $13.8 million in 2002. The increase is primarily attributable to increased volume as well as the factors contributing to the increased gross margin, as discussed above.

      Other income (expense), net. Other income (expense), net was an expense of $9.2 million in 2003, or $24.2 million higher than the $15.0 million income reported in 2002 as depicted in the table below. During 2003, we suffered two casualty losses. The casualty losses amounted to $2.8 million, which was primarily due to a fire at our inventory warehouse in Nigeria resulting in the loss of $2.3 million and flood damage at our Le Havre facility in the amount of $0.2 million. At the end of 2002, we received a training and capital grant from the New York State Empire Development Corporation, which resulted in other income of $8.0 million. In late 2003, we agreed to repay a portion of the grant due to lower-than-anticipated employment levels resulting in other expense of $1.3 million. During 2002, we received insurance proceeds as a result of a fire that destroyed a third-party facility, which warehoused patterns we use in the production process.

      The following table depicts the components of other income (expense), net for the periods presented and the period over period change for each component.

	2003	2002	Change

	(In millions)
Currency gains (losses)	$(4.4)	$(1.1)	$(3.3)
Equity earnings	(0.1)	(0.5)	0.4
Casualty losses	(2.8)	—	(2.8)
New York State grant	(1.3)	8.0	(9.3)
Insurance claims	—	10.1	(10.1)
All other	(0.6)	(1.5)	0.9

Total other income (expense), net	$(9.2)	$15.0	$(24.2)

      Provision (benefit) for income taxes. The income tax provision for 2003 was $11.4 million resulting in an effective rate of 36.0%. This compares to an income tax provision of $11.9 million in 2002 resulting in an effective rate of 42.5%. The effective tax rate differs from the statutory U.S. rate of 35% primarily due to nontaxable partnership income or loss, the change in valuation allowances recorded by certain foreign operations, and foreign tax rate differences.

      Bookings and backlog. Bookings during the period of $901.0 million were 13.4% below 2002, and backlog at the end of 2003 was $419.9 million compared to $826.4 million at the end of 2002, a 49.2% decrease.

Segment Analysis

New Units.

      Revenues. Revenues increased by $294.2 million, or 59.0%, to $793.0 million in 2003 from $498.8 million in 2002 due to strong shipments resulting from large bookings achieved in 2001 and 2002. Buyouts accounted for $112.2 million of the increase. For buyout orders booked before 2003, no margin was earned.

      Gross profit. Gross profit increased by $33.9 million, or 616%, to $39.4 million in 2003 from $5.5 million in 2002. As a percentage of segment revenues, gross profit increased to 5.0% in 2003 from 1.1% in 2002 primarily due to increased volume and improved operating efficiencies.

      Operating income. Operating loss decreased by $23.6 million, to a loss of $11.4 million in 2003 from a loss of $35.0 million in 2002. As a percentage of segment revenues, operating income improved primarily due to the factors mentioned above.

      Bookings and backlog. Bookings during the year of $388.5 million were 22.2% below 2002, and backlog at the end of the year was $287.7 million, or 56% below the unusually high level in 2002 of $656.9 million.

Aftermarket Parts and Services

      Revenues. Revenues increased by $9.8 million, or 1.8%, to $542.4 million in 2003 from $532.6 million in 2002. This increase was primarily attributable to the large increase in field service activity (increase of $28.3 million) offset by decreases in parts (decrease of $8.3 million) and repair (decrease of $12.7 million) due to the delay in orders as a result of various geopolitical situations in Venezuela, Nigeria and the Middle East.

      Gross profit. Gross profit increased by $9.1 million, or 5.9%, to $163.9 million in 2003 from $154.8 million in 2002 as a result of the increase in volume and the improvement of gross margins. As a percentage of revenues, gross profit increased to 30.2% in 2003 from 29.1% in 2002 due to a more favorable product mix, price realization and increased manufacturing efficiencies.

      Operating income. Operating income increased by $15.4 million, or 18.6%, to $98.1 million in 2003 from $82.7 million in 2002. Despite the modest increase in revenues, operating income as a percentage of revenues increased to 18.0% in 2003 from 15.5% in 2002 due to cost control initiatives, manufacturing and operating efficiencies and a more favorable product mix.

      Bookings and backlog. Bookings during the period of $512.5 million were 5.3% below 2002, and backlog at year-end was $132.2 million, or 22.0% below 2002.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

Total Company

      Total revenues. Total revenues increased by $154.7 million, or 17.6%, to $1,031.4 million in 2002 from $876.7 million in 2001. Revenues were improved in both segments with most revenue components experiencing double-digit increases.

      Cost of goods sold. Cost of goods sold as a percentage of revenues increased to 84.7% in 2002 from 82.2% in 2001. This increase was primarily due to a change in mix between segments, as well as within segments.

      Gross profit. Gross profit was relatively unchanged with a slight increase of $1.8 million, or 1.2%, to $157.5 million in 2002 from $155.7 in 2001. Gross profit as a percentage of revenues decreased to 15.3% in 2002 from 17.8% in 2001 due to the change in mix and some margin decline in parts and repairs revenue components.

      Selling and administrative expenses. Selling and administrative expenses increased by $5.7 million, or 4.3%, to $138.5 million in 2002 from $132.8 million in 2001. Selling and administrative expenses as a percentage of sales decreased from 15.1% to 13.4%. This spending increase was due to increased third-party commissions (increase of $2.1 million), Ingersoll-Rand corporate allocation (increase of $1.3 million) and other selling spending (increase of $4.6 million) offset by decreases in administration expenses (decrease of $2.2 million).

      Operating income. Operating income decreased by $7.0 million, or 33.7%, to $13.8 million in 2002 from $20.8 million in 2001 despite the $154.7 million increase in revenues. The decrease in gross profit for new units contributed most to the operating income decline while selling and administrative expenses increased with volume.

      Other income (expense), net. Other income (expense), net was income of $15.0 million in 2002, or $11.8 million more than the income of $3.2 million reported in 2001 as depicted in the table below. At the end of 2002, we received a training and capital grant from the New York State Empire Development Corporation, which resulted in other income of $8.0 million. There were no grants received in 2001. During both 2002 and 2001, we received insurance proceeds as a result of a fire that destroyed a third-party facility, which warehoused our patterns used in our production process.

      The following table depicts the components of other income (expense), net for the periods presented and the period over period change for each component.

	2002	2001	Change

	(In millions)
Currency gains (Losses)	$(1.1)	$(0.9)	$(0.2)
Equity earnings	(0.5)	(0.6)	0.1
New York State grant	8.0	—	8.0
Insurance claims	10.1	4.5	5.6
All other	(1.5)	0.2	(1.7)

Total other income (expense), net	$15.0	$3.2	$11.8

      Provision (benefit) for income taxes. Our effective tax rate was 42.5% in 2002 versus the 62.6% rate in 2001. The effective tax rate differs from the statutory U.S. rate of 35% primarily due to nontaxable partnership income or loss, the change in valuation allowances recorded by certain foreign operations, and foreign tax rate differences.

      Bookings and backlog. Bookings during the period of $1,040.8 million were 4.8% below 2001, and backlog at the end of 2002 was $826.4 million compared to $760.1 million at the end of 2001, an 8.7% increase.

Segment Analysis

New Units

      Revenues. Revenues increased by $97.1 million, or 24.2%, to $498.8 million in 2002 from $401.7 million in 2001. The increase was primarily driven by the increase in buyouts by $45.5 million and new unit shipments.

      Gross profit. Gross profit decreased by $4.1 million, or 42.7%, to $5.5 million in 2002 from $9.6 million in 2001. As a percentage of segment revenues, gross profit decreased to 1.1% in 2002 from 2.4% in 2001 and both years were lower than historical levels as a result of cost overruns associated with certain contracts.

      Operating income (loss). Operating loss increased by $4.7 million, or 15.5%, to a loss of $35.0 million in 2002 from a loss of $30.3 million in 2001. As a percentage of segment revenues, the operating loss decreased to 7.0% in 2002 from 7.5% in 2001.

      Bookings and backlog. Bookings during the period of $499.5 million were 15.2% below 2001, and backlog at year end was $656.9 million, or 9.5% above 2001.

Aftermarket Parts and Services

      Revenues. Revenue increased by $57.6 million, or 12.1%, to $532.6 million in 2002 from $475.0 million in 2001 due to an increase in all of the major revenue components. The increase was led by parts, repairs and field service activities.

      Gross profit. Gross profit increased by $3.9 million, or 2.6%, to $154.8 million in 2002 from $150.9 million in 2001 due to increased sales volume, offset by an unfavorable parts mix and the impact of exiting the rental business in 2001. As a percentage of segment revenues, gross profit decreased to 29.1% in 2002 from 31.8% in 2001.

      Operating income. Operating income decreased by $1.7 million, or 2.0%, to $82.7 million in 2002 from $84.4 million in 2001 due to the mix impact and the unfavorable impact of exiting the rental business in 2001. As a percentage of revenues, operating income decreased to 15.5% in 2002 from 17.8% in 2001 as a result of the workforce reductions discussed above.

      Bookings and backlog. Bookings during the period of $541.3 million were 7.4% above 2001, and backlog at year end was $169.5 million, or 5.8% above 2001.

Liquidity and Capital Resources

      Historically, our primary source of cash has been from operations. Prior to the closing of the transactions, we participated in Ingersoll-Rand’s centralized treasury management system whereby, in certain countries, our cash receipts were remitted to Ingersoll-Rand and Ingersoll-Rand funded our cash disbursements. Our primary cash disbursements were for capital expenditures and working capital. Following the consummation of the transactions, we established our own cash management system.

      Net cash flow provided by operating activities for the nine months ended September 30, 2004 was $62.3 million, which compares to $17.7 million for the same period in 2003. Net cash flow provided by from operating activities was $57.8 million, $42.7 million and $51.0 million for 2001, 2002 and 2003, respectively, mainly from profitable results of operations and changes in working capital.

      Net cash flow provided by (used in) investing activities for the nine months ended September 30, 2004 was $(1.8) million, which compares to $(4.8) million for the same period in 2003. This negative cash flow was primarily due to capital expenditures of $4.5 million for the first nine months of 2004 and $5.2 million for the same period in 2003. For the years 2001, 2002 and 2003, net cash flow provided by (used in) investing activities was $(15.9) million, $3.2 million and $(7.1) million, respectively, resulting mainly from capital expenditures of $20.3 million, $13.7 million and $7.6 million in 2001, 2002 and 2003, respectively. These results were also favorably affected by insurance proceeds of $4.5 million and $10.1 million received in the years 2001 and 2002, respectively.

      Net cash used in financing activities was $48.6 million for the first nine months of 2004 compared to $53.2 million for the first nine months of 2003. This negative cash flow reflects the change in intercompany accounts with Ingersoll-Rand of $47.6 million in 2004 and $58.5 million in 2003. For the years 2001, 2002 and 2003, net cash used in financing activities was $42.9 million, $18.8 million and $63.5 million for 2001, 2002 and 2003, respectively, representing the impact of the net change in intercompany accounts with Ingersoll-Rand and, in 2001, the repayment of short-term borrowings of $15.0 million.

      We had approximately $91 million of cash on the closing date, subject to closing adjustments. Following consummation of the transactions, our primary cash uses will be to fund principal and interest payments on our debt, working capital and capital expenditures. Our interest expense, after giving effect to the transactions, for the twelve month period ended September 30, 2004 would have been $53.1 million. We expect to fund these cash needs with operating cash flow and borrowings under the revolving credit portion of our new senior secured credit facility.

      As part of the transactions, we incurred debt of $820 million under the notes and the new senior secured credit facility and have additional borrowing capacity of $300 million under the revolving credit portion of the new senior secured credit facility, subject to certain conditions. At the closing of the transactions, of the $300 million of capacity, $180 million was used for outstanding letters of credit. We believe we have had approximately $150 million of letters of credit outstanding, on average, since 2000. The interest rates applicable under the new senior secured credit facility vary based on LIBOR and EURIBOR and our leverage ratio.

      The $395 million of term loans under the new senior secured credit facility are repayable in quarterly installments beginning on December 31, 2004 with a portion of our Excess Cash Flow (as defined), if any. See “Description of Other Indebtedness.”

      Our capital expenditures have averaged $13.9 million per year over the past three years. We expect that our capital expenditures going forward will be approximately 1.0% of sales versus the 1.3% over the past three years. We believe our capital needs have declined as a result of (1) our manufacturing footprint rationalization, (2) increased use of outsourcing and (3) growth in our less capital-intensive aftermarket parts and services businesses.

      Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We believe our cash flow from operations, available cash and available borrowings under the new senior secured credit facility will be adequate to meet our future liquidity needs for the next twelve months.

      We may repurchase our outstanding notes from time to time in open market transactions or otherwise where market conditions are favorable.

Contractual Obligations

      The following is a summary of our significant future contractual obligations by year as of December 31, 2003 as adjusted to give effect to the transactions:

	Payments Due by Period

		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(In thousands)
Long-term Debt Obligations(1)	$832,067	$1,054	$8,099	$7,914	$815,000
Operating Lease Obligations	21,402	9,215	8,883	3,286	18
NYS Grant(2)	1,558	534	1,024	0	0

Total	$855,027	$10,803	$18,006	$11,200	$815,018

(1)	Principally includes amortization payments required to be made under our new senior secured credit facility, which is expected to be entered into on the closing of the transactions, as well as the notes. See “Description of Other Indebtedness” and “Description of the Notes.”

(2)	Consists of an agreement to restructure a grant from Empire State Development Corporation — see Note 17 of accompanying financial statements.

Covenant Compliance

      We believe that our senior credit facilities and the indenture governing our outstanding notes are material agreements, that the covenants are material terms of these agreements and that information about the covenants is material to an investor’s understanding of our financial condition and liquidity. The breach of covenants in the senior credit facilities that are tied to ratios based on Adjusted EBITDA, as defined below, could result in a default under the senior credit facilities and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under our indenture. Additionally, under the senior credit facilities and indenture, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Adjusted EBITDA.

      Covenant levels and pro forma ratios for the four quarters ended September 30, 2004 are as follows:

			September 30,
	Covenant Level		2004 Ratio

Indenture(1)
Minimum pro forma Adjusted EBITDA to pro forma fixed charge ratio required to incur additional debt pursuant to ratio provisions(2)	2.0	x	2.3	x

(1)	Our ability to incur additional debt and make certain restricted payments under our indenture, subject to specified exceptions, is tied to an Adjusted EBITDA to fixed charge ratio of at least 2.0 to 1.

(2)	The ratio is calculated giving pro forma effect to the acquisition and the incurrences of debt under the indenture and the senior credit facility.

      Beginning with the four quarters ending December 31, 2004, our senior credit facilities will require us to maintain an Adjusted EBITDA to cash interest ratio starting at a minimum of 1.75x and a total debt to Adjusted EBITDA ratio starting at a maximum of 6.85x. Failure to satisfy these ratio requirements would constitute a default under the senior credit facilities. If lenders under the senior credit facilities failed to waive any such default, repayment obligations under the senior credit facilities could be accelerated, which would also constitute a default under the indenture.

      The following table reconciles net income (loss) to Adjusted EBITDA:

				Nine Months Ended		Four Quarters
	Year Ended December 31,			September 30,		Ended
						September 30,
	2001	2002	2003	2003	2004	2004

	(In thousands)
Net income (loss)	$8,835	$16,096	$20,365	$(1,184)	$37,732	$59,281
Income tax expense (benefit)	14,781	11,910	11,438	(392)	4,918	16,748
Interest expense (income)	302	776	(1,938)	(408)	(2,306)	(3,836)
Depreciation and amortization	33,013	33,822	29,109	22,434	20,284	26,959

EBITDA	56,931	62,604	58,974	20,450	60,628	99,152

Net reduction in SFAS 106 expense(a)	5,385	8,566	10,087	7,565	8,437	10,959
Excess (additional) corporate allocation removal(b)	—	(2,976)	5,716	4,162	3,338	4,892
Removal of incremental corporate overhead(c)	—	—	5,091	3,819	7,994	9,266
Restructuring severance(d)	2,137	5,185	11,696	6,280	4,841	10,257
Pension(e)	(2,758)	(844)	9,552	7,162	2,735	5,125
Nigeria loss contract(f)	—	—	4,843	2,702	5,935	8,076
Nigeria casualty losses(g)	—	—	2,750	2,450	—	300
Obsolete and slow moving inventory adjustment(h)	—	—	3,300	—	3,000	6,300
New York State grant(i)	—	(8,000)	1,289	—	—	1,289
Equity earnings losses(j)	610	479	133	(58)	1,010	1,201
Insurance claim(k)	(4,531)	(10,145)	—	—	—	—
Equistar legal reserve reversal(l)	—	—	—	—	(4,500)	(4,500)
China bad debt(m)	—	—	—	—	970	970
Other expense (income)(n)	(130)	1,535	(2,976)	422	(193)	(3,591)
Compensation adjustment(o)	(150)	(150)	(150)	(112)	(112)	(150)

Adjusted EBITDA	$57,494	$56,254	$110,305	$54,842	$94,083	$149,546

(a)	Reflects SFAS 106 Employees’ Accounting for Post-retirement Benefits other than Pensions with respect to employees for which Ingersoll-Rand is retaining liability.

(b)	Reflects the difference between the corporate overhead expenses allocated to us by Ingersoll-Rand and our estimated annual stand-alone expenses of $4.3 million.

(c)	Adjustment for removal of incremental corporate allocation initiated in 2003 by Ingersoll-Rand.

(d)	Reflects severance expenses associated with our efficiency initiatives. Subsequent to 2002, these expenses were included in cost of goods sold and selling and administrative expenses.

(e)	Reflects an Ingersoll-Rand requirement to fund certain pension liabilities to the accumulated benefit obligation and the elimination of actuarial losses through purchase accounting due to assumption of liability associated with retired employees.

(f)	Reflects losses under (i) a contract imposed on the business by Halliburton Industries to be terminated at the end of 2004, and (ii) a contract in Nigeria we were forced to exit because of force majeure.

(g)	Reflects losses resulting from a fire in a warehouse in Nigeria.

(h)	Offsets one-time impact of decision to increase obsolete and slow moving inventory reserve level. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(i)	Reflects one-time income from a New York State grant for the year ended December 31, 2002, and one-time charge related to refunding a portion of the grant in the year ended December 31, 2003. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(j)	Non-cash losses in joint ventures.

(k)	Reflects gains from the settlement of an insurance claim relating to a fire that occurred in 2000.

(l)	Reflects one-time gain from reversal of legal claim reserve.

(m)	Reflects write-off of receivables related to business closure.

(n)	Non-operating income and expense and other non-cash charges and credits. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(o)	Reflects increased compensation expense for CEO.

Recent Accounting Pronouncements

      In December 2004, the FASB released Statement 123R, Share-Based Payments, that is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” This Statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. Statement 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Company is currently evaluating its options with regards to early adoption of this statement as it relates to its management equity program. The pro forma statements presented in this document were prepared with the assumption of early adoption of this Statement.

      In May 2004, the FASB released FASB Staff Position No. 106-2 (FSP FAS 106-2), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”. The current accounting rules require a company to consider current changes in applicable laws when measuring its postretirement benefit costs and accumulated post-retirement benefit obligations. We adopted FSP FAS 106-2 as of April 1, 2004, the beginning of its second quarter. We and our actuarial advisors determined that most benefits provided by its plan were at least actuarially equivalent to Medicare Part D. We remeasured the effects of this act on the accumulated projected benefit obligation as of April 1, 2004. The effect of the federal subsidy to which we are entitled will be accounted for as an actuarial gain of $13.7 million in 2004. The subsidy had no effect on post-retirement expense for 2003 or prior years.

Employee Benefit Plans

Pensions

      We contributed a discretionary amount of $10.6 million to our pension plans in 2003. We contributed an additional $30.0 million to our U.S. plan during 2004, all of which was discretionary. We contributed approximately $3.6 million to our non U.S. plans during 2004. Our policy is to fund an amount, which could be in excess of the pension cost expensed, subject to the limitations imposed by current tax regulations.

      Pension benefit payments for 2004 were approximately $14.2 million. Pension expense for 2004 was approximately $5.4 million.

      In connection with the transactions, Ingersoll-Rand will pay us an amount approximately equal to the excess, if any, of the aggregate liabilities (based on certain assumptions as agreed between Ingersoll-Rand and us) of our pension plans over the aggregate fair market value of the assets of our pension plans, each as determined on the date of the consummation of the transactions.

Postretirement Benefits Other Than Pensions

      We fund postretirement benefit costs principally on a pay-as-you-go basis. Benefit payments for postretirement benefits, which reflect future service, as appropriate, are expected to be paid as follows:

$12.5 million in 2004, $12.6 million in 2005, $13.1 million in 2006, $13.8 million in 2007, $14.4 million in 2008 and $77.7 million for the years 2009 to 2013.

      In connection with the transactions, Ingersoll-Rand has agreed to retain all postretirement benefit obligations with respect to our employees who are retired or are eligible to retire on or prior to the consummation of the transactions. We expect our postretirement benefit obligations to decrease by approximately 75% as a result of Ingersoll-Rand’s retention of these obligations.

Critical Accounting Policies

      The notes to the financial statements include a summary of significant accounting policies and methods used in the preparation of the consolidated financial statements and the following summarizes what we believe are the critical accounting policies and methods we use:

•	Revenue recognition — We use the completed contract method for recognizing revenue for our long-term contracts. This method recognizes revenue when the contract is substantially completed as opposed to the percentage-of-completion method which recognizes revenue as the contract progresses. If we use the percentage-of-completion method to recognize revenue, revenue would be recognized in periods prior to substantial completion of the contract.

The completed contract method requires the use of estimates as to the future costs that will be incurred related to the contract. These costs include material, labor and overhead. Factors influencing these future costs include the availability of materials and skilled laborers.

•	Inventory — We purchase materials for the manufacture of components for use in our contracts and for use by our aftermarket parts and services business. The decision to purchase a set quantity of a particular item is influenced by several factors including: current and projected cost; future estimated availability; existing and projected contracts to produce certain items; and the estimated needs for our aftermarkets parts and services business. We estimate the net realizable value of our inventories and establish reserves to reduce the carrying amount of these inventories as necessary.

•	Employee benefit plans — We provide a range of benefits to employees and retired employees, including pensions, postretirement, postemployment and health-care benefits. Determining the cost associated with such benefits is dependent on various actuarial assumptions, including discount rates, expected return on plan assets, compensation increases, employee mortality and turnover rates, and health-care cost trend rates. Independent actuaries perform the required calculations to determine expense in accordance with U.S. generally accepted accounting principles. Actual results may differ from the actuarial assumptions and are generally accumulated and amortized over future periods. We review our actuarial assumptions at each measurement date and make modifications to the assumptions based on then current rates and trends if appropriate to do so. The discount rate, the rate of compensation increase and the expected long-term rates of return on plan assets are determined as of the measurement date. The discount rate reflects a rate at which pension benefits could be effectively settled. The discount rate is established and based primarily on the yields of high-quality fixed-income investments available and expected to be available during the period to maturity of the pension and postretirement benefits. We also review the yields reported by Moody’s on AA corporate bonds as of the measurement date. The rate of compensation increase is dependent on expected future compensation levels. The expected long-term rates of return are projected to be the rates of return to be earned over the period until the benefits are paid. Accordingly, the long-term rates of return should reflect the rates of return on present investments, expected contributions to be received during the current year and on reinvestments over the period. The rates of return utilized reflect the expected rates of return during the periods for which the payment of benefits is deferred. The expected long-term rate of return on plan assets used is based on what is realistically achievable based on the types of assets held by the plans and the plan’s investment policy. We review each plan and its returns and asset allocations to determine the appropriate expected long-term rate of return on plan assets to be used. At the end of 2002, we believed a revision to our long-term expectations for returns was necessary based upon the market performance experienced in 2001 and 2002. We believe that the assumptions utilized in recording its obligations under its plans are reasonable based on input from its actuaries, outside investment advisors, and information as to assumptions used by plan sponsors.

Shareholders’ equity at December 31, 2003 and 2002, includes a reduction for a minimum liability adjustment net of tax, of $77.0 million and $77.9 million, respectively. The reason for the increase in the minimum liability adjustment year-over-year is primarily due to the change in the discount rates.

Changes in any of the assumptions that were used in computing the net periodic pension cost or postretirement cost could have an impact on the various components that comprise these costs. Estimated sensitivities to the U.S. net periodic pension cost of a 0.25% rate decrease in the two basic assumptions are a follows: the discount rate would increase expense by approximately $1.0 million, and the estimated return on assets assumption would increase expense by approximately $0.6 million. A 0.25% rate decrease in the discount rate for postretirement benefits would increase net periodic postretirement benefit cost by $0.3 million and a 1.0% increase in the health care cost trend rate would increase the cost by approximately $2.8 million.

•	Commitments and contingencies — We are involved in various litigations, claims and administrative proceedings, including environmental matters, arising in the normal course of business. We have recorded reserves in the financial statements related to these matters which are developed based on consultation with legal counsel and internal and external consultants and engineers, depending on the nature of the reserve. We provide for environmental reserves when, in conjunction with our internal and external counsel, we determine that a liability is both probable and estimable. In many cases, the liability is not fixed or capped when we first record a liability for a particular site. Factors that affect the recorded amount of the liability in future years include: our participation percentage due to a settlement by or bankruptcy of other potentially responsible parties; a change in the environmental laws requiring more stringent requirements; a change in the estimate of future costs that will be incurred to remediate the site; and changes in technology related to environmental remediation.

We have accrued liabilities for product liability claims, including workers’ compensation matters and product warranty issues. We have recorded reserves in the financial statements related to these matters, which are developed using input derived from actuarial estimates and historical and anticipated experience data depending on the nature of the reserve. We believe our estimated reserves are reasonable. If the level of claims changes or if the cost to provide the benefits related to these claims should change, our estimate of the underlying liability may change.

•	Goodwill and other intangible assets — We have significant goodwill and other intangible assets on our balance sheet. The valuation and classification of these assets and the assignment of amortization lives involves significant judgments and the use of estimates. The testing of these intangible assets under established accounting guidelines for impairment also requires significant use of judgment and assumptions, particularly as it relates to the identification of reporting units and the determination of fair market value. These estimated fair market values are based on estimates of future cash flows of our businesses. Factors affecting these future cash flows include: the continued market acceptance of the products and services offered by our businesses; the development of new products and services by our businesses and the underlying cost of development; the future cost structure of our businesses; and future technological changes. Our goodwill and other intangible assets are tested and reviewed for impairment on an annual basis or when there is a significant change in circumstances. We believe that our use of estimates and assumptions are reasonable and comply with generally accepted accounting principles. Changes in business conditions could potentially require future adjustments to these valuations.

      The preparation of all financial statements includes the use of estimates and assumptions that affect a number of amounts included in our financial statements. If actual amounts are ultimately different from previous estimates, the revisions are included in our results for the period in which the actual amounts become known. Historically, the aggregate differences, if any, between our estimates and actual amounts in any year, have not had a significant impact on the consolidated financial statements.

INDUSTRY OVERVIEW

      Compression is a process whereby a volume of gas at an existing pressure is moved to a desired higher pressure. Compression is required at many steps of the oil and natural gas production and processing cycle: at the wellhead, at gathering lines, in pipelines, in storage systems, and at refineries and processing facilities.

Upstream

      Over the life of an oil and gas well, reservoir pressure and deliverability typically decline as reserves are extracted. With respect to gas, as the natural reservoir pressure of the well declines below the line pressure of the gas gathering or pipeline system used to transport the product, gas no longer flows naturally in those facilities. At this time compression equipment is applied to increase efficiency. Compression is also used to enhance production of oil from secondary reservoirs, by re-injecting gas to lift oil and increase the reservoir production rate and yield.

Midstream

      Midstream applications involve the transmission and storage of hydrocarbons. As gas is transported through a pipeline, compressor units are applied along the pipeline to manage the flow of natural gas through the pipeline to its destination.

      Upon reaching a processing facility, crude oil and natural gas are generally impure and not marketable as produced at the wellhead. Processing equipment is used to separate oil, gas and water and to remove various contaminants in preparation for further processing. This processing involves chemical reactions at specific temperatures, volumes and pressures. Compression is integral to affect these processes.

      Compression is also used in gas storage projects to inject gas into underground reservoirs during off-peak seasons for withdrawal later during periods of high demand.

Downstream/ Industrial

      In refining and petrochemical applications, oil and gas are further treated to create a wide range of fuels, industrial gases and chemicals. In refineries, compression is integral to producing fuels such as gasoline, jet fuel, diesel and heating oil from crude oil. The Clean Air Act is driving increased used of compression in the refinery industry, as compression is integral to the processes that allow the production of low-pollutant fuels.

      Other downstream compression applications are found in the petrochemical industry where hydrocarbon raw material — primarily crude oil and natural gas are processed into products such as ethylene, propylene, ammonia or methanol for the production of end use products like fertilizer, plastics and fibers.

Rotating Equipment Industry

      The rotating equipment and services industry manufactures and services a wide range of technologically advanced equipment, including centrifugal and reciprocating compressors, steam and gas turbines, expanders and control systems. Demand for these solutions comes from a wide variety of large end markets, including the three major segments of the oil and gas industries (upstream, involving the production of oil and gas; midstream, involving the preparation and transportation of natural gas and liquids for future use; and downstream, involving refining), and the petrochemical, chemical, general industrial and power industries.

      The rotating equipment industry includes a wide and diverse range of products, which can be grouped into two distinct categories:

•	“standard” equipment, based on a single, non-custom design, used for low-horsepower, lower-pressure and lower-volume applications in wellhead production from onshore or shallow-water offshore platform production; and

•	custom-engineered equipment, built to customer specifications, engineered for the specific operating environment and application in which it will be put to use. This equipment is generally used in high-pressure/volume applications, typically consists of large equipment packages, and is generally used in large scale production operations including mission-critical applications in deepwater offshore sites, major pipeline and storage systems and large processing and refining facilities and liquefying natural gas.

      Most of Dresser-Rand’s revenues are generated from the sale and servicing of this second category of rotating equipment. We estimate that the worldwide aggregate annual value of new unit sales of the classes of equipment we manufacture and the aftermarket parts and services needs of the installed base of such equipment (both in-house and outsourced) is approximately $10 billion.

      Our industry is typically divided into two segments: new unit sales and aftermarket parts and services.

New Units

      New unit sales includes the engineering, manufacturing and sales of reciprocating and centrifugal compressors, steam and gas turbines, expanders and control systems.

•	Reciprocating Compressors. Reciprocating compressors use traditional piston and cylinder design to increase pressure within a chamber. Typically, reciprocating compressors are used in lower volume/higher compression ratio applications, including refinery processes, natural gas gathering and processing, extraction of natural gas liquids, chemical and refrigeration processes, and natural gas, ethylene, carbon dioxide and natural gas pipelines.

•	Centrifugal Compressors. Centrifugal compressors are a class of turbomachinery that uses a series of graduated impellers to increase pressure. Centrifugal compressors are typically used in a variety of higher-volume/lower compression ratio, and low and high pressure applications including oil and gas production, liquid natural gas, gas to liquid, synfuels, and process applications similar to reciprocating compressors.

•	Turbines. Steam and gas turbines are typically used as prime movers for mechanical and electrical drive applications including compressors, pumps, fans, blowers, and electrical generators.

      Since many of the units we sell are placed in mission critical applications for clients it is important that this equipment function as efficiently as possible as reliably as possible at the lowest cost possible. For this reason we believe that clients are focused on reducing the total cost of ownership throughout the life cycle of the equipment, and typically seek the most advanced technology in order to increase operating efficiency. Additionally, with units having a typical operating life of 30 years or more, units have substantial long term parts and services needs over their operating lives. For this reason we also believe clients consider quality and breadth of aftermarket support in selecting a supplier of rotating equipment.

Aftermarket Parts and Services

      With operational lives measured in decades, there is a substantial installed based of the compressors and related equipment in operation worldwide. Over their operating life cycle, these units have substantial parts and servicing needs. In addition, the units are typically completely revamped on a periodic basis. Clients purchase parts and upgrades either from the OEM or third-party providers. Repair, maintenance, and revamp service needs are met through a combination of client inhouse resources, OEMs and third-party service providers. Clients are increasingly outsourcing their services, as outsourcing provides the client greater financial and operating flexibility by minimizing their investment in maintenance personnel and technically proficient service resources with strong product experience. When selecting an aftermarket service provider, clients typically seek suppliers who can provide responsive and reliable service and solutions, from locally based service centers, across their entire installed base.

Industry Conditions

      Overall demand for compression products and services is generally linked to oil and natural gas consumption, both domestically and internationally. We believe that the rotating equipment and aftermarket services industry continues to have significant growth potential due to the following factors:

•	natural gas consumption is increasing worldwide at an average rate of 2.4% per year as a result of worldwide economic growth and the recognition of natural gas as a clean air fuel;

•	increased demand for forecasted natural gas is driving substantial growth in spending on liquefied natural gas infrastructure; forecast spending on LNG plant equipment for 2005-2008 is $13.4 billion, 155% more than was spent on such equipment from 1964-2004;

•	decline rates associated with maturing natural gas fields in the United States (as reflected in the table below) and other countries have resulted in increased requirements for compression products and services to maintain commercially viable levels of production;

•	the refining sector continues to experience increasing demand pressures as current refinery capacity is reaching a peak;

•	environmental laws such as the Clean Air Act and the curtailing of the prior practice of flaring gas will increase the demand for compression products and services;

•	the production of natural gas and oil worldwide, as reflected in the table below, will continue to grow as a result of increasing demand for fossil fuels; and

•	continued development of pipeline infrastructure, as reflected in the table below, particularly in Asia and Latin America, and increased privatization of state-owned energy producers internationally, will lead to increased outsourcing of compression services.

      We believe that rotating equipment solutions providers with global scale will be well positioned to participate in a disproportionately high share of the future growth in this industry as customers increasingly shift their business to the handful of companies with the ability to fulfill the full range of equipment and service needs worldwide.

Industry Stability

      Demand for compressors and related products and aftermarket services is generally less affected by short-term market cycles and oil and gas price volatility than the financial performance of companies operating in other sectors of the oilfield services industry because:

•	the demand for rotating equipment solutions is tied primarily to oil and natural gas consumption, which is generally less cyclical in nature than exploration activities;

•	rotating equipment is typically required for (i) oil and gas to be delivered from the wellhead to end-users, and (ii) end users to be able to process the oil and gas;

•	the customer base for rotating equipment solutions covers a wide range of end markets; and

•	demand for rotating equipment and services is geographically diversified.

      Adding to this stability is the fact that, while rotating equipment often must be specifically engineered or reconfigured to meet the unique demands of our customers, the fundamental technology of compression equipment has not experienced significant technological change.

      The foregoing information includes projections, or “forward-looking statements.” Projections are inherently uncertain; actual events will differ from the projections. Forecasts are particularly likely to be inaccurate, especially over long periods of time. See “Risk Factors” for factors that could cause actual results to vary from results referred to in the forward-looking statements above.

BUSINESS

      We are among the largest global suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical and process industries. In 2003, approximately 95% of our revenues were generated from oil and gas infrastructure spending. For the nine month period ended September 30, 2004, approximately 55% of our revenues were generated by our aftermarket parts and services segment, with the remainder generated by our new units segment. Our services and products are used for a wide range of applications, including oil and gas production, high-pressure field injection and enhanced oil recovery, pipelines, refinery processes, natural gas processing, and petrochemical production. We believe we have the largest installed base in the world of the classes of equipment we manufacture, with an estimated 40% of the total installed base of equipment in operation. Our installed base of equipment includes such well-recognized brand names as Dresser-Rand, Dresser-Clark, Worthington, Turbodyne and Terry. We provide a full range of aftermarket parts and services to this installed base through our global network of 24 service and support centers covering 90 countries. Our extensive and diverse client base consists of most major independent oil and gas producers and distributors worldwide, national oil and gas companies, and chemical and industrial companies. Our clients include BP, ChevronTexaco, Statoil, ExxonMobil, Lukoil, Sinopec, Shell Chemical, Duke Energy and the U.S. and certain foreign governments. No single client has represented more than 5% of our total revenues over any consecutive two-year period.

      We operate globally with manufacturing facilities in the United States, France, Germany, Norway, China, India and Brazil. We have one of the broadest sales and services networks in the industry, with locations in all of the major international energy markets, established coverage of over 90 countries, and over 4,600 employees worldwide. We believe our recent financial performance demonstrates our ability to improve our results through on-going commitment to operational excellence, as well as through the growth of our services-centered, solutions-based business model. For the year ended December 31, 2003 and the nine months ended September 30, 2004, our backlog was $419.9 million and $586.2 million, and we generated net income of $20.4 million and $37.7 million, and EBITDA of $59.0 and $60.6, respectively. Our backlog and EBITDA for the nine month period ended September 30, 2004 increased 21.8% and 196.5%, respectively, from the nine month period ended September 30, 2003, reflecting the impact of both our growth-oriented business realignment and our continued focus on operating efficiency. Our backlog increased from $481.1 million for the nine months ended September 30, 2003 to $586.2 million for the nine months ended September 30, 2004, of which $244.5 million had been filled by December 31, 2004.

      We continue to evolve our business toward a solutions-based service offering that combines our industry-leading technology, proprietary worldwide service center network and deep product expertise. This approach drives our growth as we offer integrated service solutions that help our clients maximize returns on their production and processing equipment. We believe our business model and alliance-based approach align us with our clients who are shifting from purchasing isolated units and services on a transactional basis to choosing service providers that can help optimize performance over the entire life cycle of their equipment. Our alliance program encompasses both the provision of new unit and/or services, and we offer our clients a dedicated team, streamlined engineering and procurement process and a life cycle approach to manufacturing, operating and maintaining their equipment, whether originally manufactured by us or by a third party. In a typical alliance, we are either the exclusive or preferred supplier of equipment and aftermarket parts and services to a client. Our alliances enable us to:

•	lower clients’ total cost of ownership and improve equipment performance;

•	lower our and our clients’ transaction costs;

•	better forecast our future revenues; and

•	develop a broad, continuing business-to-business relationship with our clients that often results in a substantial increase in the level of activity with those clients.

      The markets in which we operate are large and fragmented. We estimate that the worldwide aggregate annual value of new unit sales of the classes of equipment we manufacture and the aftermarket parts and services needs of the installed base of such equipment (both in-house and outsourced) is approximately

$10 billion. We believe that we are well positioned to benefit from a variety of long-term trends driving demand in our industry, including:

•	the trend to increased outsourcing of equipment maintenance and operation;

•	the maturation of producing fields worldwide, which requires increasing use of compression equipment to maintain production levels;

•	the substantial increase in demand for natural gas, which is driving growth in gas production, storage and transmission infrastructure;

•	regulatory and environmental initiatives, including clean fuel legislation and stricter emissions controls worldwide;

•	the aging installed base of equipment, which is increasing demand for aftermarket parts and services, revamps and upgrades;

•	increasing construction of natural gas production, storage and transportation infrastructure; and

•	the increased worldwide demand for fuel and feedstock resulting from economic growth.

Competitive Strengths

      Global Presence and Market Leadership. We believe that our broad portfolio of products and services, global presence, strong brand recognition, track record of innovation and reputation for quality and performance, combined with a sales presence in more than 90 countries, provide us with a significant advantage in competition for business from large, multinational customers. We operate in many of the world’s significant energy markets and believe that we are a leading provider in most of the markets we serve.

      Largest Installed Base in the Industry. As of September 30, 2004, we estimate that there were more than 77,000 of our units in operation. We believe this represents more than 40% of all the units in our classes of products that are currently in operation, and is the largest installed base of such equipment in the industry. This significant scale advantage offers a number of competitive benefits, including:

•	a significant opportunity to grow our aftermarket parts and services business as a result of the portion of our installed base currently serviced by clients in-house, combined with an industry trend toward outsourcing;

•	a substantial source of stable, recurring, defensible high-margin aftermarket revenue from the significant parts and services requirements of units over their long operational lives and clients’ general preference for OEM parts and services; and

•	the capacity to support both a high level of reinvestment in research and development and a global service center network that is difficult for competitors with a smaller installed base to match.

      Largest Network of Service and Support Centers. We have 24 service and support centers employing approximately 1,000 service personnel in 14 countries, providing coverage in over 90 countries and offering a broad range of support services. Because many aftermarket parts and services sales decisions are made by clients at the local plant level, on the basis of supplier expertise, local presence and response time, we believe that our global network puts us in position to win aftermarket business by responding quickly to client service needs with local resources and OEM product knowledge and experience. This network helps us to protect and grow our aftermarket parts and services business.

      Leading Technology Platform. We have a long history of technology leadership and innovation in our industry. Our research efforts center around leading technologies that maximize operating performance by increasing efficiency, durability, reliability and versatility. We are focused on developing new platform products, enhancing our existing platforms, and developing upgrades that can be offered to our existing installed base of units. For example, in the mid-1990s we spent approximately five years and over $60 million to develop our DATUM turbo compressor platform offerings. We believe this platform is more efficient than competing offerings, offers clients the lowest total cost of ownership, reduces emissions and noise levels and improves ease and speed of maintenance. In addition, we have brought to market numerous upgrades to our installed base in the past several years, including emission control equipment, performance and maintenance enhancers, and a suite of remote monitoring instrumentation.

      Fastest Cycle Time. We believe we generally have the fastest cycle time in the industry among manufacturers in our product range. Our short cycle time, the time from order booking to unit delivery, is valuable to the client and provides us with a competitive advantage. For example, the rules based design of our DATUM compressor platform, combined with our proprietary product Configurator software, allow us to shorten the front-end specification, design and engineering phases of the manufacturing process typically by one-third, thereby reducing the overall delivery time to our clients. On a typical oil and gas project, this can reduce unit delivery time by as much as 12 weeks, thus reducing project costs and providing earlier start-up of the production equipment.

      Substantial Investment in Systems. We view systems and processes as key elements in providing rapid, high-quality, differentiated service. We have invested substantial resources to develop a number of key systems, including:

•	Configurator. Our proprietary system for automating the preliminary engineering phase of designing a product to client specifications and automatically generating design drawings and bills of materials, which enables us to reduce costs and reduce by more than two months the typical industry cycle time of 12-14 months.

•	D-R Avenue. Part of our Client Relationship Management (CRM) system, D-R Avenue is a recently deployed proprietary database with information on our installed base of equipment as well as the equipment of some of our competitors, including type, location, age, application, and maintenance history. This database positions us to better serve our clients and grow our aftermarket parts and services business by leveraging our knowledge and resources through a proactive sales approach.

•	Client Interface and Response System (CIRS). Part of our CRM system, this proprietary client relationship system allows clients to log any technical support or service requests they have into our system, automatically directs the request to both our field-based account manager and the most appropriate subject-matter expert in our company, and tracks our follow up on the client request. This provides the client with rapid access to the most knowledgeable personnel in our organization, and allows us to effectively monitor and manage our responsiveness to client requests.

•	Skills Registry. This database contains profiles of our service personnel, including education, training, experience, performance and safety records, and language skills. We frequently provide clients with profiles of our proposed service personnel, allowing them the opportunity to preapprove members of their service team.

•	TES. We use a Siebel-based technology enabled selling tool (TES), which allows us to systematically manage the entire sales cycle from lead generation to order booking on a global basis. This system provides productivity gains in our business processes associated with opportunity management, data collection and analysis, market intelligence, and communication associated with our clients and markets.

      Strong and Experienced Management Team. Our management team has a demonstrated track record of financial and operational achievement. The management team has an average of 17 years experience with us, including our CEO who has been with us for 23 years, and has extensive industry experience and longstanding customer relationships. This management team has been responsible for the successful services revenue growth and cost reduction initiatives that have driven our increased profitability.

      Attractive Business Model. Our business model has several attractive features, including:

•	Strong, Stable Cash Flow with Low Growth Capital Requirements. As a result of the recurring revenue from our aftermarket parts and services business, progress payments from customers that limit our need for additional working capital as we grow, and the moderate capital expenditures needed to support our services-based growth model, our business generates strong, recurring cash flows. Our cash flow from operations grew from $17.7 million to $62.3 million, an increase of 252%, for the nine month period ended September 30, 2004 as compared to the nine month period ended September 30, 2003.

•	Visibility. We have a high degree of visibility into our forecasted financial performance. A substantial portion of our new unit orders is booked six to nine months in advance of delivery. As of September 30, 2004 and September 30, 2003, our new units backlog was $417.8 million and $347.7 million, respectively, representing a 20.2% increase. Since December 2000, our new units backlog has consistently exceeded 80% of our next twelve month new units revenues.

Business Strategy

      In 2003, approximately 95%, of our revenues were generated from energy infrastructure and oilfield spending. Additionally, $542.4 million, or 40.6%, of our total revenues were generated by our aftermarket parts and services business. We intend to continue to focus on the oilfield, natural gas and energy sectors and thus expect to capitalize on the expected long-term growth in equipment and services investment, especially related to natural gas, in these sectors.

      Increase Sales of Aftermarket Parts and Services to Existing Installed Base. The substantial portion of the aftermarkets parts and services needs of our existing installed base of equipment currently not, or only partially, serviced by us represents a significant opportunity for growth. We believe the market has a general preference for aftermarket OEM parts and services. We are implementing a proactive approach to aftermarket parts and services sales that capitalizes on our knowledge of the installed base of our own and our competitors’ equipment. By using D-R Avenue, we are in a position to be able to identify technology upgrades that improve the performance of our clients’ assets and to proactively suggest upgrade and revamp projects that clients may not have considered. We are upgrading our service response by integrating the expertise of our factory-based product engineers with the client-oriented service personnel in the field through our CIRS system. The CIRS system significantly enhances our ability to rapidly and accurately respond to any technical support or service request from our clients. We believe our premium service level will result in continued growth of sales of aftermarket parts and services.

      Expand Aftermarket Parts and Services Business to Non-Dresser-Rand OEM Equipment. We believe the aftermarket parts and services market for non-Dresser-Rand equipment represents a significant growth opportunity that we have only just begun to pursue on a systematic basis. As a result of the knowledge and expertise derived from our long history and experience servicing the largest installed base in the industry, combined with our extensive investment in technology, we have a proven process of applying our technology and processes to improve the operating efficiency and performance of our competitors’ products. Additionally, with the largest global network of full-capability service centers, we are often in a position to provide quick response to clients and to offer local service. We believe these are important service differentiators for our clients. Through the D-R Avenue project, we have assembled a significant amount of data on competitors’ installed equipment base, and we intend to capitalize on our knowledge, our broad network of service centers, flexible technology and existing relationships with most major industry participants to grow our aftermarket parts and services solutions for non-Dresser-Rand equipment.

      Grow Alliances. As a result of the need to improve efficiency in a competitive global economy, oil and gas companies are frequently consolidating their supplier relationships and seeking alliances with suppliers, shifting from purchasing units and services on an individual transactional basis to choosing service providers that can help them optimize performance over the entire life cycle of their equipment. In the past three years, we have seen a high level of interest among our clients in seeking alliances with us, and we have entered into agreements with more than 30 of our major clients. We plan to leverage our market leadership, global presence and comprehensive range of products and services to continue to take advantage of this trend by pursuing new client alliances as well as strengthening our existing alliances. We currently are the only alliance partner for rotating equipment with Statoil, Marathon Ashland Petroleum, Shell Chemicals (USA) and others. In addition, we are a preferred, non-exclusive supplier to other alliance partners, including British Petroleum, ConocoPhillips, ExxonMobil and Duke Energy.

      Expand our Performance-Based Long-Term Service Contracts. We are growing the outsourced services market with our performance-based operations and maintenance solutions (known as our Availability+ program), which are designed to offer clients significant value (improved equipment performance, decreased life cycle cost and higher availability levels) versus the traditional services and products approach. These contracts generally represent multiyear, recurring revenue opportunities for us that typically include a performance-based element to the service provided. We offer these contracts for most of the markets that we serve.

      Introduce New and Innovative Products and Technologies. We believe we are an industry leader in introducing new, value-added technology. Product innovation has historically provided, and we believe will continue to provide, significant opportunities to increase revenues from both new product sales and upgrades to our installed base of equipment. Many of our products utilize innovative technology that lowers operating costs, and other OEMs’, improves convenience and increases reliability and performance. These products typically generate higher margins than our more conventional products. Examples of recent new offerings include adapting the DATUM compressor platform for the revamping of other OEM equipment, a new design of dry-gas seals and bearings, and a new generation of multiphase turbo separators. We recently have introduced a complete line of remote-monitoring and control instrumentation that offers significant performance benefits to clients and enhances our operations and maintenance services offering. We plan to continue developing innovative products, including new compressor platforms for subsea and underground applications, which would further open up new markets to us.

      Continue to Improve Profitability. We continually seek to improve our financial and operating performance through cost savings and productivity improvements. Since the fourth quarter of 2002, we adopted a number of restructuring programs across our entire company. An important element in these programs was process innovation that permitted us to streamline our operations. As a result, from September 30, 2002 through September 30, 2004, we consolidated eight facilities and reduced head count from 5,942 to 4,601 employees. As a result of our business realignment toward our aftermarket parts and services segment, our lean manufacturing initiatives and our decision to begin charging customers a margin on third-party equipment they ask us to package with our own units, our operating income per employee (based on the average number of employees in each product) for the nine month period ended September 30, 2004 as compared to the nine month period ended September 30, 2003, increased from $1,241 to $9,390. We are focused on continuing to improve our cost position in every area of our business, and we believe there is substantial opportunity to further increase our productivity in the future.

      Selectively Pursue Acquisitions. We intend to continue our disciplined pursuit of acquisition opportunities that fit our business strategy. We expect to make acquisitions within the energy sector that add new products or technologies to our portfolio, provide us with access to new markets or enhance our current market positions. Given our size and the large number of small companies in our industry and related industries, we believe we are well positioned to be an industry consolidator over time.

Services and Products

      We design, manufacture and market highly engineered rotating equipment and services sold primarily to the worldwide oil, gas, petrochemical and industrial process industries. Our segments are new units and aftermarket parts and services. The following charts show the proportion of our revenue generated by segment, geography and end market for the periods indicated:

New Units

      We are a leading manufacturer of highly-engineered turbo and reciprocating compression equipment and steam and also manufacture special-purpose gas turbines. Our new unit products are built to client specifications for long-life, critical applications. The following is a description of the new unit products that we currently offer.

      Turbo Products. We are a leading supplier of turbomachinery for the oil and gas industries worldwide. In 2003, in North America new unit turbomachinery sales, we were the clear leader, and continued to rank in the top three in worldwide market share. Centrifugal compressors utilize turbomachinery technology that employs a series of graduated impellers to increase pressure. Generally, these centrifugal compressors are used to re-inject natural gases into petroleum fields to increase field pressures for added petroleum recovery. In addition, centrifugal compression is used to separate the composition of various gases in process applications to extract specific gases. These compressors are also used to provide the compression needed to increase pressures required to transport gases between gas sources through pipelines. Applications for our turbo products include gas lift and injection, gas gathering, storage and transmission, synthetic fuels, ethylene, fertilizer, refineries and chemical production.

      In 1995, we introduced the DATUM product line, which incorporates enhanced engineering features that provide significant operating and maintenance benefits for our clients. The DATUM is a comprehensive line of radial and axial split, modular and scalable construction, for flows to 500,000 cubic feet per minute(CFM), and discharge pressures to over 10,000 pounds per square inch gauge (psig). In some applications, a single DATUM compressor can compress greater flows per frame size than a comparable existing product offering, resulting in the capability to handle the same pressure ratio with less frames. The DATUM product line also offers improved rotor stability characteristics. DATUM compressors are available in 14 frame sizes. In addition to the DATUM centrifugal compressor line, we manufacture a line of axial flow compressors, legacy centrifugal compressors, hot-gas expanders, gas and power turbines and control systems.

      In addition, we offer a variety of gas turbines ranging in power capacity from approximately 1.5 to 60 megawatts (MW), which support driver needs for various centrifugal compressor product lines, as well as for power generation applications.

      Reciprocating Compressors. We are a leading supplier of reciprocating compressors, offering products ranging from medium to high speed separable units driven by engines to large slow speed motor driven process reciprocating compressors. In 2003, in North America new unit reciprocating processors sales, we were the clear leader, and continued to rank in the top three in worldwide market share. Reciprocating compressors use a traditional piston and cylinder design engine to increase pressure within a chamber. Typically, reciprocating compressors are used in lower volume/higher compression ratio applications. We offer 11 models of process reciprocating compressors, with power capacity ranging from 5 to 45,000 HP, and pressures ranging from vacuum to 60,000 psig. We offer six models of separable compressors, with power ratings to 10,500 HP. Applications for our reciprocating compressors include refiner processes, natural gas transmission and processing, high pressure injection, pipelines, production, natural gas liquid recovery, gas gathering, gas lift, gas reinjection and fuel gas booster.

      Steam Turbines. We are a leading supplier of standard and engineered mechanical drive steam turbines and turbine generator sets. Steam turbines use steam from power plant or process applications and expand it through nozzles and fixed and rotating vanes, converting the steam energy into mechanical energy of rotation. We are one of the few remaining North American manufacturers of standard and engineered multi-stage steam turbines. Our mechanical drive steam turbine models have power capacity ranging from 2 to 75,000 HP and are used primarily to drive pumps, fans, blowers and compressors. Our models that have power capacity up to 75,000 kW are used to drive electrical generators. Our steam turbines are used in a variety of industries, including oil and gas, refining, petrochemical, chemical, pulp and paper, electrical power production and utilities, sugar and palm oil. We also build equipment for universities, municipalities and hospitals. We are the sole supplier to the United States Navy of steam turbines for aircraft carrier propulsion.

Revamp/Upgrade Opportunities

      In addition to supplying new rotating units, there are significant opportunities for us to supply engineered revamp and upgrade services to the installed base of rotating equipment.

      Revamp services involve significant improvement of the aerodynamic performance of rotating machinery by incorporating newer technology to enhance equipment efficiency, durability or capacity. For example, steam turbine revamps involve modifying the original steam flow path components to match new operating specifications such as horsepower, speed and steam condition.

      Upgrade services are offered to all lines of rotating equipment, either in conjunction with revamps or on a stand alone basis. Upgrades are offered to provide the latest applicable technology components for the equipment to improve durability, reliability, and/or availability. Typical upgrades include replacement of components such as governors, bearings, seals, pistons, electronic control devices, and retrofitting of existing lubrication, sealing and control systems with newer technology.

      Our proactive efforts to educate our clients on improved revamp technologies to our DATUM line has proven to offer significant growth potential with attractive margins. We have the support systems in place, including our technology platform and service facilities and our cost effective Configurator platform, for preparing accurate proposals, to take advantage of the growth potential in this market. In addition, we believe our alliance relationships will allow us to create new revamp opportunities.

New Product Development

      New product development is an important part of our business. We believe we are an industry leader in introducing new, value-added technology. Our investment in research and development has resulted in numerous technology upgrades focused on aftermarket parts and services growth. Our recent new product development includes adapting the DATUM compressor platform for revamping of other OEM equipment, a new design of dry-gas seals and bearings, and a new generation of multiphase turbo separators. We have recently introduced a complete suite package of remote monitoring and control instrumentation that offers significant performance benefits to clients and enhances our operations and maintenance services offering. We plan to continue developing innovative products, including new compressor platforms for subsea and underground applications, which would be first-in-class products opening up new markets.

      We believe clients are increasingly choosing their suppliers based upon capability to custom engineer, manufacture and deliver reliable high-performance products, with the lowest total cost of ownership, in the shortest cycle time, and to provide timely, locally based service and support. Our client alliance sales have increased substantially as a result of our ability to meet these client requirements. For example, the proportion of our core centrifugal and process reciprocating new unit revenues from client alliances has increased from approximately 20% for 2000 to approximately 45% for 2003.

Aftermarket Parts and Services

      The aftermarket parts and services segment provides us with long-term growth opportunities and a steady stream of recurring revenues and cash flow. With a typical operating life of 30 years or more, rotating equipment requires substantial aftermarket parts and services needs over its operating life. Parts and services activities tend to realize higher margins than new unit sales. Additionally, the cumulative revenues from these aftermarket activities often exceeds the initial purchase price of the unit, which in many cases is as low as five percent of the total life cycle cost of the unit of the total life cycle cost to the client over the life of the unit. Our aftermarket parts and services business offers a range of services designed to enable clients to maximize their return on assets by optimizing the performance of their mission-critical rotating equipment. We offer a broad range of aftermarket parts and services, including:

•	Replacement Parts

•	Equipment Repair & Rerates

•	Field Service Turnaround

•	Equipment Installation

•	U.S. Navy Service & Repair

•	Applied Technology

•	Operation and Maintenance Contracts

•	Long-Term Service Agreements

•	Rotor Storage

•	Special Coatings/ Weldings

•	Condition Monitoring

•	Product Training

•	Controls Retrofit

•	Turnkey Installation/ Project Management

•	Equipment Technology Upgrades

•	Site/ Reliability Audits

      We believe we have the largest installed base of the classes of equipment we manufacture and the largest associated aftermarket parts and services business in the industry. Many of the units we manufacture are unique and highly engineered and require knowledge of their design and performance characteristics to service. We estimate that we currently provide approximately 50% of the supplier provided aftermarket parts and services needs of our own manufactured equipment base, and less than two percent of the aftermarket parts and services needs of the equipment base of other manufacturers. We focus on a global offering of critical, technologically advanced aftermarket offerings, and as a result our aftermarket activities tend to be concentrated on the provision of higher value added parts and upgrades, and the delivery of sophisticated operating, repair, and overhaul services. Smaller independent companies tend to focus on local markets and have a more basic aftermarket offering.

      We believe clients generally show a preference for purchasing aftermarket parts and services from the OEM of a unit. A significant portion of our installed base is serviced in-house by our clients. However, we believe there is an increasing trend for clients to outsource this activity, driven by declining in-house expertise, cost efficiency and the superior service levels and operating performance offered by OEM service providers. We do not believe that a material portion of our installed base is serviced by any single third-party provider. The steady demand from our installed base for parts and aftermarket services represents a stable source of recurring revenues and cash flow. Moreover, with our value-based solutions strategy, we have a demonstrated track record of growth in this segment as a result of our focus on expanding our service offerings into new areas, including servicing other OEMs’ installed base of equipment, developing new technology upgrades and increasing our penetration of higher volume-added services to our own installed base.

      Because equipment in our industry typically has a multi-decade operational life, we believe aftermarket parts and services capability is a key element in both new unit purchasing decisions and sales of service contracts. Given the critical role played by the equipment we sell, customers place a great deal of importance on a supplier’s ability to provide rapid, comprehensive service, and we believe that the aftermarket parts and services business represents a significant long-term growth opportunity. We believe important factors for our clients include a broad product range servicing capability, the ability to provide technology upgrades, local presence and rapid response time. We offer a comprehensive range of aftermarket parts and services, including installation, maintenance, monitoring, operation, repairs, overhauls and upgrades. We provide our solutions to our clients through a proprietary network of 24 service and support centers in 14 countries, employing over 1,000 service personnel, servicing our own and other OEMs’ turbo and reciprocating compressors as well as steam and gas turbines. Our coverage area of service centers servicing both turbo and reciprocating compressors is believed to be more than twice as large as that of our next closest competitor.

Sales and Marketing

      We market our services and products worldwide through our established sales presence in over 20 countries. In addition, in certain countries in which we do business, we sell our services and products through distributors. Our sales force is comprised of over 350 direct sales/service personnel and a global network of 85 independent representatives, as well as 24 service and support centers in 14 countries who sell our products and provide service and aftermarket support to our installed base locally in over 90 countries.

Manufacturing and Engineering Design

      Our manufacturing processes generally consist of fabrication, machining, component assembly and testing. Many of our products are designed, manufactured and produced to order and are often built to clients’ specifications for long-life, mission-critical applications. To improve quality and productivity, we are implementing a variety of manufacturing strategies including focus factories, low cost manufacturing, and integrated supply chain management. With the introduction of the Configurator, we have reduced cycle times of engineering designs by approximately one-third, which we believe to be one of the lowest cycle times in the industry. In addition, we have been successful in outsourcing the fabrication of subassemblies and components of our products, such as lube oil consoles and gas seal panels, whenever costs are significantly lower and quality is comparable to our own manufacturing. Our manufacturing operations are conducted in nine locations around the world. We have major manufacturing plants outside the United States in France, Norway, Germany, and China.

      We strive to manufacture the highest quality products and are committed to improve the quality and efficiency of our products and processes. For example, we have established a full-time worldwide process innovation team of 80 employees who work across our various departments, including engineering, finance, purchasing and others, and who are focused on providing our clients with faster and improved configured solutions, short service response times, improved cycle times and on-time-delivery. The team uses a combination of operational performance and continuous improvement tools from Lean Enterprise, 6 Sigma, Value Engineering/ Value Analysis, Total Quality Management, plus other value-creation and change management methodologies. Our aggressive focus on product quality is essential due to the strict performance requirements for our final products. All of our plants are certified in compliance with ISO 9001, with several also holding ISO 14001.

      We manufacture many of the components included in our products. The principal raw materials required for the manufacture of our products are purchased from numerous suppliers, and we believe that available sources of supply will generally be sufficient for its needs for the foreseeable future.

Clients

      Our clients include most of the world’s major and national oil companies, large, independent refiners, major energy companies, multinational engineering and construction companies, process and petrochemical companies, the United States government, and other businesses operating in certain process industries. Our extensive and diverse client base consists of most major public, private and government energy companies worldwide and includes BP, ChevronTexaco, Statoil, ExxonMobil, Lukoil, Sinopec, Shell Chemical, Duke Energy and U.S. and foreign governments. While orders in our industry tend to be large, no single client has represented more than 5% of our total revenues over any consecutive two year period, and in any given year only once has a single client represented greater than 10% of our total net revenues. In 2003, our largest client, British Petroleum, represented 10.8% of our total revenues.

      We believe our business model aligns us with our clients who are shifting from purchasing isolated units and services on an individual transactional basis to choosing service providers that can help optimize performance over the entire life cycle of their equipment. We are responding to this demand by moving to an alliance-based approach. An alliance can encompass the provision of new units and/or services, whereby we offer our clients a dedicated, experienced team, streamlined engineering and procurement processes, and a life cycle approach to operating and maintaining their equipment. Pursuant to the terms of an alliance agreement, we become the client’s exclusive or preferred supplier, of rotating equipment and aftermarket parts and services which gives us an advantage in obtaining new business from that client. Our client alliance agreements include frame agreements, preferred supplier agreements, and blanket purchasing agreements. The alliance agreements are generally terminable upon 30 days’ notice, and therefore do not assure a long-tern business relationship. We have so far entered more than 30 significant alliances, and currently are the only alliance partner for like rotating equipment with exclusive alliances with Statoil, Marathon Ashland and Shell Chemicals (USA). We also have preferred supplier alliances with ConocoPhillips, ExxonMobil and Duke Energy, and non-exclusive agreements with BP and other clients.

Competition

      We encounter competition in all areas of our business, principally in the new units segment. We compete against products manufactured by both U.S. and non-U.S. companies. The principal methods of competition in these markets relate to product performance, client service, product lead times, global reach, brand reputation, breadth of product line, quality of aftermarket service and support and price. We believe the significant capital required to construct new manufacturing facilities, the production volumes required to maintain low unit costs, the need to secure a broad range of reliable raw material and intermediate material supplies, the significant technical knowledge required to develop high performance products, applications and processes and the need to develop close, integrated relationships with clients serve as disincentives for new market entrants. Some of our existing competitors, however, have greater financial and other resources than we do.

      Over the last 20 years, the turbo compressor industry has consolidated from more that 15 to eight competitors, the reciprocating compressor industry has consolidated from 12 to six competitors and the steam turbine industry has consolidated from 18 to nine competitors. Our competitors in the new unit segment of the turbo compressor industry include General Electric/ Nuovo Pignone, Siemens, Solar Turbines, Inc., Rolls-Royce Group plc, Elliott/ Ebara, Mitsubishi Heavy Industries and Man Turbo (GHH); in the reciprocating compressor industry include General Electric/ Nuovo Pignone, Burckhardt, Sulzer, Ltd., Neuman & Esser, Peter Brotherhood Ltd., Ariel Corp., Thomassen and Cooper Compression; and in the steam turbine industry include Elliott, Siemens, General Electric/ Nuovo Pignone, Mitsubishi Heavy Industries, Tuthill Coppus Murray, Shin Nippon and Kühnle, Kopp & Kausch.

      In our aftermarket parts and services segment, we compete with our major competitors as discussed above, small independent local providers and our clients’ in-house service providers. However, we believe there is an increasing trend for clients to outsource services, driven by declining in-house expertise, cost efficiency and the superior service levels and operating performance offered by OEM knowledgeable service providers.

Research and Development

      We typically spend about one percent of our revenues on research and development each year. Our research and development expense for 2003 was $8.1 million. We believe current expenditures are adequate to sustain ongoing research and development activities. It is our policy to make a substantial investment in research and development each year in order to maintain our product and services leadership positions. We have developed many of the technology and product breakthroughs in our markets, and manufacture some of the most advanced products available in each of our product lines. We believe we have significant opportunities for growth by developing new services and products that offer our clients greater performance and significant cost savings. We are also actively involved in research and development programs designed to improve existing products and manufacturing methods.

Employees

      As of September 30, 2004, we had 4,601 employees worldwide. Of our employees, approximately 62% are located in the United States. Approximately 37% of our employees in the United States are covered by collective bargaining agreements. None of our material collective bargaining agreements will expire through the end of 2005, and one will expire in each of 2006, 2007 and 2008. In addition, we have an agreement with the United Brotherhood of Carpenters and Joiners of America whereby we hire skilled trade workers on a contract-by-contract basis. Our contract with the United Brotherhood of Carpenters and Joiners of America can be terminated by either party with ninety days prior written notice. Our operations in the following countries are unionized: Le Havre, France; Oberhausen, Germany; Kongsberg, Norway; and Naroda, India. Additionally, overseas, approximately 37% of our employees belong to industry or national labor unions. We believe that our relations with our employees are good.

Properties and Facilities

      Our corporate headquarters are located in Olean, New York. The following table describes the material facilities owned or leased by us and our subsidiaries as of June 30, 2004:

		Approx.
Location	Status	Square Feet	Type

Painted Post, New York	Owned/Leased	840,000	Manufacturing and services
Olean, New York	Owned/Leased	970,000	Manufacturing and services
Wellsville, New York	Owned/Leased	380,000	Manufacturing and services
Campinas, Brazil	Owned	103,000	Manufacturing and services
Kongsberg, Norway	Leased	40,000	Manufacturing and services
Le Havre, France	Owned/Leased	650,000	Manufacturing and services
Naroda, India	Leased	730,000	Manufacturing and services
Oberhausen, Germany	Owned	26,000	Manufacturing and services
Houston, Texas	Owned	115,000	Services

Environmental and Government Regulation

      Manufacturers, such as our company, are subject to extensive environmental laws and regulations concerning, among other things, emissions to the air, discharges to land, surface water and subsurface water, the generation, handling, storage, transportation, treatment and disposal of waste and other materials, and the remediation of environmental pollution relating to such companies’ (past and present) properties and operations. Costs and expenses under such environmental laws incidental to ongoing operations are generally included within operating budgets. Potential costs and expenses may also be incurred in connection with the repair or upgrade of facilities to meet existing or new requirements under environmental laws. In many instances, the ultimate costs under environmental laws and the time period during which such costs are likely to be incurred are difficult to predict. We do not believe that our liabilities in connection with compliance issues will have a material adverse effect on us.

      Various federal, state and local laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In addition, such laws impose liability for such costs on persons who disposed of or arranged for the disposal of hazardous substances at third-party sites. Such liability may be imposed without regard to legality of the original actions and without regard to whether we knew of, or were responsible for, the presence of such hazardous or toxic substances, and such liability may be joint and several with other parties. If the liability is joint and several, we could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable.

      We have sent wastes from our operations to various third-party waste disposal sites. From time to time we receive notices from representatives of governmental agencies and private parties contending that we are potentially liable for a portion of the investigation and remediation costs and damages at such third party sites. We do not believe that our liabilities in connection with such third-party sites, either individually or in the aggregate, will have a material adverse effect on us.

      The equity purchase agreement provides that, with the exception of non-Superfund off-site liabilities and non-asbestos environmental tort cases which have a three year limit for a claim to be filed, Ingersoll-Rand will remain responsible without time limitations for all known environmental liabilities as of the closing date. Each of these liabilities has to be placed on The Environmental Remediation and Compliance Schedule to the equity purchase agreement (the “Final Schedule”) prior to the closing and are defined as “Identified Environmental Liabilities.” We will be responsible for all liabilities that were not identified prior to the closing date. To determine which matters will be included in the Final Schedule, we conducted Phase I assessments at 30 Dresser-Rand Entity facilities. Based on this assessment, a schedule prepared prior to the signing of the equity purchase agreement includes: (a) a list of known non-compliance matters; (b) a list by facility of areas at which we plan to conduct Phase II sampling between the signing and the closing; (c) a list of documents not yet received or analyzed by us as of the date of the equity purchase agreement; and (d) a list of all known off-site locations to which the facilities sent waste.

      Prior to the closing, the Final Schedule will be prepared to reflect the compliance issues identified earlier plus new compliance issues discovered during the review of documents produced after the date of the equity purchase agreement. In addition, based on the Phase II investigation, the Final Schedule will list all contamination that the parties agree should be included therein. The equity purchase agreement provides that the known areas of contamination included on the Final Schedule must be broadly defined to include each known point of contamination plus all contamination associated with that area or identified during an investigation relating to the known point of contamination. Known contamination will be included in the Final Schedule if it meets one of several standards, the most important of which is that if the contamination were known by the applicable governmental authority, that authority would be expected to require a response action (which is broadly defined to include not only cleanup, but investigation and monitoring). If the parties cannot agree whether a point of contamination belongs on the Final Schedule, the equity purchase agreement includes an arbitration provision to resolve the issue.

      Ingersoll-Rand must use commercially reasonable efforts to correct non-compliance matters prior to the closing. Ingersoll-Rand is responsible for all response actions and must perform required response actions diligently, except that Ingersoll-Rand is only required to conduct a response action after being ordered to do so by a governmental entity to the extent the contamination at leased properties was caused by a third-party or to the extent the contamination at owned properties resulted from off-site migration caused by releases by a third-party.

Intellectual Property

      We rely on a combination of patent, trademark, copyright and trade secret laws, employee and third-party nondisclosure/confidentiality agreements and license agreements to protect our intellectual property. We sell most of our products under a number of registered trade names brand names and registered trademarks which we believe are widely recognized in the industry.

      In addition, many of our products and technologies are protected by patents. Except for our company’s name and principal mark “Dresser-Rand,” no single patent, trademark or trade name is material to our business as a whole. We anticipate we will apply for additional patents in the future as we develop new products and processes. Any issued patents that cover our proprietary technology may not provide us with substantial protection or be commercially beneficial to us. The issuance of a patent is not conclusive as to its validity or its enforceability. If we are unable to protect our patented technologies, our competitors could commercialize our technologies. Competitors may also be able to design around our patents. In addition, we may also face claims that our products, services, or operations infringe patent or other intellectual property rights of others.

      With respect to proprietary know-how, we rely on trade secret protection and confidentiality agreements. Monitoring the unauthorized use of our proprietary technology is difficult, and the steps we have taken may not prevent unauthorized use of such technology. The proprietary disclosure or misappropriation of our trade secrets could harm our ability to protect our rights and our competitive position.

      Our company’s name and principal mark is a combination of the names of our founder companies, Dresser Industries, Inc. and Ingersoll-Rand. We have acquired rights to use the “Rand” portion of our principal mark from Ingersoll-Rand, and the rights to use the “Dresser” portion of our name from Dresser, Inc., an affiliate of First Reserve. If we lose the right to use either the “Dresser” or “Rand” portion of our name, our ability to build our brand identity could be negatively affected.

Legal Proceedings

      In the normal course of business, we are involved in a variety of lawsuits, claims and legal proceedings, including commercial and contract disputes, employment matters, product liability claims, environmental liabilities and intellectual property disputes. In our opinion, pending legal matters are not expected to have a material adverse effect on our results of operations, financial condition, liquidity or cash flows.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth the name, age as of December 1, 2004 and position of each person that serves as an executive officer or director of our company.

Name	Age	Position

Vincent R. Volpe Jr.	46	President, Chief Executive Officer and Director
Stephen A. Riordan	45	Chief Financial Officer
Walter J. Nye	49	Executive Vice President, Product Services
Bradford W. Dickson	49	Executive Vice President, Worldwide Units
Christopher Rossi	40	Vice President and General Manager, North American Operations
Jean-Francois Chevrier	57	Vice President and General Manager, European Operations
Elizabeth C. Powers	45	Vice President, Human Resources
William E. Macaulay	59	Chairman of the Board of Directors
Thomas J. Sikorski	43	Director
Mark A. McComiskey	32	Director
Kenneth W. Moore	35	Director

      Vincent R. Volpe Jr. is our President and Chief Executive Officer and serves as a member of our board of directors following the acquisition. Mr. Volpe has been with Dresser-Rand Company and its predecessor companies since 1981. He has held positions in Engineering, Marketing and Operations residing and working in various countries, including: Applications Engineer in Caracas, Venezuela; Vice President Dresser-Rand Japan in Tokyo, Japan; Vice President Marketing and Engineering Steam and Turbo Products; and Executive Vice President European Operations in Le Havre, France and President Dresser-Rand Europe in London, U.K. Mr. Volpe returned to Olean in January 1997 and became President of Dresser-Rand Company’s Turbo Product Division, a position he held until September 2000. In April 1999, he assumed the additional role of Chief Operating Officer for Dresser-Rand Company, responsible for worldwide manufacturing, technology and supply chain management, serving in that position until September 2000. Mr. Volpe became President and Chief Executive Officer of Dresser-Rand Company in September 2000. He is proficient in five languages. Mr. Volpe earned a BS in Mechanical Engineering and a BA in German literature, both from Lehigh University.

      Stephen A. Riordan is our Chief Financial Officer following the acquisition. Mr. Riordan has served as Vice President, Finance since January 2003. From January 1998 until December 2002, Mr. Riordan worked as an independent consultant to numerous Ingersoll-Rand business units both domestically and internationally. Mr. Riordan joined Ingersoll-Rand in 1981 and spent sixteen years in the Finance function in positions of increasing responsibility. From May 1993 until November 1997, Mr. Riordan was the Worldwide Division Controller for Ingersoll-Rand’s European Paving Equipment business unit in Germany. Mr. Riordan earned his CPA and is presently a Certified Management Accountant. Mr. Riordan possesses a BS in Accountancy from Bentley College and an MBA from Lehigh University.

      Walter J. Nye is our Executive Vice President, Worldwide Product Services following the acquisition. Mr. Nye has been with Dresser-Rand Company and its predecessor companies since 1975. He has held numerous positions of increasing responsibility including Controller, Turbo Products Division; President, Dresser-Rand Services Division; and has served as Executive Vice President, Product Services since October 1997. Prior to this appointment, Mr. Nye served as Controller for Worldwide Turbo Operations. He has worldwide responsibility for our aftermarket parts and services business, including sales, repairs, field technical support, services and solutions. He has also been active in the involvement in Olean Turbo world class manufacturing investment program, reengineering, business strategy and cost reduction. Mr. Nye earned a BA from St. Bonaventure University and a Certificate in Management Accounting.

      Bradford W. Dickson is our Executive Vice President, New Equipment Worldwide following the acquisition. Mr. Dickson has been with Dresser-Rand Company and its predecessor companies since 1977. He has held various leadership positions in International Sales, Marketing, and Project Management for Dresser-Rand Company and its predecessors, including three years located in Caracas, Venezuela managing the Venezuelan and Colombian Operations. From January 1999 to August 2000, Mr. Dickson served as Executive Vice President, Latin America, and served as Executive Vice President, The Americas Region, from August 2000 to April 2, 2003. From April 2002 to July 2003, Mr. Dickson served as Executive Vice President, The Americas and Asia Pacific Regions. He was appointed in July 2003 to Executive Vice President, responsible for all company new equipment sales worldwide, and also carries responsibility for Corporate Marketing and the Government Business Unit. Mr. Dickson has over 27 years of experience in the global energy industry working with compressors and turbines for process, oil and gas applications. Mr. Dickson earned a BS in Engineering from the University of Illinois and an MBA from the University of Southern California’s Marshall School of Business.

      Christopher Rossi is our Vice President and General Manager, North American Operations following the acquisition. Mr. Rossi has been with Dresser-Rand Company and its predecessor companies since 1987. He has held various leadership positions within Dresser-Rand Company in the areas of Engineering, Production, Materials Management, and Supply Chain Management. In October 2003, Mr. Rossi was appointed as Vice President and General Manager, North American Operations, responsible for all U.S. plants, and worldwide Development Engineering. Mr. Rossi served as Vice President, Supply Chain Management Worldwide from March 1998 to January 2001, and as Vice President and General Manager Painted Post Operation from February 2001 to October 2003. Mr. Rossi earned a BSME from Virginia Tech and an MBA in Corporate Finance and Operations Management from the University of Rochester’s Simon School of Business.

      Jean-Francois Chevrier is our Vice President and General Manager, European Operations following the acquisition. Mr. Chevrier has been with Dresser-Rand Company and its predecessor companies since 1990. He has held the positions of Operations Manager in Le Havre, France; Director, Special Projects in Olean, New York; and General Manager Turbo Products, Europe. From March 1997 to July 2000, he held the position of Vice President & General Manager, French Operations. Since August 2000, Mr. Chevrier has served as the Vice President & General Manager for European Operations in Le Havre, France, which includes responsibility for our businesses and plants in Oberhausen, Germany, and Kongsberg, Norway. Prior to joining Dresser-Rand Company, Mr. Chevrier held various leadership positions at a Peugeot subsidiary, specializing in military and aerospace hydraulic equipment. Mr. Chevrier earned a BSME from Tarbes University in France.

      Elizabeth C. Powers is our Vice President, Human Resources following the acquisition. Ms. Powers has served as Vice President, Human Resources of Dresser-Rand Company since April 2004. Ms. Powers was the Vice President for Ingersoll-Rand’s Global Business Service from January 1999 until January 2003. In this capacity, she was responsible for directing the design of worldwide benefits, as well as establishing the Human Resource Shared Services organization for Ingersoll-Rand. Ms. Powers left Ingersoll-Rand on a leave of absence from January 2003 until March 2004. Ms. Powers has been with Dresser-Rand Company and its predecessor companies since 1986. She has held various Human Resource positions in Dresser-Rand Company since the start of the joint venture and has also worked as Director and Vice President of Human Resources in various Ingersoll-Rand businesses. From 1994 to 1998, Ms. Powers served as worldwide Vice President, Human Resources, Production Equipment Group. She has also served on the Board of Rx Intelligence. Ms. Powers earned a BS from Cornell University’s School of Industrial & Labor Relations.

      William E. Macaulay is the Chairman of our board of directors following the acquisition. Mr. Macaulay is the Chairman and Chief Executive Officer of First Reserve, which he joined in 1983. Mr. Macaulay serves as Chairman of Pride International, Inc., a contract drilling and related services company, and Foundation Coal Corporation, a major coal producer. He also serves as a director of ANR Holdings, LLC, the parent company of Alpha Natural Resources, LLC, Dresser, Inc., an equipment and services company serving the energy industry, and Weatherford International, Inc. and National Oilwell, Inc., both of which are oilfield service companies.

      Thomas J. Sikorski is a member of our board of directors following the acquisition. Mr. Sikorski is a Managing Director of First Reserve and joined that firm in April 2002. Mr. Sikorski serves as a director of Dresser, Inc., an equipment and service company serving the energy industry. Prior to joining First Reserve, Mr. Sikorski was a co-founder and partner with Windward Capital, a New York-based private equity firm, since September 1994. Prior to that, he was a Director at MetLife Private Equity Investments and a Vice President in the CSFB Private Equity Group. Mr. Sikorski also serves as a director of Quanta Services, Inc., Aquilex Services, Inc. and HCC Industries, Inc.

      Mark A. McComiskey is a member of our board of directors following the acquisition. Mr. McComiskey is a Vice President of First Reserve and joined that firm in June 2004. Prior to joining First Reserve, Mr. McComiskey was a principal at Clayton, Dubilier and Rice Inc., a private equity firm, from June 2000 until May 2004. Previously, Mr. McComiskey was an attorney at the international law firm of Debevoise & Plimpton LLP from October 1997 until June 2000.

      Kenneth W. Moore is a member of our board of directors following the acquisition. Mr. Moore is a Director of First Reserve and joined that firm in January 2004. Before joining First Reserve, Mr. Moore was a Vice President at Morgan Stanley, an investment bank, from 2000 until 2004. Prior to joining Morgan Stanley, Mr. Moore was an Associate at Chase Securities from 1998 until 2000.

Committees of the Board of Directors

      Our board of directors currently has an audit committee, a compensation committee and a nominating and corporate governance committee. Our current audit committee consists of Mark A. McComiskey and Kenneth W. Moore. Our current compensation committee consists of Mark A. McComiskey, Kenneth W. Moore and Vincent R. Volpe Jr. Mr. McComiskey serves as the chairman of our compensation committee. Our current nominating and corporate governance committee consists of Mark A. McComiskey, Thomas J. Sikorsky and Vincent R. Volpe Jr.

Director Compensation

      We expect the members of our board of directors to receive customary fees for their services, and to be reimbursed for their expenses in connection with their services to us.

Executive Compensation

Summary Compensation Table

      The following summary compensation table sets forth information concerning compensation earned in 2003, by our chief executive officer and our other four most highly compensated executive officers at the end of the last fiscal year. All references to stock under “Executive Compensation” refer to shares of common stock of Ingersoll-Rand and all references to “plans” refer to executive compensation plans of Ingersoll-Rand. After the consummation of the acquisition our management no longer participates in such plans.

					Long-Term Compensation

					Awards		Payouts

		Annual Compensation				Number of	Long-Term
					Restricted	Securities	Incentive
				Other Annual	Stock	Underlying	Plan	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Compensation	Award(s)	Option/SARs (#)	Payouts	Compensation

Vincent R. Volpe Jr. President and Chief Executive Officer	2003	349,999	713,646	—	—	20,900	—	—
Walter J. Nye Executive Vice President, Worldwide Product Services	2003	211,866	98,500	—	—	9,720	—	—
Stephen A. Riordan Chief Financial Officer	2003	173,016	100,000	—	—	5,000	—	—
Bradford W. Dickson Executive Vice President, New Equipment Worldwide	2003	181,290	86,967	—	—	6,820	—	—
Jean-Francois Chevrier Vice President, European Operations(2)	2003	186,480	78,944	—	—	6,510	—	—

(1)	For 2003 this column reflects both amounts earned as annual bonuses and under the Performance Share Program. The Performance Share Program provides annual awards based on a combination of the achievement of strategic initiatives and annual financial performance. Payments are made in cash unless previously deferred into the Executive Deferral Plan. The amounts earned as bonuses and under the Performance Share Program for 2003 are as follows:

		Performance
Name	Bonus	Share Program

Vincent R. Volpe Jr	$282,400	$431,246

(2)	The average dollar to euro exchange rate for 2003 was used to reflect earnings and bonus for Mr. Chevrier.

Stock Options and Stock Appreciation Rights of Ingersoll-Rand

      The following table sets forth information concerning the grant of stock options of Ingersoll-Rand to our Chief Executive Officer and each of our other four most highly compensated executive officers during the last fiscal year.

	Individual Grants				Grant Date
					Value
	Number of
	Securities	Percent of Total
	Underlying	Options/SARs
	Options/SARs	Granted to	Exercise or		Grant Date
	Granted	Employees in	Base		Present
Name	(#)(a)	Fiscal Year	Price ($/SH)	Expiration Date	Value (b)

Vincent R. Volpe Jr.	20,900	0.62%	$39.05	February 4, 2013	$13.10
Walter J. Nye	9,720	0.29	39.05	February 4, 2013	13.10
Stephen A. Riordan	5,000	0.15	39.05	February 4, 2013	13.10
Bradford W. Dickson	6,820	0.20	39.05	February 4, 2013	13.10
Jean-Francois Chevrier	6,510	0.19	39.05	February 4, 2013	13.10

(a)	Options/ SARs issued by Ingersoll-Rand prior to the date of the acquisition.

(b)	Unexercised options/ SARs have no financial impact on us.

Exercise of Options and Stock Appreciation Rights of Ingersoll-Rand

      The following table sets forth information concerning the exercise of stock options of Ingersoll-Rand during 2003 by each of our chief executive officer and our other four most highly compensated executive officers and the 2003 year-end value of unexercised options.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options/SARs		In-the-Money
			at Fiscal Year-End		Options/SARs
	Shares		(#)(a)		at Fiscal Year-End(b)
	Acquired on	Value
Name	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Vincent R. Volpe Jr.	—	$—	54,178	47,689	$1,203,385	$1,283,982
Walter J. Nye	9,200	160,543	16,313	21,165	310,848	585,191
Stephen A. Riordan	—	—	—	5,000	—	144,150
Bradford W. Dickson	3,000	52,728	11,305	13,198	228,925	366,385
Jean-Francois Chevrier	3,277	63,770	5,691	5,691	111,278	313,092

(a)	Options/ SARs issued by Ingersoll-Rand prior to the date of the acquisition.

(b)	Unexercised options/ SARs have no financial impact on us.

Pension Plan

      Prior to March 31, 1998, we sponsored qualified and nonqualified defined benefit pension plans for our salaried employees. The benefits under these plans were based on final average pay and service at retirement, subject to applicable offsets.

      Effective March 31, 1998, we amended our qualified and nonqualified defined benefit pension plans to cease benefit accruals as of that date. That is, for employees hired prior to March 31, 1998, their accrued benefits were frozen and no additional accruals due to service and or pay were granted. Employees hired after March 31, 1998 were not eligible to participate in the defined benefit pension plans.

      Messrs. Volpe, Nye and Dickson have estimated annual accrued pension benefits of $2,500, $2,100 and $1,800, respectively. These benefit amounts are payable at age 65 as a single life annuity and represent the benefit payable from both the qualified and nonqualified defined benefit pension plans. These benefits amounts are fixed and will not increase with future pay and/or service levels. Messrs. Riordan and Chevrier are not entitled to any benefits under our qualified or nonqualified pension plans.

Employment Agreements

      On October 27, 2004, we entered into an employment agreement with Vincent R. Volpe, pursuant to which Mr. Volpe serves as our President and Chief Executive Officer. Mr. Volpe’s employment agreement has an indefinite term. During the term of his agreement, Mr. Volpe is entitled to an annual base salary of $500,000. Mr. Volpe is also eligible to receive a performance based bonus for each year during the term of his employment agreement, with a target bonus of up to 100% of his base salary, payable, at Mr. Volpe’s election, in cash, common units of Dresser-Rand Holdings, LLC or a combination thereof. Mr. Volpe’s total compensation will be reviewed at least once every twelve months by our board of directors. For 2004, in addition to his annual bonus, we will pay Mr. Volpe a one-time special bonus equal to the bonus that would have been paid to Mr. Volpe with respect to such year pursuant to the Ingersoll-Rand Performance Share Program at the same time as provided by such program.

      Mr. Volpe purchased $1,999,992 of common units of Dresser-Rand Holdings, LLC at the same price paid per unit by funds affiliated with First Reserve in connection with the acquisition. In addition, Mr. Volpe is also eligible to receive grants of profits units of Dresser-Rand Holdings, LLC that permit him to share in appreciation in the value of our shares and which are subject to the terms and conditions of the amended and restated limited liability company agreement of Dresser-Rand Holdings, LLC to be agreed upon by First Reserve and Mr. Volpe.

      An employment agreement was entered into with Mr. Jean-Francois Chevrier on July 25, 1990, pursuant to which Mr. Chevrier serves as our Vice President & General Manager, European Operations and Chief Executive Officer for Dresser-Rand S.A. (Le Havre, France), reporting directly to Dresser-Rand Company’s Chief Executive Officer. As of December 31, 2003, Mr. Chevrier’s annual base salary was €168,977. Mr. Chevrier is also eligible to receive an annual bonus with a target payment equal to 40% of his annual base salary (and a maximum payment equal to 60% of his annual base salary) if certain targets based on our financial results and his individual performance are met. A company car is also made available to Mr. Chevrier pursuant to the terms of his employment agreement. Mr. Chevrier’s employment agreement is subject to the Ingeneers and Officers of the Metal Industry National Bargaining Agreements (Convention Collective Nationale des Ingenieurs et Cadres de la Metallurgie). Pursuant to such National Bargaining Agreements, Mr. Chevrier is entitled to notice in the event that Mr. Chevrier’s employment is terminated and certain severance payments based on his age and service with us at the time of termination. Based on his current age and service, Mr. Chevrier would be entitled to six months notice prior to a termination of his employment and an additional severance payment of approximately €144,798.

Dresser-Rand Holdings, LLC Membership Interests

      In connection with, but shortly after, the closing of the acquisition, several of our executive officers, including our Chief Executive Officer and each of our four other most highly compensated executive officers, acquired common units in Dresser-Rand Holdings, LLC at the same price paid per unit by funds affiliated with First Reserve in connection with the acquisition. Executives who purchased common units were also issued profits units in Dresser-Rand Holdings, LLC, which permit them to share in appreciation in the value of our shares. The terms of the plan are set forth in the Amended and Restated Limited Liability Company Agreement of Dresser-Rand Holdings, LLC which we refer to as the Holdings LLC Agreement. The following contains a summary of the material terms of the Holdings LLC Agreement.

General

      The Holdings LLC Agreement permits the grant of the right to purchase common units to members of Dresser-Rand Holdings, LLC and the grant of profit units, consisting of one initial tranche of service units and five initial tranches of exit units to certain management members who own common units. On November 1, 2004, First Reserve, through its affiliated funds, and certain other members purchased 100,609,829 common units for an aggregate purchase price of $435.8 million and 7,975,000 profit units were issued to management members.

Amendment

      First Reserve may amend the Holdings LLC Agreement, provided that no amendment is permitted that would adversely affect the management members as a class without the consent of a majority in interest, excluding profit units, of the management members.

Units Held by Certain of our Managers

      The units of Dresser-Rand Holdings, LLC consist of common units and profit units, which consist of service units and five tranches of exit units. As of February 1, 2005, approximately 98.4% of common units were held by First Reserve, approximately 1.3% were held by certain members of our management and approximately 0.3% were held by other investors. The profit units are held exclusively by members of our management.

Terms of the Common Units, Service Units and the Exit Unit Tranches

      The following is a summary of certain terms of the common units, service units and the five exit unit tranches and certain rights and restrictions applicable to those units.

      A holder of units is entitled to one vote for each unit outstanding on a given record date, or other date as applicable, provided that if a management member ceases to provide services to or for the benefit of Dresser-Rand Holdings, LLC, the units held by such management member will cease to have voting rights.

      Service units vest in five equal annual installments on the first five anniversaries of the issuance date, subject to the management member’s continued service to or for the benefit of Dresser-Rand Holdings, LLC. All of the service units will vest immediately prior to the occurrence of a change of control under the Holdings LLC Agreement.

      Subject to the management member’s continued service to or for the benefit of Dresser-Rand Holdings, LLC and other agreed upon conditions, management members will receive a distribution for their exit units upon the occurrence of a transaction where First Reserve exchanges all or a portion of its units for cash, cash equivalents or marketable publicly-traded securities only if the value First Reserve receives from such transaction exceeds certain multiples of the initial price paid by First Reserve.

Certain Rights and Restrictions Applicable to the Units

      The units held by members are not transferable for a limited period of time except in certain circumstances. In addition, the units may be repurchased by Dresser-Rand Holdings, LLC, and in certain cases, First Reserve, in the event that a management member is subject to an involuntary transfer of his or her units or if a management member receives a bona fide offer to purchase his or her units and such management member wants to accept such offer. First Reserve has the ability to force members to sell their units along with First Reserve if First Reserve decides to sell its units. Under certain conditions, First Reserve may convert each member’s units into an economically equivalent amount of security interests of the successor entity in connection with an initial public offering under the Holdings LLC Agreement.

      The management members that hold units are entitled to participate in certain sales by First Reserve. In addition, many of the restrictions on transfer will cease to apply in the event of an initial public offering under the Holdings LLC Agreement.

Stock Incentive Plan

      In December 2004, we adopted a stock incentive plan under which certain of our employees purchased our common stock.

Sales Incentive Program

      To reward selected key employees in the event of a successful sale of Dresser-Rand Company, Ingersoll-Rand established a sales incentive program. Each of Mr. Stephen Riordan, Mr. Walter Nye, Mr. Bradford Dickson and Mr. Jean-Francois Chevrier received, pursuant to the program, payments from Ingersoll-Rand equal to 100% of their total cash compensation (annual base salary plus annual target bonus amount) as of the date of the sale. Other key employees participating in the program received varying percentages of their total cash compensation, depending on their tenure and status with us. In addition, all participants in the program had their unvested stock options, or stock equivalency rights for non US employees, in Ingersoll-Rand vest immediately as of the date of the sale.

      In addition, Mr. Volpe, our Chief Executive Officer, received payments from Ingersoll-Rand equal to two times his total cash compensation (annual base salary plus annual target bonus amount) as of the date of the sale and his unvested stock options vested as of the date of the sale.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth information with respect to the ownership of the common units of Dresser-Rand Group Inc. as of February 1, 2005 by (i) each person known by us to beneficially own more than 5% of the outstanding common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each person named in the table below is c/o Dresser-Rand Group Inc., Paul Clark Drive, Olean, New York 14760.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership	Percent

First Reserve Fund X, L.P.(1)	60,021,931	59.5
First Reserve Fund IX, L.P.(2)	39,245,109	38.9
Vincent R. Volpe	461,892	*
Stephen A. Riordan	115,473	*
Walter J. Nye	57,737	*
Bradford W. Dickson	115,425	*
Christopher Rossi	116,000	*
Jean-Francois Chevrier	60,000	*
Elizabeth C. Powers	207,852	*
William E. Macaulay(3)	—	—
Thomas J. Sikorski(3)	—	—
Mark A. McComiskey(3)	—	—
Kenneth W. Moore(3)	—	—
Directors and executive officers as a group (11 persons)(4)	1,134,379	*

*	Less than 1% of outstanding common stock outstanding (excluding in the case of Directors and executive officers as a group, units beneficially owned by First Reserve Fund IX, L.P. (“Fund IX”) and First Reserve Fund X, L.P. (“Fund X”)).

(1)	Includes beneficial ownership of shares of common stock of Dresser-Rand Group Inc. by Fund X. First Reserve GP X, L.P. (“GP X”) is the general partner of Fund X. First Reserve GP X, Inc. (“GP X, Inc.”) is the general partner of GP X. The address of GP X, Inc., GP X and Fund X is c/o First Reserve Corporation, One Lafayette Place, Greenwich, CT 06830.

(2)	Includes beneficial ownership of shares of common stock of Dresser-Rand Group Inc. by Fund IX. First Reserve GP IX, L.P. (“GP IX”) is the general partner of Fund IX. First Reserve GP IX, Inc. (“GP IX Inc.”) is the general partner of GP IX. The address of GP IX, Inc., GP IX and Fund IX, L.P. is c/o First Reserve Corporation, One Lafayette Place, Greenwich, CT 06830.

(3)	Mr. Macaulay is the Chairman, Chief Executive Officer and a member of the board of directors of First Reserve Corporation, GP IX, Inc. and GP X, Inc. Mr. Sikorski is a Managing Director of First Reserve Corporation, GP IX, Inc. and GP X, Inc. Ken Moore is a Director of First Reserve Corporation, GP IX, Inc. and GP X, Inc. Mr. McComiskey is a Vice President of First Reserve Corporation, GP IX, Inc. and GP X, Inc. Messrs. Macaulay, Sikorski, Moore and McComiskey all disclaim beneficial ownership of any common stock owned by such entities or their affiliates. The address of GP IX, Inc., GPX, Inc., GP IX, GP X, Fund IX, Fund X, William E. Macaulay, Thomas J. Sikorski, Mark A. McComiskey and Kenneth W. Moore is c/o First Reserve Corporation, One Lafayette Place, Greenwich, CT 06830.

(4)	Certain members of our senior management were given the right to purchase common units of Dresser-Rand Holdings, LLC.

CERTAIN RELATED PARTY TRANSACTIONS

Amended and Restated Limited Liability Company Agreement of Dresser-Rand Holdings, LLC

      In connection with the acquisition, Dresser-Rand Holdings, LLC, our indirect parent, amended and restated its limited liability company agreement, governing, among other things, the terms under which senior management acquired common units in Dresser-Rand Holdings, LLC. For a summary of the material terms of the Holdings LLC Agreement, see “Management — Dresser-Rand Holdings, LLC Membership Interests.”

Stockholders Agreement

      We have entered into a stockholders agreement with First Reserve and certain management stockholders that governs the terms and conditions under which the management stockholders may transfer their shares of our common stock, in addition to other shareholder matters. The stockholders agreement provides that First Reserve will designate all of the nominees for election to our board of directors. Our board of directors currently consists of our Chief Executive Officer and four other directors nominated by First Reserve and may be subsequently expanded by vote of the board. All significant decisions involving us require the approval of First Reserve.

      The stockholders agreement provides that First Reserve will have the ability to require us to register its shares of our common stock. In addition, in connection with other registered offerings by us, holders of shares of our common stock will have the ability to exercise certain piggyback registration rights with respect to such shares. Furthermore any proposed transfers of our common stock by a management stockholder (other than affiliates of First Reserve) will be subject to a right of first refusal by us and First Reserve. The stockholders agreement grants to management stockholders “tag-along” rights, and to First Reserve, “drag-along” rights, in each case in connection with transfers by First Reserve of our common stock.

Transition Services Agreement

      In connection with the acquisition, we and Ingersoll-Rand entered into a transition services agreement as of the closing to facilitate consistent service and satisfaction for our clients. Ingersoll-Rand provides services as requested by us, including, amongst others, compensation delivery services, health and welfare administration, pension administration, legal services and other services, and agreed upon between the parties. All third party costs associated with the services are our responsibility, whether paid by Ingersoll-Rand or passed directly on to us.

      The provision of services commenced on the closing date and will terminate on the first anniversary of the closing date; provided, however, that we may cancel any service upon 30 days’ written notice of cancellation and Ingersoll-Rand may cease to provide a service upon 90 days’ written notice to us if Ingersoll-Rand ceases to provide such services to all of Ingersoll-Rand’s subsidiaries, divisions and business units.

Supply Agreement

      We entered into a supply agreement with Ingersoll-Rand, expiring on December 31, 2009, whereby we supply Ingersoll-Rand with certain assembly units (an “FRG”) for Ingersoll-Rand’s “PET Star 4” product. There are no minimum order quantities under this agreement.

License Agreement

      As contemplated by the equity purchase agreement, we and Dresser-Rand S.A. agreed to certain covenants with and granted intellectual property rights related to the development of Ingersoll-Rand’s 250 kilowatt microturbine to Ingersoll-Rand Energy Systems Corporation and the Energy Systems Division of Ingersoll-Rand. Pursuant to the terms of the license agreement, Energy Systems was granted a perpetual fully paid up, non-exclusive, worldwide right and license (without the right to sublicense) to practice and use any intellectual property owned by us or Dresser-Rand S.A. relating to the 250 kilowatt microturbines, and to manufacture, use, market and sell microturbines with a generating capacity of 1,000 kilowatts or less.

Dresser Name

      Our company’s name and principal mark is a combination of the names of our founder companies, Dresser Industries, Inc. and Ingersoll-Rand. We have acquired rights to use the “Rand” portion of our principal mark from Ingersoll-Rand as part of the sale agreement. The rights to use the “Dresser” portion of our name in perpetuity were acquired from Dresser, Inc., an affiliate of First Reserve for total consideration of $5 million payable over 10 years.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

Overview

      In connection with the transactions, we entered into a senior secured credit facility with Citicorp North America, Inc., as administrative agent, Citigroup Global Markets Inc., as joint lead arranger and joint book manager, Morgan Stanley Senior Funding, Inc., as joint lead arranger, joint book manager and co-syndication agent, UBS Securities LLC, as joint lead arranger, joint book manager and co-syndication agent, and each lender party thereto.

      On a pro forma basis after giving effect to the transactions, the senior secured credit facility provides senior secured financing of $695 million, consisting of:

•	a $395 million term loan facility (with a €78.5 million sub-facility); and

•	a $300 million revolving credit facility (with a sub-facility denominated in euros in an amount not to exceed the equivalent of $200 million and in sterling in an amount not to exceed the equivalent of $75 million).

      The term loan portion of our new senior secured credit facility was fully funded and on February 1, 2005 we had approximately $127 million of borrowing capacity under the revolving portion of our new senior secured credit facility, after giving effect to approximately $173 million of outstanding letters of credit.

      Upon the occurrence of certain events, we may request an increase to the existing term loan facility and/or the existing revolving credit facility in an aggregate amount not to exceed $200 million, subject to receipt of commitments by existing lenders or other financial institutions reasonably acceptable to the administrative agent.

      We and certain of our foreign subsidiaries are the borrowers for the term loan facility and the revolving credit facility. The foreign subsidiary borrowers are referred to herein as Euro Borrowers. The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.

Interest Rate and Fees

      The U.S. dollar denominated borrowings under the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the highest of (1) the rate that the administrative agent announces from time to time as its prime or base commercial lending rate, (2) the three month certificate of deposit rate plus 1/2 of 1% and (3) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in U.S. dollars for the interest period relevant to such borrowing adjusted for certain additional costs. Euro borrowings under the senior secured credit facility bear interest at a rate equal to an applicable margin plus, a EURIBOR rate determined by reference to the costs of funds for deposits in euros for the interest period relevant to such borrowing adjusted for certain additional costs. Borrowings in a foreign currency, other than Euros under the senior secured credit facility, bear interest at a rate equal to an applicable margin, plus a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowings adjusted for certain additional costs.

      The initial applicable margin for borrowings under the revolving credit facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR and EURIBOR borrowings (which margin will be reduced to 1.25% and 2.25%, respectively if our leverage ratio is less than 5.0 to 1.0 but greater than or equal to 4.0 to 1.0, and to 1.00% and 2.00%, respectively if our leverage ratio is less than 4.0 to 1.0). The initial applicable margin for base rate borrowings under the term loan facility is 1.00%. The initial applicable margin for LIBOR borrowings and EURIBOR borrowings under the term loan facility is 2.00% and 2.50%, respectively.

      In addition to paying interest on outstanding principal under the senior secured credit facility, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum (which fee will be reduced to 0.375% per annum if our leverage ratio is less than 4.0 to 1.0). We also have to pay letter of credit fees equal to the applicable margin then in effect with respect to LIBOR loans under the revolving credit facility on the face amount of each such letter of credit. We also have to pay to each bank issuing a letter of credit fees equal to 1/4 of 1% on the face amount of each letter of credit and other customary documentary and processing charges.

Prepayments

      The senior secured credit facility requires us to prepay outstanding term loans, subject to certain exceptions, with:

•	beginning in the year ending December 31, 2005, 75% (which percentage will be reduced to 50% if our leverage ratio is equal to or less than 5.00 to 1.00 and greater than 4.00 to 1.00, and to 25% if our leverage ratio is equal to or less than 4.00 to 1.00 and greater than 3.00 to 1.00, and to 0% if our leverage ratio is equal to or less than 3.00 to 1.00) of our annual excess cash flow;

•	100% of the net cash proceeds in excess of an agreed upon amount from non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest or contract to reinvest those proceeds within 12 months, subject to certain limitations;

•	100% of the net cash proceeds of any incurrence of debt, other than certain debt permitted under the senior secured credit facility; and

•	100% of amounts in excess of an aggregate amount of $5.0 million in respect of certain claims arising out of the Acquisition, subject to certain exceptions.

      The foregoing mandatory prepayments other than from excess cash flow will be applied to the remaining installments of the term loan facility on a pro rata basis. Mandatory prepayments from excess cash flow and optional prepayments will be applied to the remaining installments of the term loan facility at our direction. Each lender has the right to decline any mandatory prepayment of its term loans in which case the amount of such prepayment will be retained by us.

      We may voluntarily prepay outstanding loans under the senior secured credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR or EURIBOR loans.

Amortization

      We are required to repay installments on the loans under the term loan facility in quarterly principal amounts equal to one quarter of 1.00% of their funded total principal amount for the first six years and six months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facility.

      Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, five years from the date of the closing of the senior secured credit facility.

Guarantee and Security

      All our obligations and the obligations of the Euro Borrowers under the senior secured credit facility are unconditionally guaranteed by each of our existing and future domestic wholly-owned subsidiaries (subject to exceptions with respect to immaterial subsidiaries and with respect to any guaranty that could create materially adverse tax consequences), and our direct parent, D-R Interholding, LLC, referred to, collectively, as Domestic Guarantors.

      All our obligations under the senior secured credit facility, our guarantee of the obligations of the Euro Borrowers under the senior secured credit facility, and the guarantees of our obligations and the obligations of the Euro Borrowers under the senior secured credit facility by the Domestic Guarantors, are secured by substantially all our assets and the assets of each Domestic Guarantor, including, but not limited to, the following:

•	subject to certain exceptions, a pledge of 100% of our capital stock and the capital stock of each direct, material domestic subsidiary owned by us or a Domestic Guarantor (other than subsidiaries substantially all of whose assets consist of stock in controlled foreign corporations) and 65% of the capital stock of each direct, material foreign subsidiary owned by us or a Domestic Guarantor and of each direct, material domestic subsidiary owned by us or a Domestic Guarantor substantially all of whose assets consist of stock in controlled foreign corporations; and

•	subject to certain exceptions, a security interest in substantially all of the tangible and intangible assets owned by us and each Domestic Guarantor.

      All obligations of each Euro Borrower under the senior secured credit facility are also unconditionally guaranteed by certain of our existing and future wholly-owned foreign subsidiaries (subject to exceptions with respect to immaterial subsidiaries and with respect to any guaranty that could create materially adverse tax or legal consequences) referred to, collectively, as Foreign Guarantors.

      In addition, all obligations of each Euro Borrower under the senior secured credit facility, and the guarantees of those obligations by the applicable Foreign Guarantors, are secured by substantially all the assets of such Euro Borrower and the applicable Foreign Guarantors, including, but not limited to:

•	subject to certain exceptions, a pledge of 100% of the capital stock of each direct, material subsidiary of such Euro Borrower and the applicable Foreign Guarantors (subject to exceptions with respect to any pledge that could create materially adverse tax or legal consequences); and

•	subject to certain exceptions and limitations under applicable law, a security interest in substantially all of the tangible and intangible assets of such Euro Borrower and the applicable Foreign Guarantors.

Certain Covenants and Events of Default

      The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, the ability of our parent D-R Interholding, LLC, and each of its subsidiaries to:

•	sell assets;

•	incur additional indebtedness;

•	prepay, redeem or repurchase other indebtedness (including the notes);

•	pay dividends and distributions or repurchase capital stock;

•	create liens on assets;

•	make investments, loans or advances;

•	make capital expenditures;

•	make amendments to any corporate documents that would be materially adverse to the lenders;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing indebtedness (including the notes);

•	change the business conducted by D-R Interholding, LLC and its subsidiaries;

•	enter into agreements that restrict dividends from subsidiaries;

•	enter into sale and lease-back transactions; and

•	enter into swap agreements.

      In addition, the senior secured credit facility requires us to maintain the following financial covenants:

•	a maximum consolidated net leverage ratio; and

•	a minimum interest coverage ratio.

      The senior secured credit facility also contains certain customary affirmative covenants and events of default.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      We and the guarantors have entered into registration rights agreement with the placement agents of the outstanding notes in which we and the guarantors agreed, under certain circumstances, to use our reasonable best efforts to file a registration statement relating to the offer to exchange the outstanding notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act within 270 days following the closing date of the issuance of the outstanding notes and to consummate the exchange offer within 300 days following such closing date. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on October 29, 2004.

      Under some circumstances, the Issuer and the guarantors may be required to use their commercially reasonable efforts to file and cause to be declared effective, in addition to or in lieu of the exchange offer registration statement, a shelf registration statement covering resales of the outstanding notes. If the Issuer and the guarantors fail to meet specified deadlines under the registration rights agreement, then the Issuer will be obligated to pay additional Interest to holders of the outstanding notes. See “— Registration Rights; Additional Interest.”

      If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

      Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

      If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

      This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus, With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

      On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, we will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date, Outstanding notes may only be tendered in a principal amount of $1,000 or in integral multiples of $1,000 in excess thereof. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered in the exchange offer.

      The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange 7 3/8% senior subordinated notes due 2014 will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding 7 3/8% senior subordinated notes due 2014. Consequently, both series of notes will be treated as a single class of debt securities under the indenture. For a description of the indenture, see “Description of the Notes.”

      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

      As of the date of this prospectus, $420 million aggregate principal amount of the 7 3/8% senior subordinated notes due 2014 and are outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer, we intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture and the registration rights agreement except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer.”

      If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the accompanying letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer, It is important that you read “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

      As used in this prospectus, the term “expiration date” means 12:00 a.m. midnight, New York City time, on                     , 2005. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

      To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      We reserve the right, in their sole discretion:

•	to delay accepting for exchange any outstanding notes (if we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

      Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that they determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.

Conditions to the Exchange Offer

      Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in their judgment, would reasonably be expected to impair their ability to proceed with the exchange offer.

      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

      We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

      We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date.

      These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the “TIA”),

Procedures for Tendering Outstanding Notes

      To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “— Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

      In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the accompanying letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

      Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal.

      The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date, You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

      If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the accompanying letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

      The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

      Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)- 15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the accompanying letter of transmittal; or

•	for the account of an eligible guarantor institution.

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power, The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

      If the accompanying letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

Acceptance of Exchange Notes

      In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the applicable book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

      By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

      In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

      We will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in their or their counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

      Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the accompanying letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

      Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC, as book-entry transfer facilities, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the applicable book-entry transfer facility, the accompanying letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the accompanying letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

      Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the applicable book-entry transfer facility or all other documents required by the accompanying letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the accompanying letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

      Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your notes according to the guaranteed delivery procedures.

Withdrawal Rights

      Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12.00 a.m. midnight, New York City time, on the expiration date.

      For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “— Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

      Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

      If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless your are an eligible guarantor institution.

      If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the applicable book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and their determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the applicable book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, the Issuer is not required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and the Issuer and the guarantors may terminate or amend the exchange offer, if at any time prior to the expiration date, the Issuer and the guarantors determine that the exchange offer violates applicable law or SEC policy. In addition, with respect to any holder, the exchange offer is conditioned on the tender of the outstanding notes to us by such holder in accordance with the terms and conditions set forth in this prospectus and the accompanying letter of transmittal.

      The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “— Terms of the Exchange Offer.”

      In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any such outstanding notes.

      If the Issuer and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy, the registration rights agreement requires that the Issuer and the guarantors use commercially reasonable efforts to file a shelf registration statement to cover resales of the outstanding notes by the holders thereof who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement. See “— Registration Rights; Additional Interest.”

Exchange Agent

      Citibank, N.A. has been appointed as the exchange agent for the exchange offer. Citibank, N.A. also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the appropriate exchange agent addressed as follows.

By Registered or Certified Mail:	By Facsimile Transmission:	By Overnight Courier or Hand
Delivery:
Citibank, N.A. 111 Wall Street, 15th Floor New York, NY 10005 Attn: Agency & Trust Services	Citibank, N.A Attn: Agency & Trust Services (212) 657-1020 Confirm Receipt of Facsimile by Telephone (212) 657-7524	Citibank, N.A. 111 Wall Street, 15th Floor New York, NY 10005 Attn: Agency & Trust Services

      If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. We may make additional solicitations by facsimile, telephone or in person by their officers and regular employees and their affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payment to broker-dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related, reasonable out-of-pocket expenses.

      We will pay the cash expenses to be incurred in connection with the exchange offer, which are estimated in the aggregate to be approximately $500,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Accounting Treatment

      We will record the exchange notes in their accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in their accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

      If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

      Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

      If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the notes as a consequence of the issuances of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

      In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Registration Rights; Additional Interest

      If:

(1) the Issuer and the Guarantors are not

(a) required to file the exchange offer registration statement; or

(b) permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) for any other reason the exchange offer is not consummated within 300 days following the closing date of the issuance of the outstanding notes; or

(3) any holder of Transfer Restricted Securities notifies the Issuer prior to the effectiveness of the exchange offer registration statement that:

(a) it is prohibited by law or SEC policy from participating in the exchange offer;

(b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns notes acquired directly from the Issuer or an affiliate of the Issuer,

the Issuer and the Guarantors will file with the SEC a shelf registration statement to cover resales of the outstanding notes by the holders of the outstanding notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

      For purposes of the preceding, “Transfer Restricted Securities” means each note until the earliest to occur of:

(1) the date on which such note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

(2) following the exchange by a broker-dealer in the exchange offer of a note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

(3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

(4) the date on which such note is sold pursuant to Rule 144 under the Securities Act.

      If a shelf registration statement is required, the Issuer and the guarantors must:

(1) use commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 210 days after such filing obligation arises, unless such day is not a business day, then the next succeeding business day, and

(2) use commercially reasonable efforts to cause the shelf registration to be declared effective by the SEC on or prior to 270 days after such obligation arises, unless such day is not a business day, then the next succeeding business day.

      If:

(1) the Issuer and the guarantors fail to consummate the exchange offer within 300 days after the closing of this offering with respect to the exchange offer registration statement or fail to cause the shelf registration statement to be effective, if applicable, within 270 days after the date the filing obligation with respect thereto arises; or

(2) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement

(each such event referred to in clauses (1) through (2) above, a “Registration Default”), then the Issuer and the Guarantors will pay Additional Interest to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum.

      The amount of the Additional Interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of 1.0% per annum.

      All accrued Additional Interest will be paid by the Issuer and the guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

      The amount of Additional Interest shall not increase because more than one Registration Default has occurred and is pending. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

      In order to participate in the exchange offer, holders of outstanding notes will be required to make certain representations to the Issuer. In order to have their outstanding notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above, holders of outstanding notes will be required to be named as a selling security holder, to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement. By acquiring transfer restricted securities or exchange notes, a holder will be deemed to have agreed to indemnify the Issuer and the guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of outstanding notes will also be required to suspend their use of the prospectus included in the exchange offer statement (as to broker-dealers required to deliver a prospectus in connection with any sale by them of exchange notes) or the shelf registration statement under certain circumstances upon receipt of written notice to that effect from the Issuer.

Other

      Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the term “Issuer” refers only to Dresser-Rand Group Inc. and its successors under the indenture and not to any of its Subsidiaries.

      The outstanding notes were issued and the exchange notes will be issued under an indenture among the Issuer, the Guarantors and Citibank, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

      The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Copies of the indenture are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

      The Holder of a note is treated as the owner of it for all purposes. Only Holders have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

      The notes are:

•	general unsecured senior subordinated obligations of the Issuer;

•	subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer, including borrowings under the Credit Agreement;

•	effectively subordinated in right of payment to any existing and future Indebtedness and other liabilities, including trade payables, of the Issuer’s Foreign Subsidiaries, certain Domestic Subsidiaries that are not Guarantors and any future Unrestricted Subsidiaries;

•	pari passu in right of payment with all future senior subordinated Indebtedness of the Issuer;

•	senior in right of payment to any future Indebtedness of the Issuer that expressly provides for its subordination to the notes; and

•	unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Guarantors.

      A substantial portion of the personal property and all other material assets of the Issuer and its Subsidiaries, including the Guarantors (subject to certain limited exceptions agreed upon with respect to immaterial Subsidiaries and with respect to any guarantee that could create materially adverse tax consequences), have been pledged to secure our obligations to our secured creditors, including our obligations under the Credit Agreement. In the event our secured creditors exercise their rights with respect to their pledged assets, our secured lenders would be entitled to be repaid in full from the liquidation of those assets before those assets would be available for distribution to our other creditors, including holders of the notes. See “Risk Factors — Our secured creditors will be entitled to be paid in full from the proceeds of our pledged assets before those proceeds will be available for payment on the notes.” In addition, the assets of the Subsidiaries of the Issuer that are not Guarantors will be subject to the prior claims of all creditors, including trade creditors, of those Subsidiaries. See “Risk Factors — Certain subsidiaries are not included as guarantors.”

      As of September 30, 2004, after giving effect to the Transactions, including this offering:

•	the Issuer and its Subsidiaries would have had $823 million principal amount of Indebtedness on a consolidated basis (including the notes), of which:

•	$398 million would have been Senior Indebtedness, comprised principally of borrowings and guarantees under the Credit Agreement (excluding $180 million in letters of credit); and

•	$395 million would have been secured (comprised solely of borrowings under the Credit Agreement but excluding $180 million in letters of credit); and

•	an additional $120 million would have been available for borrowing under the Credit Agreement, which Indebtedness when incurred would be Senior Indebtedness and would be secured; and

•	Subsidiaries of the Issuer that are not Guarantors would have had $213.4 million of Indebtedness and other liabilities, including trade payables but excluding intercompany liabilities.

The Note Guarantees

      The notes were initially guaranteed, on a senior subordinated, unsecured basis, by each of the Issuer’s direct and indirect Restricted Subsidiaries were Domestic Subsidiaries on the Issue Date and that guarantee Indebtedness under the Credit Agreement.

      Each Note Guarantee is:

•	a general senior subordinated, unsecured obligation of that Guarantor;

•	subordinated in right of payment to all existing and future Senior Indebtedness of that Guarantor, including any borrowings and guarantees by that Guarantor of Indebtedness under the Credit Agreement;

•	pari passu in right of payment with all future senior subordinated Indebtedness of that Guarantor; and

•	senior in right of payment to any future Indebtedness of that Guarantor that expressly provides for its subordination to the Guarantor’s Note Guarantee.

      Each Note Guarantee is subordinated to the prior payment in full of all Senior Indebtedness of that Guarantor. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — The guarantees may not be enforceable because of fraudulent conveyance laws.” As of September 30, 2004, after giving effect to the Transactions, including this offering, the Guarantors would have had $395 million of Senior Indebtedness (excluding $180 million in letters of credit under the Credit Agreement), all of which would have been guarantees of Indebtedness under the Credit Agreement.

      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Note Guarantee pursuant to a supplemental indenture in the form attached as an exhibit to the indenture; or

(b) in the case of any such sale or disposition (including by way of any such consolidation or merger), the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

      The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale, disposition or transfer of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale, disposition or transfer does not violate the first paragraph of the “Asset Sale” provisions of the indenture;

(2) in connection with any sale, disposition or transfer of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale, disposition or transfer does not violate the first paragraph of the “Asset Sale” provisions of the indenture;

(3) if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”; or

(5) upon the release of such Guarantor’s guarantee under the Credit Agreement or under such other Indebtedness requiring such Guarantor to provide a Note Guarantee as provided below under the caption “— Certain Covenants — Additional Note Guarantees.”

      As of the date of the indenture, all of our Subsidiaries were Restricted Subsidiaries. However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” the Issuer is permitted to designate certain of its Subsidiaries as Unrestricted Subsidiaries. The Issuer’s Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture. The Issuer’s Unrestricted Subsidiaries will not guarantee the notes, and if the Issuer designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the indenture, the Note Guarantee of such Subsidiary will be released.

Principal, Maturity and Interest

      On October 29, 2004 the Issuer issued $420.0 million in aggregate principal amount of notes. The Issuer may issue an unlimited amount of additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Equity.” The notes issued in this offering and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

      The Issuer issued the outstanding notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on November 1, 2014. Interest on the notes accrues at the rate of 7 3/8% per annum and is payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2005. The Issuer makes each interest payment to the holders of record on the immediately preceding April 15 and October 15.

      Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

      If a Holder has given wire transfer instructions to the Issuer, the paying agent will remit on behalf of the Issuer all principal, interest and premium and Additional Interest, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

      The trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the Holders, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

      A Holder may transfer or exchange notes in accordance with the provisions of the indenture. The Issuer, the registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Neither the Issuer nor the registrar will be required to transfer or exchange any note selected for redemption. Also, neither the Issuer nor the registrar will be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Ranking

      The notes are senior subordinated Indebtedness of the Issuer. The payment of the Senior Subordinated Obligations, to the extent set forth in the indenture, is subordinated in right of payment to the prior payment in full, in cash or Cash Equivalents, of all Obligations due in respect of existing and future Senior Indebtedness. Payments under the Note Guarantee of each Guarantor are subordinated to the prior payment in full, in cash or Cash Equivalents, of all Senior Indebtedness of such Guarantor, including Senior Indebtedness of such Guarantor incurred after the date of the indenture, on the same basis as provided below with respect to the subordination of payments on the Notes by the Issuer to the prior payment in full of Senior Indebtedness of the Issuer. See “Risk Factors — Your right to receive payments on the exchange notes will be junior to the issuer’s existing and future senior indebtedness, and the guarantees of the exchange notes will be junior to all the guarantors’ existing and future senior indebtedness.” Notwithstanding the foregoing, payment from the money or the proceeds of Government Securities held in any trust described under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge”, below, will not be contractually subordinated in right of payment to any Senior Indebtedness or subject to the restrictions described herein.

      The holders of Senior Indebtedness are entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Indebtedness (including, with respect to Designated Senior Indebtedness, any interest accruing after the commencement of any proceeding described below at the rate specified in the applicable Designated Senior Indebtedness whether or not interest is an allowed claim enforceable against the Issuer or any Guarantor in such proceeding) before the Holders will be entitled to receive any payment on account of Senior Subordinated Obligations or any payment to acquire any of the notes for cash, property or securities, or any distribution with respect to the notes of any cash, property or securities (except that Holders may receive and retain Permitted Junior Securities and payments made from any trust described under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge”), in the event of any distribution to creditors of the Issuer:

(1) in a liquidation or dissolution of the Issuer;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the Issuer’s assets and liabilities.

      In addition, until all Obligations due with respect to Senior Indebtedness are paid in full in cash or Cash Equivalents (including, with respect to Senior Indebtedness, any interest accruing after the commencement of any proceeding described above at the rate specified in the applicable Designated Senior Indebtedness whether or not interest is an allowed claim enforceable against the Issuer or any Guarantor in such proceeding), any such distribution to which Holders would be entitled shall be made to the holders of Senior Indebtedness (except that Holders may receive and retain Permitted Junior Securities and payments made from any trust described under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge”).

      The Issuer also may not make any payment in respect of any Senior Subordinated Obligations (except in Permitted Junior Securities or from any trust described under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge”) if:

(1) a payment default on Designated Senior Indebtedness occurs and is continuing; or

(2) any other default occurs and is continuing on any series of Designated Senior Indebtedness that permits holders of that series of Designated Senior Indebtedness to accelerate its maturity and a responsible officer of the trustee receives actual notice of such default (a “Payment Blockage Notice”) from the trustee or other representative for the holders of any Designated Senior Indebtedness, or the holders of at least a majority of the outstanding principal amount of such Designated Senior Indebtedness.

      Payments on the notes may and shall be resumed:

(1) in the case of a payment default in respect of Designated Senior Indebtedness, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default in respect of Designated Senior Indebtedness, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received.

      No new Payment Blockage Notice may be delivered unless and until: (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice and (2) all scheduled payments of principal, interest and premium and Additional Interest, if any, on the notes that have come due have been paid in full in cash.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

      If the trustee or any Holder receives a payment in respect of the notes (except in Permitted Junior Securities or from any trust described under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or such Holder has actual knowledge that the payment is prohibited,

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of holders of Senior Indebtedness. Upon the proper written request of the holders of Senior Indebtedness, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Indebtedness or their proper representative.

      The Issuer must promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default. Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made and the notice may be given to the indenture trustee or other trustee, agent or representative for such Senior Indebtedness.

      Payments under the Note Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Indebtedness of such Guarantor, including Senior Indebtedness of such Guarantor incurred after the date of the indenture, on the same basis as provided above with respect to the subordination of payments on the notes by the issuer to the prior payment in full of Senior Indebtedness of the issuer. See “Risk Factors — Your right to receive payments on the notes will be junior to the issuer’s existing and future senior indebtedness, and the guarantees of the notes will be junior to all of the guarantors’ existing and future senior indebtedness.”

      By reason of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Issuer or the Guarantors, Holders may recover less, ratably, than creditors of the Issuer and the Guarantors who are holders of Senior Indebtedness. As a result of the obligation to deliver amounts received in trust to holders of Senior Indebtedness, holders of notes may recover less, ratably, than trade creditors of the Issuer and the Guarantors. See “Risk Factors — Risks Related to the Exchange Notes — Your right to receive payment on the exchange notes will be junior to the issuer’s existing and future senior indebtedness, and the guarantees of the exchange notes will be junior to all the guarantors’ existing and future senior indebtedness.”

Optional Redemption

      At any time prior to November 1, 2007, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes issued after the Issue Date) at a redemption price of 107.375% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (excluding notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

      Except pursuant to the preceding paragraph or as otherwise set forth below, the notes will not be redeemable at the Issuer’s option prior to November 1, 2009. We are not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.

      On or after November 1, 2009, the Issuer may redeem all or a part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes to be redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on November 1 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2009	103.688%
2010	102.458%
2011	101.229%
2012 and thereafter	100.000%

      In addition, at any time prior to November 1, 2009, the Issuer may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes to be redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, but not including, the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

      All redemptions of the notes will be made upon not less than 30 days’ nor more than 60 days’ prior notice mailed by first class mail to each Holder’s registered address. Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

      The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each Holder will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

      On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuer.

      The paying agent will promptly mail or wire transfer to each Holder of notes properly tendered and so accepted the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.

      The Credit Agreement will prohibit the Issuer from purchasing any notes, and will also provide that certain change of control events with respect to the Issuer would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing notes, the Issuer could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, likely constitute a default under such Senior Indebtedness. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders.

      The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

      The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Marketable Securities. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities of the Issuer or any Restricted Subsidiary of the Issuer (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and as a result of which the Issuer and such Restricted Subsidiary of the Issuer are released from any further liability in connection therewith;

(b) any securities, notes, other obligations or assets received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (c), less the amount of Net Proceeds previously realized in cash from prior Designated Non-cash Consideration, is less than the greater of (x) 2.50% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and (y) $35.0 million; and

(d) any Capital Stock or assets of the kind referred to in clause (2) or (4) of the next paragraph of this covenant.

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may:

(a) apply such Net Proceeds, at its option:

(1) to repay (w) Indebtedness and other Obligations constituting Senior Indebtedness, (x) any Indebtedness that was secured by the assets sold in such Asset Sale, (y) other pari passu Indebtedness (provided that the Issuer shall also equally and ratably reduce Indebtedness under the notes by making an offer (in accordance with the procedures set forth below for an Asset Sale) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, the pro rata principal amount of notes) or (z) Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to any Parent, the Issuer or any of their respective Affiliates;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business; provided, that in the case of any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(b) enter into a binding commitment to apply the Net Proceeds pursuant to clause (a) (2), (3) or (4) above, provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365 day period.

      Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within ten Business Days thereof, the Issuer will make an Asset Sale Offer to all Holders and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes and such other pari passu Indebtedness plus accrued and unpaid interest and Additional Interest, if any, on the notes and such other pari passu Indebtedness to, but excluding, the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes and such other pari passu Indebtedness to be purchased shall be purchased on a pro rata basis based on the principal amount of notes and such other pari passu Indebtedness tendered. In such event, the trustee shall select the notes to be purchased as provided under the caption “— Selection and Notice.” Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

      The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

      The Credit Agreement will prohibit the Issuer from purchasing any notes with the proceeds of Asset Sales. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Issuer is prohibited from purchasing notes, the Issuer could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance, repay or replace the borrowings that contain such prohibition with new Indebtedness without such prohibition. If the Issuer does not obtain such a consent or refinance, repay or replace such borrowings, the Issuer will remain prohibited from purchasing notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Indebtedness. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders. Finally, the Issuer’s ability to pay cash to Holders upon an Asset Sale may be limited by the Issuer’s financial resources.

Selection and Notice

      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis.

      No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Changes in Covenants when Notes Rated Investment Grade

      If on any date following the Issue Date:

(1) the notes are assigned an Investment Grade Rating from both of the Rating Agencies; and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day, the covenants specifically listed under the following captions in this prospectus will be terminated:

(1) “— Repurchase at the Option of Holders — Asset Sales”;

(2) “— Restricted Payments”;

(3) “— Incurrence of Indebtedness and Issuance of Preferred Equity”;

(4) “— Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(5) “— Designation of Restricted and Unrestricted Subsidiaries”;

(6) “— Transactions with Affiliates”;

(7) clause (4) of the covenant described below under the caption “— Merger, Consolidation or Sale of Assets”; and

(8) “— Business Activities.”

Restricted Payments

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer);

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer, any Parent or any Restricted Subsidiary held by Persons other than the Issuer or any of its Restricted Subsidiaries;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of any Parent, the Issuer or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding (x) any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries or (y) the purchase, repurchase or other acquisition of Indebtedness that is contractually subordinated to the notes or to any Note Guarantee, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Issuer would, after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Equity”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8), (9), (10), (11), (12), (14), (15), (16) and (17) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to the date of the indenture to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Issuer since the date of the indenture (x) as a contribution to its common equity capital or (y) from the issue or sale of Equity Interests of the Issuer or any Parent (other than Disqualified Stock, Designated Preferred Stock, Excluded Contributions or Cash Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, 100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received; plus

(d) to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture or has been merged into, consolidated or amalgamated with or into, or transfers or conveys its assets to, the Issuer or a Restricted Subsidiary of the Issuer, 100% of the Fair Market Value of the Issuer’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed; plus

(e) 100% of any dividends or distributions received by the Issuer or a Restricted Subsidiary of the Issuer after the date of the indenture from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Issuer for such period.

      The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds received by the Issuer of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer or any Parent (other than Disqualified Stock) or from the substantially concurrent contribution of such proceeds to the capital of the Issuer in any form other than Disqualified Stock or Indebtedness; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement (or dividends or distributions to any Parent to finance any such repurchase, redemption or other acquisition or retirement) for value of any Equity Interests of the Issuer, any Parent or any Restricted Subsidiary of the Issuer held by any current or former officer, director, consultant or employee of the Issuer, any Parent or any Restricted Subsidiary of the Issuer pursuant to any equity subscription agreement, stock option agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $4.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over into succeeding calendar years); provided further, that the amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of Issuer or any Parent (to the extent contributed to the capital of the Issuer or any Restricted Subsidiary in any form other than Disqualified Stock or Indebtedness) to members of management, directors or consultants of Issuer and its Restricted Subsidiaries or any Parent that occurs after the date of the indenture (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition, or dividend or distribution will not increase the amount available for Restricted Payments under clause (3) of the immediately proceeding paragraph and to the extent such cash proceeds have not otherwise been applied to the payment of Restricted Payments); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or any Parent (to the extent such cash proceeds are contributed to the capital of the Issuer in any form other than Disqualified Stock or Indebtedness) and its Restricted Subsidiaries after the date of the indenture, less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (5);

(provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any single calendar year; provided further, however, notwithstanding the foregoing, to the extent such repurchase, redemption or other acquisition or retirement is effected through the issuance of Indebtedness to such officer, director, consultant or employee the payment under this provision will be deemed to have been made on the date of repayment of such Indebtedness);

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Equity”;

(8) Permitted Payments to Parent;

(9) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(10) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture and the declaration and payment of dividends to any Parent, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any Parent issued after the date of the indenture; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer could incur an additional $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio, and (B) the aggregate amount of dividends declared and paid pursuant to this clause (10) does not exceed the net cash proceeds actually received by the Issuer (including any such proceeds contributed to the capital of the Issuer in any form other than Disqualified Stock or Indebtedness by any Parent) from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture;

(11) any payments made in connection with the consummation of the Transactions (as described in this prospectus);

(12) Investments that are made with Excluded Contributions;

(13) other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the indenture;

(14) the satisfaction of change of control obligations once the Issuer has fulfilled its obligations under the indenture with respect to a Change of Control;

(15) the repayment of intercompany debt that was permitted to be incurred under the indenture;

(16) cash dividends or other distributions on the Issuer’s Capital Stock used to, or the making of loans to any Parent to, fund the payment of fees and expenses owed by the Issuer or its Restricted Subsidiaries to Affiliates, to the extent permitted by the covenant described under “— Transactions with Affiliates”;

(17) the payment of dividends or distributions on the Issuer’s common equity (or the payment of dividends or distributions to any Parent to fund the payment by such Parent of dividends or distributions on its common equity) of up to 5.0% per calendar year of the net cash proceeds received by the Issuer from any public Equity Offering or contributed to the capital of the Issuer in any form other than Disqualified Stock or Indebtedness by any Parent from any public Equity Offering; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(18) any payments in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries that does not violate the provisions of the indenture described below under the caption “— Merger, Consolidation or Sale of Assets”;

(19) payments of principal of, and interest on, any Management Notes; and

(20) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to, Dresser-Rand Holdings, LLC, Holdings, the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (10) or (17), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Equity

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and the Issuer will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred equity; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Issuer or any Restricted Subsidiary of the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred equity, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred equity is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred equity had been issued, as the case may be, at the beginning of such four-quarter period.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Issuer, the Guarantors or any of the Issuer’s Restricted Subsidiaries of additional Indebtedness and letters of credit and bankers’ acceptances thereunder under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and any Guarantors and any Restricted Subsidiaries thereunder) not to exceed $895 million;

(2) the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness to the extent outstanding on the date of the indenture;

(3) the incurrence by the Issuer and the Guarantors (including any future Guarantor) of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including Capital Stock), plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount not to exceed, immediately after giving effect to any such incurrence, the greater of (x) $70.0 million or (y) 5% of Total Assets;

(5) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (12), (15) or (16) of this paragraph;

(6) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to another Restricted Subsidiary of shares of preferred equity or Disqualified Stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred equity or Disqualified Stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer, and

(b) any sale or other transfer of any such preferred equity or Disqualified Stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer,

will be deemed, in each case, to constitute an issuance of such preferred equity or Disqualified Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations other than for speculative purposes;

(9) the guarantee by any Restricted Subsidiary of the Issuer of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant (including the first paragraph hereof); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee thereof shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness so guaranteed;

(10) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, performance, surety or similar bonds and letters of credit or completion or performance guarantees or equipment leases (including, without limitation, performance guarantees and reimbursement obligations arising under or in accordance with the terms of the Purchase Agreement), or other similar obligations in the ordinary course of business or consistent with past practice;

(11) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(12) Indebtedness, Disqualified Stock or preferred equity of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness, Disqualified Stock or preferred equity is not incurred or issued in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that for any such Indebtedness, Disqualified Stock or preferred equity outstanding under this clause (12) in excess of $10.0 million on the date such Person is acquired by the Issuer or a Restricted Subsidiary, after giving effect to such acquisition and the incurrence or issuance of such Indebtedness, Disqualified Stock or preferred equity either:

(a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(b) the Fixed Charge Coverage Ratio, on the date of and after giving pro forma effect to such acquisition and such incurrence or issuance, would not be reduced as a result of such acquisition;

(13) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is Non-Recourse Debt to the Issuer or any Restricted Subsidiary of the Issuer other than such Receivables Subsidiary (except for Standard Securitization Undertakings);

(14) the incurrence of Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary in accordance with the terms of the indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(15) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock or preferred equity in an aggregate principal amount (or accreted value, as applicable) or having an aggregate liquidation preference at any time outstanding not to exceed $85.0 million (it being understood that any Indebtedness, Disqualified Stock or preferred equity incurred pursuant to this clause (15) shall cease to be deemed incurred or outstanding for purposes of this covenant from and after the date on which the Issuer could have incurred such Indebtedness or Disqualified Stock or preferred equity under the first paragraph of this covenant without reliance upon this clause (15));

(16) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness arising out of advances on exports, advances on imports, advances on trade receivables, factoring of receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice;

(17) the incurrence of additional Indebtedness by a Foreign Subsidiary in an aggregate principal amount which does not exceed the greater of (a) $50 million or (b) 3.5% of the Total Assets at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a Credit Facility);

(18) Indebtedness of the Issuer or any of its Restricted Subsidiaries in respect of the Management Notes; and

(19) Contribution Indebtedness.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Equity” covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred equity meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred equity on the date of its incurrence and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred equity in one of the above clauses, although the Issuer may divide and classify an item of Indebtedness, Disqualified Stock or preferred equity in one or more of the types of Indebtedness, Disqualified Stock or preferred equity and may later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred equity, in any manner that complies with this covenant. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred equity in the form of additional shares of the same class of Disqualified Stock or preferred equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred equity for purposes of this covenant; provided, in each such case (other than preferred stock that is not Disqualified Stock), that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Issuer as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Limitation on Senior Subordinated Indebtedness

      The Issuer will not, and will not permit any Guarantor to, incur any Indebtedness that is subordinated in right of payment to any Senior Indebtedness unless such Indebtedness is pari passu with, or subordinated in right of payment to, the notes or any Note Guarantee, as applicable; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of any Liens or guarantees arising or created in respect of some but not all such Senior Indebtedness.

Liens

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) which ranks pari passu with or is subordinated to the notes or the Note Guarantees upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of subordinated Indebtedness, contractually prior or senior thereto, with the same relative priority as the notes shall have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Indebtedness outstanding on the Issue Date, the Credit Agreement and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith judgment of the Issuer’s Board of Directors, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (c) of the preceding paragraph;

(7) any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending closing of the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Issuer’s Board of Directors, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(10) provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents, and other similar agreements entered into (a) in the ordinary course of business, consistent with past practice or (b) with the approval of the

Issuer’s Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) restrictions on cash, Cash Equivalents, Marketable Securities or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(13) other Indebtedness of Restricted Subsidiaries (i) that are Guarantors that is incurred subsequent to the date of the indenture pursuant to the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Equity” or (ii) that is incurred subsequent to the date of the indenture pursuant to clauses (4) and (15) of the second paragraph of the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Equity”;

(14) encumbrances on property that exist at the time the property was acquired by the Issuer or a Restricted Subsidiary;

(15) contractual encumbrances or restrictions in effect on the Issue Date, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith judgment of the Issuer’s Board of Directors, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture; or

(16) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to above in clauses (1) through (15); provided that such amendments or refinancings are not, in the good faith judgment of the Issuer’s Board of Directors, materially more restrictive, taken as a whole, than such encumbrances and restrictions prior to such amendment or refinancing.

Merger, Consolidation or Sale of Assets

      The Issuer will not, directly or indirectly, consolidate or merge with or into another Person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries), in one or more related transactions to another Person, unless:

(1) either (a) the Issuer is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the notes, the indenture and the registration rights agreement, in each case pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) (a) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Equity” or (b) the Fixed Charge Coverage Ratio for the

successor entity and its Restricted Subsidiaries, on the date of and after giving pro forma effect to such acquisition and such incurrence or issuance, would not be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction.

      In addition, the Issuer may not, directly or indirectly, lease all or substantially all of the properties and assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries) in one or more related transactions, to any other Person.

      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and any of its Restricted Subsidiaries.

Transactions with Affiliates

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $1.0 million, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) the Issuer delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Issuer certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of the Issuer; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto;

(2) transactions (including a merger) between or among the Issuer and/or any of its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries or any Parent;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer or to any director, officer, employee or consultant of the Issuer or any Parent, and the granting and performance of registration rights;

(6) Restricted Payments and Investments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments”;

(7) the entering into any agreement to pay, and the payment of, customary annual management, consulting, monitoring and advisory fees to the Equity Investors in an amount not to exceed in any four quarter period the greater of (x) $5.0 million and (y) 2% of Consolidated Cash Flow of the Issuer and its Restricted Subsidiaries for such period;

(8) loans or advances to employees or consultants in the ordinary course of business or consistent with past practice not to exceed $2.5 million in the aggregate at any one time outstanding;

(9) any transaction effected as part of a Qualified Receivables Financing;

(10) any transaction in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph;

(11) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders agreement or related documents to which it is a party as of the date of the indenture and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the indenture shall only be permitted by this clause (11) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not, in the good faith judgment of the Issuer’s Board of Directors, otherwise more disadvantageous to the Holders taken as a whole than the original agreement as in effect on the date of the indenture;

(12) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Issuer or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person, in the good faith judgment of the Issuer’s Board of Directors or senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(13) (x) guarantees of performance by the Issuer and its Restricted Subsidiaries of Unrestricted Subsidiaries of the Issuer in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (y) pledges of Equity Interests of Unrestricted Subsidiaries of the Issuer for the benefit of lenders of Unrestricted Subsidiaries of the Issuer;

(14) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Issuer or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Issuer or any Restricted Subsidiary;

(15) transactions effected pursuant to agreements in effect on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not in the good faith judgment of the Issuer’s Board of Directors materially more disadvantageous to the Holders of the notes, taken as a whole than the original agreement as in effect on the Issue Date);

(16) payments to the Equity Investors made for any financial advisory, financing or other investment banking activities, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Issuer’s Board of Directors;

(17) any restructuring or similar transactions contemplated to be effected pursuant to the terms of the Holdings LLC Agreement or the Dresser-Rand Holdings, LLC Agreement; and

(18) the issuance of Management Notes.

Business Activities

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

      If the Issuer or any of its Restricted Subsidiaries acquires or creates another wholly-owned Domestic Subsidiary on or after the date of the indenture, then that newly acquired or created Domestic Subsidiary, if such Subsidiary guarantees any Indebtedness of the Issuer (unless such Subsidiary is a Receivables Subsidiary), must become a Guarantor (which Note Guarantee shall be senior to or pari passu with such Restricted Subsidiary’s guarantee of such other Indebtedness unless such other Indebtedness is Senior Indebtedness, in which case the Note Guarantee may be subordinated to the guarantee of such Senior Indebtedness to the same extent as the notes are subordinated to such Senior Indebtedness) and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it (i) ceases to be an Immaterial Subsidiary or (ii) guarantees the Credit Agreement.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted shall be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of such definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if such Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

      Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Equity,” the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) (x) the

Issuer could incur such Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “— Incurrence of Indebtedness and Issuance of Preferred Equity,” or (y) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Issuer will provide to the Trustee, if not filed electronically with the SEC, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Issuer and its consolidated Subsidiaries) and, with respect to the annual information only, a report thereon by the Issuer’s certified independent accountants.

      In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the rules and regulations of the SEC, the Issuer will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing).

      In addition, the Issuer and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

      Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes, whether or not such payment is prohibited by the provisions described above under “— Ranking”;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not such payment is prohibited by the provisions described above under “— Ranking”;

(3) failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture (but excluding Indebtedness owing to the Issuer or a Restricted Subsidiary), if that default:

(a) is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness upon the Stated Maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by the Issuer or any of its Significant Subsidiaries, or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary, to pay final and nonappealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee of any Significant Subsidiary or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the indenture), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for 10 days; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that any such declaration of acceleration shall not become effective until the earlier of (x) five Business Days after receipt of the acceleration notice by the Bank Agent and the Issuer or (y) acceleration of the Indebtedness under the Credit Agreement; provided further that such acceleration shall be automatically rescinded and annulled without any further action required on the part of the trustee or the Holders in the event that any and all Events of Default specified in the acceleration notice under the indenture shall have been cured, waived or otherwise remedied as provided in the indenture prior to the expiration of the period referred to in the preceding clauses (x) and (y).

      Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Additional Interest, if any.

      In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the trustee or the Holders, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

      Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any Holders unless such Holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no Holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such Holder has previously given the trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such Holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

      The Holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the Holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the notes.

      The Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default that has not been cured, the Issuer is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Stockholders and Members

      No director, manager, officer, employee, incorporator, stockholder or member of the Issuer, any Parent or any Subsidiary, as such, will have any liability for any obligations of the Issuer or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

      In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including the obligation to make Change of Control Offers and Asset Sale Offers, its obligations under the covenants described in “— Certain Covenants,” and the cross-acceleration provision and judgment default provisions described under “— Events of Default and Remedies”) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes.

      In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (subject to customary exceptions and exclusions) confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (subject to customary exceptions and exclusions) confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from, or arising in connection with, the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound, including the Credit Agreement;

(6) the Issuer is not prohibited from making payments in respect of the notes by the provisions described under “— Ranking”;

(7) the Issuer must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(8) the Issuer must deliver to the trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Note Guarantee may be amended or supplemented with the consent of the Issuer and Holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes or the Note Guarantee may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

      Without the consent of the Issuer and each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than payment provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or impair the rights of Holders to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

(9) impair the right to institute suit for the enforcement of any payment on or with respect to the notes or any Note Guarantees;

(10) modify the subordination provisions of the indenture in any manner adverse to the Holders; or

(11) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any Holder, the Issuer, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to Holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the indenture of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes and to release Guarantors from the Note Guarantee in accordance with the terms of the indenture as of the date of the indenture;

(9) to comply with the rules of any applicable securities depositary; or

(10) to provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture.

      The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment, waiver or consent. It is sufficient if such consent approves the substance of the proposed amendment, waiver or consent.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated and, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non- callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal, interest, and Additional Interest) on the notes not delivered to the trustee for cancellation;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3) the Issuer or any Guarantor has paid or caused to be paid all other sums payable by it under the indenture; and

(4) the Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

      In addition, the Issuer must deliver an Officers’ Certificate to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

      If the trustee becomes a creditor of the Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or (iii) resign. The Holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

      Anyone who receives this prospectus may obtain a copy of the indenture without charge by contacting the Issuer in the manner described in this prospectus under the caption “Where You Can Find More Information.”

Book-Entry, Delivery and Form

      Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Exchange notes will be issued at the closing of the exchange offer only against surrender of outstanding notes.

      The exchange notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Global Notes”). On the date of the closing of the exchange offer, the Global Notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Unless definitive exchange notes are issued, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form. See “— Exchange of Global Notes for Certificated Notes.”

      Ownership of interests in the Global Notes (“Book-Entry Interests”) will be limited to persons that have accounts with DTC, or persons that hold interests through such Participants (as defined below). Except under the limited circumstances described below, beneficial owners of Book-Entry Interests will not be entitled to physical delivery of exchange notes in definitive form.

      Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC or DTC’s nominees and Participants. In addition while the exchange notes are in global form, holders of Book-Entry Interests will not be considered the owners or “holders” of exchange notes for any purpose. So long as the exchange notes are held in global form, DTC or its nominees will be considered the sole holders of the Global Notes for all purposes under the indenture. In addition, Participants must rely on the procedures of DTC and Indirect Participants (as defined below) must rely on the procedures of DTC and the participants through which they own Book-Entry Interests to transfer their interests or to exercise any rights of holders under the indenture. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its Participants or Indirect Participants, which may change from time to time.

Depository Procedures

      The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change. The Issuer takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

      DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the placement agents), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised the Issuer that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants pursuant to the corresponding letters of transmittal with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

      The Issuer understands that under existing industry practice, in the event that it requests any action of holders of exchange notes, or an owner of a beneficial interest in the Global Notes desires to take any action that DTC, as the holder of such Global Notes is entitled to take, DTC would authorize the Participants to take the action and the Participants would authorize beneficial owners owning through the Participants to take the action or would otherwise act upon the instruction of the beneficial owners. Neither the Issuer nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

      All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

      Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Issuer, the paying agent and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, none of the Issuer, the trustee, the paying agent nor any agent of the Issuer, the trustee or the paying agent has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes: or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee, the paying agent or the Issuer. The Issuer, the trustee and the paying agent will not be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Issuer, the paying agent and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

      DTC has advised the Issuer that it will take any action permitted to be taken by a Holder only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such Notes to its Participants.

      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, DTC is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the paying agent, the trustee or their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing DTC’s operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Issuer fails to appoint a successor depositary;

(2) the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures.)

Exchange of Certificated Notes for Global Notes

      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Redemption of the Global Notes

      In the event the Global Notes, or any portion thereof, is redeemed, DTC will redeem an equal amount of the Book-Entry Interests in such Global Notes from the amount received by it in respect of the redemption of such Global Notes. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such Global Notes or any portion thereof. The Issuer understands that, under existing practices of DTC, if fewer than all of the Notes are to be redeemed at any time, DTC will credit its Participants’ accounts on a proportionate basis, with adjustments to prevent fractions, or by lot or on such other basis as DTC deems fair and appropriate; provided, however, that no Book-Entry Interest of $1,000 principal amount or less may be redeemed in part.

Same Day Settlement and Payment

      The Issuer will make payments in respect of the exchange notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuer will make all payments of principal, interest and premium, if any, and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The exchange notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Additional Interest” means all Additional Interest then owing pursuant to the registration rights agreement.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

      “Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at November 1, 2009 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”), plus (ii) all required interest payments due on the note through November 1, 2009 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note.

      “Asset Acquisition” means:

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Issuer or any Restricted Subsidiary of the Issuer, or shall be merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; or

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of the assets of any Person (other than a Restricted Subsidiary of the Issuer) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions described above under the caption “— Repurchase at the Option of Holders — Asset Sales”; and

(2) the issuance or sale of Equity Interests in any of the Issuer’s Restricted Subsidiaries.

      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets or Equity Interests of any Restricted Subsidiary having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets between or among the Issuer and any of its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary of the Issuer;

(4) the sale or lease of inventory, products or services or the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(5) the sale or discounting of accounts receivable in the ordinary course of business;

(6) any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties in the ordinary course of business;

(7) any sale of assets received by the Issuer or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(8) the sale or other disposition of cash, Cash Equivalents or Marketable Securities;

(9) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing;

(10) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(11) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or any Permitted Investment;

(12) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13) the granting of Liens not otherwise prohibited by the indenture;

(14) the surrender, or waiver of contract rights or settlement, release or surrender of contract, tort or other claims; and

(15) any exchange of assets related to a Permitted Business of comparable market value, as determined in good faith by the Issuer.

      “Asset Sale Offer” has the meaning assigned to that term in the indenture.

      “Bank Agent” means the agent for the lenders under the Credit Agreement or its successors as agent for the lenders under the Credit Agreement.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors or other governing body of the general partner of the partnership;

(3) with respect to a limited liability company, the Board of Directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

      “Cash Contributions” means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor described in the definition of “Contribution Indebtedness.”

      “Cash Equivalents” means:

(1) United States dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6) securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition;

(8) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moody’s; and

(9) in the case of any Foreign Subsidiary, investments denominated in the currency of the jurisdiction in which that Foreign Subsidiary is organized or has its principal place of business, which are similar to and have similar ratings from similar rating agencies to the items specified in clauses (2), (3), (4), (6), (7) and (8).

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, in each case, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Issuer; or

(4) the first day on which a majority of the members of the Board of Directors of Holdings or the Issuer are not Continuing Directors.

      “Change of Control Offer” has the meaning assigned to that term in the indenture.

      “Change of Control Payment” has the meaning assigned to that term in the indenture.

      “Change of Control Payment Date” has the meaning assigned to that term in the indenture.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period (A) plus, without duplication to the extent the same was excluded in calculating Consolidated Net Income:

(1) provision for taxes based on income profits or capital of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles, deferred financing fees and any amortization expense included in pension, OPEB or other employee benefit expense) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on such Person and its Restricted Subsidiaries for such period) to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, other post employment benefits, curtailment or other excess charges); plus

(5) the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties; plus

(6) the amount of management, consulting, monitoring and advisory fees and related expenses paid to the Permitted Holders (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the greater of (x) $5.0 million and (y) 2% of Consolidated Cash Flow of the Issuer and its Restricted Subsidiaries for each period; plus

(7) equity earnings losses in affiliates; plus

(8) other non-operating expenses; plus

(9) accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods; minus

(B)(1) non-cash items increasing such Consolidated Net Income for such period, other than any items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required and (2) an amount representing non-cash income from the reversal of the Equistar legal reserve of $4.5 million in the first quarter of 2004; and (3) an additional amount not to exceed $3.6 million in the fourth quarter of 2003, in each case, on a consolidated basis and determined in accordance with GAAP.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses relating thereto) or income or expense or charge (including, with limitation, income and expenses from the New York state grant, SFAS 106 expense, pension expense, excess corporate and tax department allocations from Ingersoll-Rand, casualty losses, severance expenses, relocation expenses, other restructuring expenses, special provisions to increase the OSMI reserve, and losses on contracts in Nigeria), including, without limitation, any severance expense, and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges and change in control payments related to the Transactions, in each case shall be excluded;

(2) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded;

(3) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(4) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness and Hedging Obligations shall be excluded;

(5) (A) the Net Income for such period of any Person that is not a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Issuer or a Restricted Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Issuer or a Restricted Subsidiary thereof in excess of the amount included in clause (A);

(6) any non-cash charges from the application of the purchase method of accounting in connection with the Transactions or any future acquisition, to the extent that any such charges are deducted in computing such Consolidated Net Income, shall be excluded;

(7) accruals and reserves that are established within twelve months after the acquisition’s Closing Date (as defined in Purchase Agreement) and that are so required to be established in accordance with GAAP shall be excluded;

(8) any non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141 shall be excluded;

(9) any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(10) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “— Certain Covenants — Restricted Payments,” the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to the Issuer or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein; and

(11) the cumulative effect of a change in accounting principles will be excluded.

      “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security thereof;

(2) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer or any Parent, as the case may be, who:

(1) was a member of such Board of Directors on the date of the indenture, or

(2) was nominated for election or elected to such Board of Directors by one or more of the Equity Investors or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

      “Contribution Indebtedness” means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the equity capital of the Issuer or such Guarantor after the date of the indenture, provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the equity capital of the Issuer or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the notes, and

(2) such Contribution Indebtedness (x) is incurred within 180 days after the making of such cash contributions and (y) is designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the incurrence date thereof.

      “Credit Agreement” means that certain credit agreement, dated the Issue Date, by and among the Issuer, the guarantors named therein, Citicorp North America, Inc., as administrative agent, Citigroup Global Markets Inc., as joint lead arranger and joint book manager, Morgan Stanley Senior Funding, Inc., as joint lead arranger, joint book manager and co-syndication agent, UBS Securities LLC, as joint lead arranger and joint book manager, UBS AG, Stamford Branch, as co-syndication agent, and each of the other lender parties thereto, providing for $395 million of term loans and up to $300 million of revolving credit borrowings and letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time in one or more agreement or indentures (in each case with the same or new lenders or institutional investors), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

      “Designated Preferred Stock” means Preferred Stock of the Issuer or any Parent (other than Disqualified Stock) that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of the covenant described under “— Certain Covenants — Restricted Payments.”

      “Designated Senior Indebtedness” means (1) any Indebtedness under the Credit Agreement and (2) any other Indebtedness constituting Senior Indebtedness that, at the date of determination, has an aggregate principal amount outstanding of at least $25 million and that is specifically designated by the Issuer in the instrument creating or evidencing such Senior Indebtedness as “Designated Senior Indebtedness” or, in the alternative, as to which the trustee is given written notice that such Indebtedness is “Designated Senior Indebtedness.”

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock will not constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder or required to be redeemed, prior to the date that is 91 days after the date on which the notes mature.

      “Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia.

      “Dresser-Rand Holdings, LLC Agreement” means the limited liability company agreement of Dresser-Rand Holdings, LLC.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Investors” means First Reserve Corporation and its Affiliates.

      “Equity Offering” means (i) an offer and sale of Capital Stock (other than Disqualified Stock) of the Issuer or any Parent (to the extent the net proceeds therefrom are contributed to the equity capital of the Issuer) pursuant to (x) a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Issuer or any Parent), or (y) a private issuance exempt from registration under the Securities Act.

      “Excluded Contributions” means the net cash proceeds received by the Issuer after the date of the indenture from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as “Excluded Contributions” pursuant to an Officers’ Certificate of the Issuer, the net cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of “— Certain Covenants — Restricted Payments.”

      “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the Directors of the Issuer (unless otherwise provided in the indenture) for transactions valued at, or in excess of, $10.0 million; provided that, if the Issuer or any Restricted Subsidiary is required by any antitrust authority to sell any asset, the consideration received upon such Asset Sale shall be deemed to be the “Fair Market Value” of such asset.

      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the date of the indenture and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Issuer (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). Any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

      For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of debt issuance costs and the expensing of any bridge or other financing fees, but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under the indenture), the interest component of all payments associated with Capital Lease Obligations and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) all cash dividend payments or other cash distributions on any series of preferred equity of such Person and all other dividend payments or other distributions on the Disqualified Stock of such Person; less

(4) interest income,

in each case, on a consolidated basis and in accordance with GAAP.

      “Foreign Subsidiary” means any Restricted Subsidiary of the Issuer other than a Domestic Subsidiary.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

      “Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

      “guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

      “Guarantors” means each of:

(1) the subsidiaries of the Issuer that execute the indenture on the Issue Date; and

(2) any other Subsidiary of the Issuer that becomes a Guarantor in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

      “Holder” means a Person in whose name a note is registered.

      “Holdings” means D-R Interholding, LLC.

      “Holdings LLC Agreement” means the limited liability company agreement of Holdings.

      “Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6) representing any Hedging Obligations; or

(7) to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as of such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, “Indebtedness” shall not include (a) accrued expenses, royalties and Trade Payables; (b) Contingent Obligations incurred in the ordinary course of business; and (c) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days.

      “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB — (or the equivalent) by S&P, or, if either such entity ceases to rate the notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other Rating Agency.

      “Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Issue Date” means October 29, 2004.

      “Lien” means, with respect to any asset (except in connection with a Qualified Receivables Financing), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Management Notes” means any notes evidencing Indebtedness which, by their terms, are expressly subordinated to the notes offered hereunder, that are issued by the Issuer, any Subsidiary or any Parent to existing or former employees, officers, consultants, or directors of the Issuer or any Subsidiary or any Parent in consideration for such person’s Equity Interests of the Issuer, any Subsidiary or any Parent.

      “Marketable Securities” means, with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250.0 million; provided that the excess of (A) the aggregate amount of securities of any one such corporation held by the Issuer and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.

      “Material Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture, provided, however, that all references to “10 percent” in such definition shall be replaced with “5.0 percent.”

      “Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

      “Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

      “Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any non-cash form), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interest of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the notes offered hereby) of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

      “Note Guarantee” means the guarantee by each Guarantor of the Issuer’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness.

      “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Senior Vice President, any Vice President or any Assistant Vice President of such Person.

      “Officers’ Certificate” means a certificate signed on behalf of the Issuer by at least two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements of the indenture.

      “Parent” means any direct or indirect parent company of the Issuer.

      “Permitted Business” means the businesses of the Issuer and its Subsidiaries engaged in on the date of the indenture and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

      “Permitted Holders,” means the Equity Investors and Related Parties. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

      “Permitted Investments” means:

(1) any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

(2) any Investment in, cash, Cash Equivalents, Marketable Securities or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Issuer; or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any Investment the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent (which Investment, in the case of any Parent, is contributed to the common equity capital of the Issuer; provided that any such contribution shall be excluded from clause 3(b) of the first paragraph of the covenant described under the caption “— Certain Covenants — Restricted Payments”);

(6) any Investments received (i) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bank-

ruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes; or (ii) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to officers, directors and employees made in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(9) repurchases of the notes;

(10) Investments in Permitted Businesses, joint ventures or Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $70.0 million and (y) 5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(12) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “— Certain Covenants — Transaction with Affiliates” (except for transactions described in clauses (6), (8), (10) and (12) of such paragraph);

(13) guarantees issued in accordance with the covenants described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Equity” and “— Certain Covenants — Additional Note Guarantees”;

(14) any Investment existing on the date of the indenture and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(15) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and

(16) additional Investments by the Issuer or any Restricted Subsidiary having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed 2% of Total Assets; provided, however, that if any Investment pursuant to this clause (16) is made in a Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (16) for so long as such Person continues to be a Restricted Subsidiary;

provided, however, that with respect to any Investment, the Issuer may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (1) through (16) so that the entire Investment would be a Permitted Investment.

      “Permitted Junior Securities” means:

(1) Equity Interests in the Issuer; or

(2) debt securities that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Indebtedness under the indenture.

      “Permitted Liens” means:

(1) Liens securing Indebtedness and other Obligations under Credit Facilities incurred pursuant to the covenant “Incurrence of Indebtedness and Issuance of Preferred Equity” and/or securing Hedging Obligations related thereto;

(2) Liens in favor of the Issuer or any of its Restricted Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Restricted Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Issuer or such Restricted Subsidiary;

(5) Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to clause (4) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness;

(8) Liens securing Indebtedness permitted to be incurred pursuant to clause (15) of the definition of Permitted Debt;

(9) Liens existing on the date of the indenture;

(10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(12) Liens securing Indebtedness or other obligations incurred in the ordinary course of business of the Issuer or any Subsidiary of the Issuer with respect to obligations that do not exceed 5% of Total Assets at any one time outstanding;

(13) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” incurred in connection with a Qualified Receivables Financing;

(14) licenses of intellectual property in the ordinary course of business;

(15) Liens to secure a defeasance trust;

(16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to clients of which such equipment is located;

(17) Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith), such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(18) Liens securing the aggregate amount of Indebtedness (including Acquired Debt) incurred in connection with (or at any time following the consummation of) an Asset Acquisition made in accordance with the indenture equal to, at the time of incurrence, the net increase in inventory, accounts receivable and net property, reserves, plant and equipment attributable to such Asset Acquisition from the amounts reflected on the Issuer’s historical consolidated balance sheet as of the end of the full fiscal quarter ending on or prior to the date of such Asset Acquisition, calculated after giving effect on a pro forma basis to such Asset Acquisition (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) less the amount of Indebtedness incurred in connection with such Asset Acquisition secured by Liens pursuant to clause (4) or (7) above;

(19) Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(20) easements, rights of way zoning and similar restrictions, reservations (including severances, leases or reservations of oil, gas, coal, minerals or water rights), restriction or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Issuer or its Subsidiaries) or materially impair their use in the operation of the business of the Issuer and its Subsidiaries;

(21) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(22) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(23) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(24) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(25) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries; and

(26) Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts.

      “Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to any Parent in amounts equal to the amounts required for any direct payment of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of any direct parent of the Issuer and general corporate overhead expenses of any direct parent of the Issuer to the extent such fees and expenses are attributable to the ownership or operation of the Issuer and its Subsidiaries;

(2) for so long as the Issuer is a member of a group filing a consolidated or combined tax return with any Parent, payments to any Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Issuer and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Issuer would owe if the Issuer were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Issuer and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that such Parent actually owes to the appropriate taxing authority. Any Tax Payments received from the Issuer shall be paid over to the appropriate taxing authority within 30 days of any Parent’s receipt of such Tax Payments or refunded to the Issuer; and

(3) dividends or distributions paid to any Parent, if applicable, in amounts equal to amounts required for any Parent, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer incurred in accordance with the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Equity.”

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus any premium required to be paid on the Indebtedness being so renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged, provided that this clause (2) shall not apply to debt under Credit Facilities;

(3) if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the notes or such Note Guarantees; and

(5) such Permitted Refinancing Indebtedness shall not include Indebtedness of the Issuer or a Restricted Subsidiary that refinance Indebtedness of an Unrestricted Subsidiary.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Purchase Agreement” means the Purchase Agreement dated as of August 25, 2004 between Dresser-Rand Holdings, LLC and Ingersoll-Rand Company Limited.

      “Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

      “Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and

(3) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

      The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure a Credit Facility will not be deemed a Qualified Receivables Financing. For purposes of the indenture, a receivables facility whether now in existence or arising in the future (and any replacement thereof with substantially similar terms in the aggregate) will be deemed to be a Qualified Receivables Financing that is not recourse to the Issuer (except for Standard Securitization Undertakings).

      “Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating organization or organizations, within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Issuer as a replacement agency or agencies for S&P or Moody’s, or both, as the case may be.

      “Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

      “Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

      “Receivables Subsidiary” means a Wholly-Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(3) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Issuer shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

      “Registration Rights Agreement” means the registration rights agreement dated the date of the indenture, among the Issuer, the Guarantors, Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., UBS Securities LLC and the other placement agents party thereto.

      “Related Party” means:

(1) any controlling stockholder, partner, member, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Equity Investor;

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 50% or more controlling interest of which consist of any one or more Equity Investors and/or such other Persons referred to in the immediately preceding clause; or

(3) any Person with whom an Equity Investor or a Related Party (under clauses (1) or (2) of the definition of Related Party) may be deemed as part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “S&P” means Standard & Poor’s Ratings Services and its successors and assigns.

      “Senior Indebtedness” means the following obligations of the Issuer or any Guarantor, whether outstanding on the Issue Date or thereafter incurred: (1) all Indebtedness and all other monetary obligations (including, without limitation, expenses, fees, principal, interest, reimbursement obligations under letters of credit and indemnities payable in connection therewith) under (or in respect of) the Credit Agreement or Hedging Obligation relating to the Indebtedness under the Credit Agreement and (2) all other Indebtedness and all other monetary obligations of the Issuer or any Guarantor (other than the notes and any Note

Guarantee), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the notes or any Note Guarantee; provided that the term “Senior Indebtedness” shall not include (a) any Indebtedness of the Issuer or any Guarantor that, when incurred, was without recourse to the Issuer or such Guarantor, (b) any Indebtedness of the Issuer or any Guarantor to a Subsidiary of the Issuer, or to a joint venture in which the Issuer or any Restricted Subsidiary has an interest, (c) any Indebtedness of the Issuer or any Guarantor, to the extent not permitted by the “Incurrence of Indebtedness and Issuance of Preferred Equity” covenant or the “Limitation on Senior Subordinated Indebtedness” covenant; provided that Indebtedness under the Credit Agreement shall be deemed Senior Indebtedness if the Issuer or any Guarantor, as the case may be believed in good faith at the time of incurrence that it was permitted to incur such Indebtedness under the indenture and delivers an officers’ certificate to the lenders under the Credit Agreement to such effect, (d) any repurchase, redemption or other obligation in respect of Disqualified Stock, (e) any Indebtedness to any employee of the Issuer or any of its Subsidiaries, (f) any liability for taxes owed or owing by the Issuer or any Guarantor, or (g) any Trade Payables.

      “Senior Subordinated Obligations” means any principal of, premium, if any, or interest on the notes payable pursuant to the terms of the notes or any Note Guarantee or upon acceleration, including any amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the notes or amounts corresponding to such principal, premium, if any, or interest on the notes.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

      “Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

      “Stated Maturity” means, with respect to any installment of principal on any series of Indebtedness, the date on which the final payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      “Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

      “Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

      “Transactions” means, collectively, (1) the acquisition by Dresser-Rand Holdings, LLC of all of the equity interests in Dresser-Rand Company and each of Dresser-Rand Company’s direct and indirect subsidiaries pursuant to the Purchase Agreement, (2) the completion of and borrowings under the Credit Agreement as described in this prospectus and (3) the offering of the notes and, with respect to each of (1), (2) and (3), the transactions contemplated thereby.

      “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2009; provided, however, that if the period from the redemption date to November 1, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

      “Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter incur Non-recourse Debt (other than guarantees of performance of the Unrestricted Subsidiary in the ordinary course of business, excluding guarantees of Indebtedness for borrowed money); provided further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “— Certain Covenants — Restricted Payments.”

      The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Equity,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

      “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

      “Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

      The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

      In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers. who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the consummation of the registered exchange offer we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity and enforceability of the exchange notes and the exchange guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

      The combined financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We and out guarantor subsidiaries have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to the Issuer, the Parent Guarantor, Celanese, their respective subsidiaries and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We and our guarantor subsidiaries are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we and our guarantor subsidiaries will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statements, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

      So long as we and our guarantor subsidiaries are subject to the periodic reporting requirements of the Exchange Act, we and our guarantor subsidiaries are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes. We and our guarantor subsidiaries have agreed that, even if they are not required under the Exchange Act to furnish such information to the SEC, they will nonetheless continue to furnish information that would be required to be furnished by them and their guarantor subsidiaries by Section 13 of the Exchange Act, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by their certified independent accountants to the trustee and the holders of the outstanding notes or exchange notes as if they were subject to such periodic reporting requirements.

DRESSER-RAND COMPANY

(A wholly-owned partnership of Ingersoll-Rand Company Limited)

Report of Independent Registered Public Accounting Firm

To the Directors of Dresser-Rand Group Inc.

      In our opinion, the accompanying combined balance sheet and the related combined statements of income, changes in Ingersoll-Rand Company Limited investment and cash flows present fairly, in all material respects, the financial position of the Dresser-Rand Company (the “Company”), a wholly-owned partnership of Ingersoll-Rand Company Limited (“IR”), at December 31, 2003 and 2002, and the combined results of their operations and cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 7 to the combined financial statements, on January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangibles Assets.”

PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey

August 12, 2004, except for Notes 19 and 20, which are as of February 10, 2005

DRESSER-RAND COMPANY

(A wholly-owned partnership of Ingersoll-Rand Company Limited)

COMBINED STATEMENT OF INCOME

For the Years Ended December 31, 2003, 2002 and 2001
(In thousands)

	2003	2002	2001

Net sales, third parties	$1,332,242	$1,026,753	$873,885
Sales to affiliates	1,439	1,841	2,837
Other operating revenue	1,669	2,759	—

Total revenues	1,335,350	1,031,353	876,722

Cost of goods sold	1,140,154	873,902	721,062

Gross profit	195,196	157,451	155,660
Selling and administrative expenses	156,129	138,484	132,755
Restructuring charges	—	5,185	2,137

Operating income	39,067	13,782	20,768

Interest income (expense)	1,938	(776)	(302)
Other income (expense), net	(9,202)	15,000	3,150

Income before income taxes	31,803	28,006	23,616

Provision for income taxes	11,438	11,910	14,781

Net income	$20,365	$16,096	$8,835

See accompanying notes to combined financial statements.

DRESSER-RAND COMPANY

(A wholly-owned partnership of Ingersoll-Rand Company Limited)

COMBINED BALANCE SHEET

December 31, 2003 and 2002
(in thousands)

	2003	2002

ASSETS
Current assets:
Cash	$41,537	$59,619
Marketable securities at market	1,037	978
Accounts receivable, less allowance for doubtful accounts of $12,427 at 2003 and $9,790 at 2002	242,021	221,403
Inventories, net	133,425	254,966
Prepaid expenses	15,665	16,734
Due from affiliates	105,346	78,611
Loans due from affiliates	122,841	74,559
Deferred income taxes	10,487	8,071

Total current assets	672,359	714,941
Investments in and advances to partially owned equity companies	9,059	7,904
Property, plant and equipment, net	101,438	114,237
Goodwill	10,214	10,214
Intangible assets, net	254,412	261,711
Deferred income taxes	14,576	8,416
Other assets	1,817	2,041

Total assets	$1,063,875	$1,119,464

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accruals	$291,830	$296,942
Customer advance payments	18,700	93,520
Income taxes payable	7,081	—
Loans due to affiliates	14,811	19,362
Loans payable	3,716	2,631

Total current liabilities	336,138	412,455

Postemployment and other employee benefit liabilities	147,852	170,368
Long-term debt	213	1,254
Other noncurrent liabilities	14,637	8,677

Total liabilities	498,840	592,754

Commitments and contingencies (Notes 8, 9, 12, 13, 15 and 18)
Equity:
Ingersoll-Rand Company Limited investment	631,640	611,275
Accumulated other comprehensive income	(66,605)	(84,565)

Equity	565,035	526,710

Total liabilities and equity	$1,063,875	$1,119,464

See accompanying notes to the combined financial statements.

DRESSER-RAND COMPANY

(A wholly-owned partnership of Ingersoll-Rand Company Limited)

COMBINED STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2003, 2002 and 2001
(In thousands)

	2003	2002	2001

Cash flows from operating activities:
Net income	$20,365	$16,096	$8,835
Adjustments to arrive at net cash provided by operating activities:
Restructuring charges	—	3,704	2,137
Depreciation and amortization	29,109	33,822	33,013
Gain on insurance recoveries	—	(10,145)	(4,531)
Provision for bad debt	3,666	2,795	952
Minority interest, net of dividends	(110)	(555)	(3,123)
Equity earnings/losses, net	(1,150)	(1,235)	(385)
Deferred income taxes	(4,901)	2,158	(1,965)
Other	(31)	—	—
(Increase) decrease in:
Accounts receivable	(15,989)	(5,495)	1,162
Inventories	132,991	(29,939)	(9,160)
Other current and noncurrent assets	1,288	(10,287)	(9,986)
(Decrease) increase in:
Accounts payable and accruals	(36,835)	27,487	22,621
Other current and noncurrent liabilities	(77,440)	14,265	18,267

Net cash provided by operating activities	50,963	42,671	57,837

Cash flows from investing activities:
Capital expenditures	(7,590)	(13,670)	(20,348)
Proceeds from insurance recoveries	—	10,145	4,531
Proceeds from sales of property, plant and equipment	560	3,845	(615)
(Increase) decrease in marketable securities	(59)	2,851	536

Net cash provided by (used in) investing activities	(7,089)	3,171	(15,896)

Cash flows from financing activities:
Increase (decrease) in short-term borrowings	462	3,073	(14,968)
Proceeds from long-term debt	—	463	—
Payments of long-term debt	(520)	—	(52)
Change in due to (from) IR affiliates	(63,429)	(14,120)	(27,917)
Dividends paid	—	(8,175)	—

Net cash used in financing activities	(63,487)	(18,759)	(42,937)

Effect of exchange rate changes on cash	1,531	1,159	(831)

Net (decrease) increase in cash	(18,082)	28,242	(1,827)
Cash—beginning of year	59,619	31,377	33,204

Cash—end of period	$41,537	$59,619	$31,377

See accompanying notes to combined financial statements.

DRESSER-RAND COMPANY

(A wholly-owned partnership of Ingersoll-Rand Company Limited)

COMBINED STATEMENT OF CHANGES IN INGERSOLL-RAND COMPANY LIMITED INVESTMENT

For the Years Ended December 31, 2003, 2002 and 2001
(In thousands)

	Ingersoll	Accumulated
	Rand	Other	Total
	Company	Comprehensive	Comprehensive
	Limited	Income	Income
	Investment	(Loss)	(Loss)	Total

At January 1, 2001	$594,519	$(13,999)		$580,520

Net income	8,835		$8,835
Other comprehensive income (loss):
Minimum pension liability, net of tax of $34		(246)	(246)
Currency translation		(659)	(659)

Total comprehensive income			$7,930	7,930

At December 31, 2001	603,354	(14,904)		588,450

Dividends	(8,175)			(8,175)
Net income	16,096		$16,096
Other comprehensive income (loss):
Minimum pension liability, net of tax of $4,217		(77,692)	(77,692)
Currency translation		7,284	7,284
Derivatives qualifying as cash flow hedges, net of tax of $387		747	747

Total comprehensive loss			$(53,565)	(53,565)

At December 31, 2002	611,275	(84,565)		526,710

Net income	20,365		$20,365
Other comprehensive income (loss):
Minimum pension liability, net of tax of $1,199		939	939
Currency translation		17,074	17,074
Derivatives qualifying as cash flow hedges, net of tax of $16		(53)	(53)

Total comprehensive income			$38,325	38,325

At December 31, 2003	$631,640	$(66,605)		$565,035

See accompanying notes to combined financial statements.

DRESSER-RAND COMPANY

(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1 —	Business Activities and Basis of Presentation:

      On December 31, 1986, Dresser Industries, Inc. (Dresser) and Ingersoll-Rand Company (IR)(collectively, the Partners) entered into a partnership agreement for the formation of Dresser-Rand Company (the Company), a New York general partnership owned 50% by Dresser and 50% by IR. The Partners contributed substantially all of the operating assets and certain related liabilities, which comprised their worldwide reciprocating compressor, steam turbine, and turbo-machinery businesses. The net assets contributed by the Partners were recorded by the Company at amounts approximating their historical values. The Company commenced operations on January 1, 1987. On October 1, 1992, Dresser purchased a 1% interest from the Company thus increasing its ownership to 51%.

      In September 1999, Dresser merged with Halliburton Industries (“Halliburton”). Accordingly, Dresser’s ownership interest in the Company transferred to Halliburton on that date. On February 2, 2000, a wholly-owned subsidiary of IR purchased Halliburton’s 51% interest in the Company for a net purchase of approximately $543 million. The Company’s combined financial statements reflect IR’s additional basis in the Company.

      The Company is engaged in the design, manufacture and sale of gas compressors, gas and steam turbines, gas expanders and associated control panels. The Company is an operating business segment of IR. Ingersoll-Rand Company Limited is the successor to Ingersoll-Rand Company following a reorganization that became effective on December 31, 2001.

      The combined financial statements include the accounts of all wholly-owned and majority-owned subsidiaries of the Company as well as the operations of Dresser-Rand Canada, Inc. and Dresser-Rand GmbH, which are owned by IR, but are managed and operated by the Company. The accompanying financial statements include the operating results of the following entities.

Legal Entities	Country

Dresser-Rand Company	United States of America
Dresser-Rand Canada, Inc.	Canada
Dresser-Rand Compressor Co., Ltd. Shanghai (60% owned)	China
Dresser-Rand de Mexico S.A.	Mexico
Dresser-Rand Global Services, LLC	United States of America
Dresser-Rand Holding Company	United States of America
Dresser-Rand Asia Pacific Sdn. Bhd.	Malaysia
Dresser-Rand B.V.	Netherlands
Dresser-Rand Compressor (Suzhou) Ltd.	China
Dresser-Rand de Venezuela, S.A.	Venezuela
Dresser-Rand Japan, Ltd.	Japan
Dresser-Rand Overseas Sales Company	United States of America
Dresser-Rand Company Ltd.-UK	United Kingdom
Dresser-Rand (UK) Ltd.	United Kingdom
Dresser-Rand Sales Company S.A.	Switzerland
Dresser-Rand Services, S.a.r.l.	Switzerland
Turbodyne Electric Power Corporation	United States of America
Dresser-Rand India Private Limited	India
Dresser-Rand International B.V.	Netherlands

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Legal Entities	Country

Dresser-Rand Italia S.r.l.	Italy
Dresser-Rand Machinery Repair Belgie N.V.	Belgium
Dresser-Rand Power, Inc.	United States of America
Dresser-Rand A/ S	Norway
Dresser-Rand Comercio e Industria Ltda.	Brazil
Dresser-Rand (SEA) Pte. Ltd.	Singapore
Dresser-Rand S.A.	France
Dresser-Rand Services B.V.	Netherlands
Dresser-Rand Czech S.R.O.	Czech Republic
PT Dresser-Rand Services Indonesia	Indonesia
Dresser-Rand Services srl	Mexico
Dresser-Rand do Brasil, Ltda. (75% owned)	Brazil
Dresser-Rand GmbH	Germany

      The combined financial statements include all revenues, costs, assets and liabilities directly attributable to the Company. Allocation of costs for facilities, functions and certain services performed by IR organizations for the Company, including environmental and other risk management, internal audit, transportation services, administration of benefit and insurance programs and certain tax, legal, accounting and treasury functions have been made on the basis described in Note 3. All of the allocations and estimates in the combined financial statements are based on assumptions that the management of the Company and IR believe are reasonable. The Company’s financial information included herein is not necessarily indicative of the financial position, results of operations and cash flows of the Company in the future or indicative of the results that would have been reported if the Company had operated as an unaffiliated enterprise.

Note 2 —	Summary of Significant Accounting Policies:

      A summary of significant accounting policies used in the preparation of the accompanying financial statements follows:

      Principles of Combination: The combined financial statements include the accounts and activities of the Company. Partially owned equity companies are accounted for under the equity method as the Company’s ownership interest ranges from 40% to 50%. All material intercompany transactions between entities included in the combined financial statements have been eliminated. Transactions between the Company and IR and its affiliates are herein referred to as “related party” or “affiliated” transactions. Such transactions have not been eliminated.

      Use of Estimates: In conformity with accounting principles generally accepted in the United States of America, management has used estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Significant estimates include accounting for doubtful accounts, depreciation and amortization, inventory reserves, valuation of assets including goodwill and other intangible assets, product warranties, sales allowances, taxes, environmental and product liabilities, self insurance programs and other contingencies. Actual results could differ from those estimates.

      Marketable Securities: The Company’s marketable securities have historically consisted of equity securities, all of which are held for varying and indefinite periods of time, pursuant to maturity dates, market conditions and other factors. It is the Company’s intent to maintain a liquid portfolio to take advantage of

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

investment opportunities; therefore, all marketable securities are considered held for sale and are classified as current assets. Accordingly, the securities are stated at fair value. Actual sales of securities resulting in realized gains and losses on marketable securities are included in the statement of income, as a component of “Other income (expense)” and are derived using the specific identification method for determining the cost of securities.

      Allowance for Doubtful Accounts: The Company establishes an allowance for estimated bad debts by applying specified percentages to the adjusted receivable aging categories. The percentage applied against the aging categories increases as the accounts become further past due. Accounts in excess of 360 days past due are generally fully reserved. In addition, the reserves are periodically reviewed for specific customer accounts identified as known collection problems due to insolvency, disputes or other collection issues.

      Inventories: Inventories are stated at cost, which is not in excess of net realizable value. Cost is based on the first-in, first-out, (FIFO) method. Provision is made for slow-moving, obsolete or unusable inventory.

      Property, Plant and Equipment: Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation expense is computed principally using the straight-line method over the estimated useful lives of the assets. The useful lives of buildings range from 30 years to 50 years; the useful lives of machinery and equipment range from 5 years to 12 years. Maintenance and repairs are expensed as incurred. At December 31, 2003 and 2002, gross land and buildings totaled $51.9 million and $49.5 million, respectively, while gross machinery and equipment totaled $128.4 million and $145.7 million, respectively. Accumulated depreciation at December 31, 2003 and 2002 was $78.9 million and $81.0 million, respectively. Depreciation expense for 2003, 2002 and 2001 was $21.8 million, $27.0 million and $26.3 million, respectively.

      Intangible Assets: Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets.” Under the provisions of this standard, goodwill and intangible assets deemed to have indefinite lives are no longer subject to amortization, but rather are tested for impairment at least annually. All other intangible assets are to be amortized over their estimated useful lives.

      The carrying value of goodwill and other intangibles is reviewed if the facts and circumstances, such as a significant decline in sales, earnings or cash flows or material adverse changes in the business climate, suggest that it may be impaired. If this review, which is performed at least annually, indicates that goodwill will not be recoverable as determined based on the estimated discounted cash flows of the reporting unit, impairment is measured by comparing the carrying value of goodwill to fair value. Fair value is determined based on quoted market values, discounted cash flows or appraisals.

      Income Taxes: The Company is a partnership and generally does not provide for U.S. incomes taxes since all partnership income and losses are allocated to IR for inclusion in its income tax returns; however, a substantial portion of the Company’s operations are subject to U.S. or foreign income taxes. In preparing its combined financial statements, the Company has determined the tax provision for those operations on a separate return basis. Deferred taxes are provided on temporary differences between assets and liabilities for financial reporting and tax purposes as measured by enacted tax rates expected to apply when temporary differences are settled or realized. A valuation allowance is established for deferred tax assets when it is more likely than not that a portion of the assets will not be realized.

      Product Warranty: Warranty accruals are recorded at the time the products are sold and are estimated based upon product warranty terms and historical experience. Warranty accruals are adjusted for known or anticipated warranty claims as new information becomes available.

      Environmental Costs: Environmental expenditures relating to current operations are expensed or capitalized as appropriate. Expenditures relating to existing conditions caused by past operations, which do not

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

contribute to current or future revenues, are expensed. Costs to prepare environmental site evaluations and feasibility studies are accrued when the Company commits to perform them. Liabilities for remediation costs are recorded when they are probable and reasonably estimable, generally no later than the completion of feasibility studies or the Company commitment to a plan of action. The assessment of this liability, which is calculated based on existing technology, does not reflect any offset for possible recoveries from insurance companies and is not discounted.

      Revenue Recognition: A significant portion of the Company’s sales are made pursuant to written contractual arrangements to design, develop, manufacture and/or modify complex products to the specifications of its customers, or to provide services related to the performance of such contracts. These contracts are accounted for in accordance with American Institute of Certified Public Accountants Statement of Position 81-1, “Accounting for the Performance of Construction-Type and Certain Production-Type Contracts,” and with revenues and profits recognized using the completed contract method of accounting. Under this method, revenue and profits on contracts are recorded when the contracts are complete or substantially complete. Provisions for anticipated losses on contracts are recorded in the period in which they become evident. Contracts normally take between nine and twelve months to complete.

      Revenue from field services is recognized as the service is performed. Revenue from repair services is recognized when the repaired unit is shipped and title and risk of loss have transferred to the customer.

      Customer progress payments in excess of the investment in inventory are held as customer advance payments in accounts payable and accruals.

      Research and Development Costs: Research and development expenditures, including qualifying engineering costs, are expensed when incurred and amounted to $8.1 million in 2003, $8.0 million in 2002, and $7.0 million in 2001.

      Comprehensive Income: Comprehensive income (loss) includes net income, foreign currency translation adjustments, amounts relating to cash flow hedges net of tax and additional minimum pension liability adjustments net of tax. In 2003, accumulated other comprehensive loss decreased by $18.0 million, net of tax. This decrease was attributable to foreign currency translation adjustments of $17.1 million, a minimum pension liability adjustment, net of tax, of $1.0 million, and amounts relating to cash flow hedges, net of tax, of $(0.1) million. The components of accumulated other comprehensive income are a credit in foreign currency translation adjustments of $9.7 million, a minimum pension liability adjustment, net of tax, of $77.0 million, and credit relating to cash flow hedges, net of tax, of $0.7 million.

      Foreign Currency: Assets and liabilities of non-U.S. entities, where the local currency is the functional currency, have been translated at year-end exchange rates and income and expenses have been translated using average-for-the-year exchange rates. Adjustments resulting from translation have been recorded in accumulated other comprehensive income and are included in net earnings only upon sale or liquidation of the underlying foreign investment.

      For non-U.S. entities where the U.S. dollar is the functional currency, inventory and property balances and related income statement accounts have been translated using historical exchange rates, and resulting gains and losses have been credited or charged to net earnings.

      Net foreign currency losses recorded in “Other income (expense), net” were $4.4 million, $1.1 million and $0.9 million in 2003, 2002 and 2001, respectively.

      Stock-based Compensation: At December 31, 2003, the Company participated in several of IR’s stock-based employee compensation plans, which are described more fully in Note 10. IR continues to account for these plans under the recognition and measurement principles of Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees.”

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The following table illustrates the effect on net income of the Company if IR had applied the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”.

	For the Years Ended
	December 31,

	2003	2002	2001

	(In thousands)
Net income, as reported	$20,365	$16,096	$8,835
Add: Stock-based employee compensation expense included in reported net earnings, net of tax	1,502	143	76
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(4,885)	(2,990)	(2,287)

Pro forma net earnings	$16,982	$13,249	$6,624

      Credit Facilities: Credit facilities have been arranged with banks whereby certain of the Company’s subsidiaries may borrow on an overdraft or short-term note basis or issue bank guarantees. Such borrowings if collateralized, are primarily secured by IR guarantees and carry variable interest rates ranging from 0.0% to 4.5% at December 31, 2003. Balances outstanding were $3.9 million at both December 31, 2003 and 2002. The unused portion of these facilities was $41.7 million at December 31, 2003.

      New Accounting Standards: In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosure about Pensions and Other Postretirement Benefits.” The standard requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs and other relevant information. The guidance is effective for fiscal years ending after December 15, 2003. The Company has fully adopted this standard for the year ended December 31, 2003.

      In May 2004, the FASB released FASB Staff Position No. 106-2 (FSP FAS 106-2) entitled, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). The current accounting rules require a company to consider current changes in applicable laws when measuring its postretirement benefit costs and accumulated postretirement benefit obligations. The Company adopted FSP FAS 106-2 as of April 1, 2004, the beginning of its second quarter. The Company and its actuarial advisors determined that most benefits provided by its plan were at least actuarially equivalent to Medicare Part D. The Company remeasured the effects of the Act on the accumulated projected benefit obligation as of April 1, 2004. The effect of the federal subsidy to which the Company is entitled will be accounted for as an actuarial gain of $13.7 million in 2004. The subsidy had no effect on postretirement expense for 2003 or prior years.

Note 3 — Related Party Transactions:

      Intercompany Activities: IR provides the Company with certain environmental and other risk management, internal audit, legal, tax, accounting, pension fund management, transportation services, cash management and other treasury services. Many of these activities have been transferred over time from the Company to IR since IR acquired 100% ownership in the Company. In addition, as discussed below and in Notes 10, 12 and 13, most of the Company’s employees are eligible to participate in certain IR employee benefit programs that are sponsored and/or administered by IR or its affiliates.

      The Company’s use of these services and its participation in these employee benefit plans generates both direct and indirect costs to the Company. Direct costs and benefits relating to the services and benefit plans

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

are charged/credited to the Company and are included in cost of goods sold, and selling and administrative expenses. Indirect costs are allocated to the Company using allocation methods that management of IR and the Company believe are reasonable.

      The combined financial statements reflect these indirect costs through a corporate overhead allocation. These costs amount to $10.0 million and $1.3 million for the years ended December 31, 2003, and 2002, respectively. IR allocated no costs for 2001 due to the fact that the Company was substantially stand-alone and was not utilizing extensive services from I-R. For 2002, the indirect cost allocations are made based upon employee headcount, revenue and gross assets. For 2003, the allocations were based on selling & administrative expenses, payroll expense and gross assets. Such allocations may not be the same as the costs that would have been incurred as a stand-alone entity.

      The non-U.S. units of the Company have been allocated certain corporate expenses incurred by IR, which are more appropriately borne by the companies benefiting from the charges than the parent company. Such costs are allocated to the non-U.S. units of the Company on a two factor weighted average basis. The amount allocated in 2003 was $5.1 million. No amounts were allocated in 2002 and prior years.

      IR provides centralized treasury functions and financing, including substantially all investing and borrowing activities for the Company. As part of this practice, surplus cash is remitted to IR and IR advances cash, as necessary, to the Company. No interest is charged or paid on the net IR investment amount. Interest is charged or credited on certain notes receivable and notes payable from/to IR affiliates.

      At December 31, 2003 and 2002, the Company had outstanding receivables due from IR affiliates of $105.3 million and $78.6 million, respectively. Intercompany receivables are treated as current since they are due upon demand. At December 31, 2003 and 2002, intercompany loans receivable from IR affiliates were $122.8 million and $74.6 million, respectively. Loans outstanding at December 31, 2003 mature within one year. In accordance with the agreements, the Company accrues simple interest on these loans at interest rates ranging from 0.5% to 5.5%.

      Intercompany loans payable were $14.8 million and $19.4 million at December 31, 2003 and 2002, respectively. Loans payable at December 31, 2003 mature within one year. These loans carry rates of interest from 3.5% to 8.0% at December 31, 2003.

      Employee Benefit Administration: The Company’s employees participate in tax-qualified defined benefit pension plans and defined contribution savings plans sponsored and/or administered by IR or its affiliates. IR has charged to the Company its pro-rata share of administration and funding expenses incurred by IR in the operation of these plans for the benefit of employees of the Company. The Company is responsible for the cost of funding pension and savings plan benefits accrued by its employees. Welfare benefit programs are generally self-insured and experience-rated on the basis of Company employees without regard to the claims experience of employees of other affiliated companies.

      Other Related Party Transactions: The Company recorded sales of $1.4 million, $1.8 million and $2.8 million to IR and its affiliates in 2003, 2002 and 2001, respectively. For the year ended December 31, 2002, the Company recorded dividends of $8.2 million dividends paid to IR by Dresser-Rand GmbH. This amount was recorded against IR’s investment included in the Company’s equity.

Note 4 —	Investments in Partially-Owned Equity Companies:

      The Company had two investments that operated in similar lines of business at December 31, 2003. The investments in and amounts due from partially-owned equity companies, in which the Company’s ownership interest from 40% to 50%, amounted to $5.5 million and $3.6 million, respectively, at December 31, 2003 and $4.3 million and $3.6 million, respectively, at December 31, 2002. The Company’s equity in the net earnings

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(losses) of its partially-owned equity companies was $(0.1) million, $(0.5) million, and $(0.6) million in 2003, 2002 and 2001, respectively, and is recorded in other income/expense, net in the accompanying statement of income. The Company received no distributions from these investments in 2003, 2002, and 2001. Sales from the Company to the partially-owned equity companies are not significant.

      Summarized financial information for these partially-owned equity companies at December 31, was:

	2003	2002

	(In thousands)
Current assets	$19,858	$17,176
Property, plant & equipment, net	2,614	2,417
Other assets	6,076	6,643

Total assets	$28,548	$26,236

Current liabilities	$5,471	$6,774
Other liabilities	8,697	5,975
Total shareholders’ equity	14,380	13,487

Total liabilities and shareholders’ equity	$28,548	$26,236

	For the Years Ended
	December 31,

	2003	2002	2001

	(In thousands)
Net sales	$48,742	$56,953	$42,707
Gross profit	16,164	18,596	15,166
Net income(loss)	(146)	(518)	(852)

Note 5 —	Restructuring:

      For the years ended December 31, 2002 and 2001, the Company recorded restructuring charges totaling $5.2 million and $2.1 million, respectively, for employee termination benefits in connection with reductions in workforce, closing of several non-manufacturing locations and realignment of the Company’s regional structure. No additional restructuring charges were recorded in 2003. A reconciliation of the restructuring reserve program is as follows:

	Employee
	Termination	Facility Exit
	Costs	Costs	Total

	(In thousands)
Balance at January 1, 2002	$—	$—	$—
Provision	4,685	500	5,185
Cash payments	(1,485)	—	(1,485)

Balance at December 31, 2002	3,200	500	3,700
Cash payments	(3,104)	(341)	(3,445)

Balance at December 31, 2003	$96	$159	$255

      As of December 31, 2003, the restructuring programs have resulted in the closure of non-manufacturing facilities, including sales offices, with a workforce reduction of 388 employees. The provision remaining at

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

December 31, 2003 relates to final severance payments and facility exit costs and is expected to be paid in 2004.

Note 6 —	Inventories:

      At December 31, inventories were as follows:

	2003	2002

	(In thousands)
Raw materials and supplies	$98,075	$113,526
Work-in-process and finished goods	142,050	378,315

	240,125	491,841
Less: Progress payments	(70,832)	(204,851)
Inventory reserves	(35,868)	(32,024)

Total	$133,425	$254,966

Note 7 —	Intangible Assets and Goodwill:

      Effective January 1, 2002, The Company adopted Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets”. Under the provisions of this standard, goodwill and intangible assets deemed to have indefinite lives are no longer subject to amortization, but rather are tested for impairment at least annually. All other intangible assets are to be amortized over their estimated useful lives.

      The following table sets forth the gross amount and accumulated amortization of the Company’s intangible assets at December 31:

	2003		2002

	Gross	Accumulated	Gross	Accumulated
	Amount	Amortization	Amount	Amortization

	(In thousands)
Installed service base	$235,824	$22,657	$235,824	$16,762
Software & technology	11,014	4,704	11,014	3,300

Total amortizable intangible assets	246,838	27,361	246,838	20,062
Total indefinite-lived intangible assets— trademarks	34,935	—	34,935	—

Total	$281,773	$27,361	$281,773	$20,062

      Intangible asset amortization expense for 2003, 2002, and 2001 was $7.3 million, $6.8 million and $6.4 million, respectively. Estimated intangible asset amortization expense for each of the next five fiscal years is expected to be $7.3 million in 2004, $7.3 million in 2005, $7.3 million in 2006, $6.8 million in 2007, and $6.3 million in 2008.

      In accordance with SFAS No. 142, the Company discontinued the amortization of goodwill effective December 31, 2001. Amortization expense related to goodwill in 2001 was $0.4 million.

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The following is a reconciliation of previously reported financial information for the year ended December 31, 2001 to adjusted amounts excluding amortization expense relating to goodwill and other intangible assets deemed to have infinite lives, which are no longer being amortized:

2001

Earnings from Continuing Operations

2001

(In thousands)
As reported	$8,835
Goodwill amortization expense, net of tax	400

Adjusted	$9,235

Note 8 — Financial Instruments:

      The Company maintains significant operations in countries other than the United States. As a result of these global activities, the Company is exposed to changes in foreign currency exchange rates, which affect the results of operations and financial condition. The Company manages exposure to changes in foreign currency exchange rates through its normal operating and financing activities, as well as through the use of financial instruments. Generally, the only financial instruments the Company utilizes are forward exchange contracts.

      The purpose of the Company’s currency hedging activities is to mitigate the impact of changes in foreign currency exchange rates. The Company attempts to hedge transaction exposures through natural offsets. To the extent that this is not practicable, major exposure areas considered for hedging include foreign currency denominated receivables and payables, intercompany loans, firm committed transactions, and forecasted sales and purchases.

      SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and its amendments, became effective for the Company on January 1, 2001. The statement requires all derivatives to be recognized as assets or liabilities on the balance sheet and measured at fair value. The estimated fair value of foreign currency forward contracts outstanding at December 31, 2003, was an unrealized gain of $1.6 million.

      Included in accumulated other comprehensive income at December 31, 2003, is $0.7 million related to the fair value of derivatives qualifying as cash flow hedges, of which $0.6 million of expense is expected to be reclassified to earnings over the twelve month period ending December 31, 2004. The actual amounts that will be reclassified to earnings over the next twelve months may vary from this amount as a result of changes in market conditions. No amounts were recorded in earnings due to hedge ineffectiveness. No amounts were reclassified to earnings during 2003 in connection with forecasted transactions that were no longer considered probable of occurring. Fair values of forward contracts are based on dealer quotes at the respective reporting dates. At December 31, 2003, the maximum term of derivative instruments that hedge forecasted transactions, for foreign currency hedges, was 26 months.

      The counterparties to the Company’s forward contracts consist of a number of major international financial institutions. The Company could be exposed to loss in the event of non-performance by the counterparties. However, credit ratings and concentration of risk of these financial institutions are monitored on a continuing basis and present no significant credit risk to the Company.

      The carrying value of cash, accounts receivable, short-term borrowings and accounts payable are a reasonable estimate of their fair value due to the short-term nature of these instruments.

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 9 — Commitments and Contingencies:

      In late 2000, the Company entered into a contract with Shell Petroleum Development Corporation (SPDC) for the refurbishment of 20-year old compressor stations for the Nigerian Gas Company (NGC). These stations are located in the Warri district in the western part of Nigeria.

      In August 2003, for the safety of personnel, all the Company’s workers were evacuated from Warri following consultation with independent security advisers. As of December 31, 2003, the gross outstanding accounts receivable balance with SPDC related to the NGC contract was $16.0 million. The Company fully expects to collect the balance. A reserve in the amount of $1.9 million has been provided should negotiations with SPDC result in less than full recovery. This receivable is classified as a current asset in trade accounts receivable as management expects to resolve this situation and liquidate the receivable in 2004.

      The Company is involved in various litigation, claims and administrative proceedings, including environmental matters, arising in the normal course of business. In assessing its potential environmental liability, the Company bases its estimates on current technologies and does not discount its liability or assume any insurance recoveries. Amounts recorded for identified contingent liabilities are estimates, which are reviewed periodically and adjusted to reflect additional information when it becomes available. Subject to the uncertainties inherent in estimating future costs for contingent liabilities, management believes that recovery or liability with respect to these matters would not have a material effect on the financial condition, results of operations, liquidity or cash flows of the Company for any year.

      In the normal course of business, the Company has issued several direct and indirect guarantees, including performance letters of credit, totaling approximately $0.5 million at December 31, 2003. Management believes these guarantees will not adversely affect the combined financial statements.

      The following table represents the changes in the product warranty liability for 2003 and 2002:

	2003	2002

	(In thousands)
Beginning balance — January 1	$21,424	$23,332
Reductions for payments	(17,050)	(19,941)
Translation	1,896	947
Changes in accrual during current period	17,429	17,086

Ending balance — December 31	$23,699	$21,424

      Certain office and warehouse facilities, transportation vehicles and data processing equipment are leased. Total rental expense was $13.8 million in 2003, $15.5 million in 2002 and $15.4 million in 2001. Minimum lease payments required under non-cancelable operating leases with terms in excess of one year for the next five years and thereafter are as follows: $9.2 million in 2004, $5.6 million in 2005, $3.3 million in 2006, $2.0 million in 2007, $1.3 million in 2008 and $0.0 million thereafter.

Note 10 — Incentive Stock Plans:

      Certain employees of the Company are eligible to participate in stock option plans of IR. The plans grant employees options to purchase Class A common shares of IR at prices not less than the fair market value at the date of the grant. Options become exercisable ratably over a three-year period from their date of grant and expire at the end of ten years. The plans, approved in 1998, also authorize stock appreciation rights (SARs) and stock awards, which result in compensation expense.

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Under SFAS No. 123, compensation cost for the applicable provisions of the Company incentive stock plans would be determined based upon the fair value at the grant date for awards issued. The average fair values of the options granted during 2003, 2002, and 2001 were estimated at $13.10, $14.96, and $14.44, respectively, on the date of grant, using the Black-Scholes option-pricing model, which included the following assumptions:

	2003	2002	2001

Dividend yield	1.75%	1.61%	1.65%
Volatility	39.83%	38.85%	37.59%
Risk-free interest rate	3.12%	4.69%	5.01%
Expected life	5 years	5 years	5 years

      Changes in options outstanding under the plans were as follows:

	Shares Subject	Option Price	Weighted Average
	to Option	Range Per Share	Exercise Price

December 31, 2000	6,250	$33.67 - $42.31	$39.20
Granted	474,908	40.75 - 53.03	45.93
Cancelled	(15,682)	33.67 - 53.03	45.53

December 31, 2001	465,476	40.75 - 53.03	45.94
Granted	128,465	41.81 - 41.81	41.81
Exercised	(1,233)	40.75 - 40.75	40.75
Cancelled	(650)	53.03 - 53.03	53.03

December 31, 2002	592,058	33.67 - 53.03	45.04
Granted	162,220	39.05 - 39.05	39.05
Exercised	(117,634)	33.67 - 53.03	45.35
Cancelled	(23,222)	39.05 - 53.03	42.91

December 31, 2003	613,422	$39.05 - $53.03	$44.25

      At December 31, 2003, there were 70,980 SAR’s outstanding with no stock options attached.

      The following table summarizes information concerning currently outstanding and exercisable options:

		Options Outstanding		Options Exercisable

		Weighted	Weighted	Number	Weighted
	Number	Average	Average	Exercisable	Average
	Outstanding	Remaining	Exercise	at	Exercise
Range of Exercise Price	at 12/31/03	Life	Price	12/31/03	Price

$39.05 - $39.05	151,900	7.94	$39.05	—	$—
40.75 - 40.75	176,597	5.67	40.75	118,320	40.75
41.81 - 41.81	116,488	6.50	41.81	38,441	41.81
44.23 - 44.23	30,000	7.11	44.23	20,100	44.23
53.03 - 53.03	138,437	5.53	53.03	92,753	53.03

$39.05 - $53.03	613,422	6.43	$44.25	269,614	$45.39

      The weighted average number of shares exercisable and the weighted average exercise prices were 158,698 shares at a price of $45.67 for December 31, 2002, and 6,250 shares at a price of $39.20 for December 31, 2001.

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 11 — Income Taxes:

      Earnings (loss) before income taxes for the years ended December 31 were taxed within the following jurisdictions:

	2003	2002	2001

	(In thousands)
United States	$(7,619)	$(2,198)	$(6,900)
Non-U.S	39,422	30,204	30,516

Total	$31,803	$28,006	$23,616

      The provision for income taxes was as follows:

	2003	2002	2001

	(In thousands)
Current tax expense:
United States	$1,314	$2,367	$4,922
Non-U.S	15,025	8,598	11,824

Total current	16,339	10,965	16,746

Deferred tax expense:
United States	(404)	2	—
Non-U.S	(4,497)	943	(1,965)

Total deferred	(4,901)	945	(1,965)

Total provision for income taxes	$11,438	$11,910	$14,781

      The provision for income taxes differs from the amount of income taxes determined by applying the applicable U.S. statutory income tax rate to pretax income, as a result of the following differences:

	Percent of Pretax
	Income

	2003	2002	2001

Statutory U.S. rate	35.0%	35.0%	35.0%
Increase (decrease) in rates resulting from:
Non-U.S. operations	5.5	(7.5)	(0.2)
State and local income taxes, net of U.S. tax	1.1	0.4	0.1
Non-U.S. valuation allowances	(10.7)	6.5	(1.8)
Nontaxable partnership income	9.6	6.6	26.0
Other	(4.5)	1.5	3.5

Effective tax rate	36.0%	42.5%	62.6%

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      A summary of the deferred tax accounts at December 31, follows:

	2003	2002

	(In thousands)
Current deferred assets and (liabilities):
Differences between book and tax bases of inventories and receivables	$1,826	$2,454
Differences between book and tax expense for other employee related benefits and allowances	403	259
Other reserves and valuation allowances in excess of tax deductions	3,808	2,683
Other differences between tax and financial statement values	4,461	2,675

Gross current deferred tax assets	10,498	8,071

Noncurrent deferred tax assets and (liabilities):
Tax net operating loss carryforwards	7,476	9,487
Pension contributions in excess of book expense	10,986	8,360
Book depreciation/ amortization in excess of tax depreciation/amortization	2,194	56

Gross noncurrent deferred tax assets and (liabilities)	20,656	17,903

Less: valuation allowances	(6,091)	(9,487)

Total net deferred tax assets	$25,063	$16,487

      As of December 31, 2003 and 2002, net operating loss carry forwards of approximately $27.3 million and $34.8 million, respectively, were available to offset taxable income in future years. A portion of these carryforwards will begin to expire in 2011, while the remainder generally have unlimited carry forward periods. Valuation allowances in 2003 and 2002 of $6.1 million and $9.5 million, respectively, have been recorded for certain carryforwards, which will likely not be realized.

      Deferred taxes have not been provided on undistributed earnings of $72.9 million and $74.3 million at December 31, 2003 and 2002, respectively, since these earnings have been, and under current plans, will continue to be permanently reinvested in these subsidiaries. It is not practicable to estimate the amount of additional taxes which may be payable upon distribution.

      The tax expense reflected in the Combined Statement of Income related to DR UK Ltd., a United Kingdom (UK) incorporated entity, has been presented on a separate company basis as though DR UK Ltd. had filed stand-alone income tax returns. Under operation of UK tax law, tax losses incurred by IR subsidiaries may be surrendered to DR UK Ltd. since they are part of a UK affiliated group. To the extent the losses surrendered to DR UK Ltd. have reduced the actual tax liability, the amount is presented on the Combined Balance Sheet at December 31, 2003 and 2002 as an intercompany payable, not a government tax payable. No formal tax sharing agreement exists between the Company and IR.

Note 12 — Postretirement Benefits Other than Pensions:

      The Company and IR sponsor a postretirement plan that covers certain eligible U.S. employees. These plans provide for health care benefits and, in some instances, life insurance benefits. Postretirement health plans generally are contributory and adjusted annually. Life insurance plans are non-contributory. In 1997, the Company amended its postretirement benefit plans for salaried and hourly employees. The amendment eliminated medical benefit coverage for all future retirees except for grandfathered employees. An eligible retiree’s health care benefit coverage is coordinated with Medicare. The Company funds the postretirement

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

benefit costs principally on a pay-as-you-go basis. Summary information on the Company’s plans at December 31, was as follows:

	2003	2002

	(In thousands)
Change in benefit obligations:
Benefit obligation at beginning of year	$189,183	$150,533
Service cost	1,935	1,172
Interest cost	11,907	11,108
Amendments	(9,300)	—
Actuarial losses	18,196	37,207
Benefits paid	(11,544)	(10,837)

Benefit obligation at end of year	$200,377	$189,183

Funded status:
Plan assets less than benefit obligations	$(200,377)	$(189,183)
Unrecognized:
Prior service gains	(9,042)	—
Plan net losses	83,157	65,910

Accrued costs in the balance sheet	$(126,262)	$(123,273)

      The components of net periodic postretirement benefits cost for the years ended December 31, were as follows:

	2003	2002	2001

	(In thousands)
Service cost	$1,935	$1,172	$898
Interest cost	11,907	11,108	8,933
Net amortization of unrecognized prior service gains	(258)	—	—
Net amortization of loss	949	732	—

Net periodic postretirement benefits cost	$14,533	$13,012	$9,831

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The Company uses an annual measurement date of November 30 for substantially all of its postretirement benefit plans for all years presented. The sale of an IR business in February 2003 was deemed to be a significant event and required a remeasurement of the postretirement benefit plan. The weighted-average assumptions used in the February 2003 remeasurement due to the sale were a discount rate of 6.50% and increases in per capita cost of covered health care benefits of 11.00% for the year, gradually reducing to 5.25% by 2009. In the fourth quarter of 2002, IR amended its postretirement benefit plans for U.S. non-bargaining employees and retirees, effective January 1, 2003. The amendments eliminated subsidized life insurance for all future retirees. The weighted-average assumptions used in the fourth quarter of 2002 remeasurement due to plan amendments were a discount rate of 6.75% and increases in per capita cost of covered health care benefits of 11.00% for the year, gradually reducing to 5.25% by 2009.

Assumptions:	2003	2002	2001

Weighted-average discount rate assumption used to determine:
Benefit obligations at December 31	6.00%	6.75%	7.25%
Net periodic benefit cost for the periods ended February 15, 2003* and October 2002*	6.75%	7.25%	—
Net periodic benefit cost for the remaining period ended December 31	6.50%	6.75%	7.75%
Assumed health care cost trend rates at December 31:
Current year medical inflation	11.00%	11.00%	11.00%
Ultimate inflation rate	5.25%	5.25%	5.25%
Year that the rate reaches the ultimate trend rate	2010	2009	2008

*	Interim measurement dates

      A 1% change in the medical trend rate assumed for postretirement benefits would have the following effects at December 31, 2003 (in thousands):

	1% Increase	1% Decrease

	(In thousands)
Effect on total of service and interest cost components	$1,480	$(1,323)
Effect on postretirement benefit obligation	18,032	(14,890)

      Benefit payments for postretirement benefits, which reflect future service, as appropriate, are expected to be paid as follows: $12.5 million in 2004, $12.6 million in 2005, $13.1 million in 2006, $13.8 million in 2007, $14.4 million in 2008 and $77.7 million for the years 2009 to 2013.

Note 13 — Pension Plans:

      The defined benefit plan covering salaried and hourly employees was frozen effective March 31, 1998. The plan was replaced with a defined contribution plan. The Company’s U.S. salaried plans generally provide benefits based on a final average earnings formula. The Company’s hourly pension plans provide benefits under flat formulas. Non-U.S. plans provide benefits based on earnings and years of service. Most of the non-U.S. plans require employee contributions based on the employee’s earnings. The Company’s policy is to fund an amount, which could be in excess of the pension cost expensed, subject to the limitations imposed by current statutes or tax regulations.

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Information regarding the Company’s pension plans at December 31, was as follows:

	2003	2002

	(In thousands)
Change in benefit obligations:
Benefit obligation at beginning of year	$310,172	$273,999
Service cost	4,643	3,871
Interest cost	19,704	19,067
Employee contributions	291	288
Expenses paid	(207)	(454)
Actuarial losses	19,328	21,595
Benefits paid	(17,176)	(15,587)
Foreign exchange impact	7,995	7,785
Curtailments and other	—	(392)

Benefit obligation at end of year	$344,750	$310,172

	2003	2002

	(In thousands)
Change in plan assets:
Fair value at beginning of year	$237,201	$268,757
Actual return on assets	32,813	(23,865)
Company contributions	14,383	2,660
Employee contributions	291	288
Expenses paid	(207)	(454)
Benefits paid	(16,533)	(15,462)
Foreign exchange impact	4,726	5,277

Fair value of assets at end of year	$272,674	$237,201

Funded status:
Plan assets less than benefit obligations	$(72,076)	$(72,971)
Unrecognized:
Net transition obligation	3	4
Prior service costs	4	4
Plan net losses (gains)	90,567	87,698

Net amount recognized	$18,498	$14,735

Costs included in the balance sheet:
Prepaid benefit cost	$360	$223
Accrued benefit liability	(64,311)	(67,677)
Accumulated other comprehensive income	82,449	82,189

Net amount recognized	$18,498	$14,735

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Weighted-average Assumptions Used:
Benefit Obligations at December 31,	2003	2002

Discount rate
U.S. plans	6.00%	6.75%
Non-U.S. plans	5.75%	5.75%
Rate of compensation increase
U.S. plans	4.00%	4.00%
Non-U.S. plans	3.75%	3.00%

      The components of the Company’s pension related expense (income) for the years ended December 31, include the following:

	2003	2002	2001

	(In thousands)
Service cost	$4,643	$3,871	$3,688
Interest cost	19,704	19,067	18,724
Expected return on plan assets	(19,329)	(23,462)	(24,166)
Net amortization of unrecognized:
Transition amount	1	1	1
Plan net losses (gains)	5,257	403	(281)

Net pension expense (income)	$10,276	$(120)	$(2,034)

Weighted-average Assumptions Used:
Net Periodic Pension Cost for the Years Ended December 31,	2003	2002	2001

Discount rate:
U.S. plans	6.75%	7.25%	7.75%
Non-U.S. plans	5.75%	6.00%	6.00%
Rate of compensation increase:
U.S. plans	4.00%	5.00%	5.00%
Non-U.S. plans	3.00%	3.00%	3.50%
Expected return on plan assets:
U.S. plans	8.75%	9.00%	9.00%
Non-U.S. plans	7.50%	7.50%	7.75%

      The accumulated benefit obligation for all defined benefit pension plans was $335,271 and $303,116 at December 31, 2003 and 2002, respectively.

      The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations more than plan assets were $329.9 million, $323.5 million and $260.1 million, respectively, as of December 31, 2003 and $309.5 million, $302.8 million and $236.6 million, respectively, as of December 31, 2002.

      The Company uses an annual measurement date of November 30 for substantially all of its pension plans for the years presented. The expected long-term rates of return on plan assets are determined as of the measurement date. The expected long-term rates of return are projected to be the rates of return to be earned over the period until the benefits are paid. Accordingly, the long-term rates of return should reflect the rates of return on present investments, expected contributions to be received during the current year and on reinvestments over the period. The rates of return utilized reflect the expected rates of return during the periods for which the payment of benefits is deferred. The expected long-term rate of return on plan assets

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

used is based on what is realistically achievable based on the types of assets held by the plans and the plan’s investment policy. Historical asset return trends for the larger plans are reviewed over fifteen, ten and five years. The actual rate of return for plan assets over the last ten- and fifteen-year periods have exceeded the expected rate of return used. The Company reviews each plan and its historical returns and asset allocations to determine the appropriate expected long-term rate of return on plan assets to be used. At the end of 2002, the Company believed that it needed to revise its long-term expectations based upon the market performance experienced in 2001 and 2002.

      The weighted average asset allocations of the Company’s pension plans at December 31, 2003 and 2002, by asset category are as follows:

Asset Category	2003	2002

Equity securities	59.7%	54.0%
Debt securities	27.1%	36.2%
Other (including cash)	13.2%	9.8%

Total	100.0%	100.0%

      The Company’s investment objectives in managing its defined benefit plan assets are to ensure that present and future benefit obligations to all participants and beneficiaries are met as they become due; to provide a total return that, over the long-term, maximizes the ratio of the plan assets to liabilities, while minimizing the present value of required Company contributions, at the appropriate levels of risk; and to meet any statutory requirements, laws and local regulatory agencies requirements. Key investment decisions reviewed regularly are asset allocations, investment manager structure, investment managers, investment advisors and trustees or custodians. An asset/liability modeling (ALM) study is used as the basis for global asset allocation decisions and updated approximately every five years or as required. The Company’s current strategic global asset allocation for its pension plans is 60% in equities securities and 40% in debt securities and cash. The Company sets upper limits and lower limits of plus or minus 5%. The rebalancing strategy is reviewed quarterly if cash flows are not sufficient to rebalance the plans and appropriate action is taken to bring the plans within the strategic allocation ranges.

      An additional discretionary contribution of $10.6 million was made to its U.S. pension plans in 2003. The Company contributed an additional $30 million in the first quarter of 2004, $9 million of which was required. The Company’s policy is to fund an amount, which could be in excess of the pension cost expensed, subject to the limitations imposed by current tax regulations. The Company plans to fund the plans in 2004 in accordance with contributions required by funding regulations or laws. Most of the non-U.S. plans require employee contributions based on the employees’ earnings.

      Pension benefit payments, which reflect future service, as appropriate, are expected to be paid as follows: $18.6 million in 2004, $19.1 million in 2005, $19.7 million in 2006, $20.3 million in 2007, $21.1 million in 2008 and $115.7 million for the years 2009 to 2013.

      Most of the Company’s U.S. employees are covered by savings and other defined contribution plans. Employer contributions and costs are determined based on criteria specific to the individual plans and amounted to approximately $8.8 million, $11.4 million and $10.4 million in 2003, 2002 and 2001, respectively. The Company’s costs relating to non-U.S. defined contribution plans, insured plans and other non-U.S. benefit plans were $1.3 million, $0.5 million and $0.5 million in 2003, 2002 and 2001, respectively.

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 14 — Supplemental Cash Flow Information:

	2003	2002	2001

	(In thousands)
Cash paid during the year for:
Interest	$2,195	$4,244	$2,263
Income taxes, net of refunds	8,554	16,603	13,852

      Interest income (expense) includes $1.2 million, $1.4 million and $1.4 million of charges from IR affiliates in 2003, 2002 and 2001, respectively. The amounts shown as cash paid for interest include payments on third-party borrowings only.

Note 15 — Significant Customers and Concentration of Credit Risk:

      The Company supplies equipment and services to the oil and gas industry, which is comprised of a relatively small number of consumers. Within any given year, sales can vary greatly due to the large projects that might be underway with any given oil and gas producer. In 2003, the Company had one customer, whose sales were approximately 11% of total sales. In 2002 and 2001, no one customer comprised more than 10% of the Company’s sales volume.

      The Company has operations and/or does business in various non-U.S. countries. It is possible that political instability, foreign currency devaluations or other unanticipated adverse events could materially affect the operations of the Company. The Company believes that it has controls and processes in place to minimize the impact such events, should they occur in the future.

Note 16 — Accounts Payable:

      Accounts payable and accruals at December 31, were:

	2003	2002

	(In thousands)
Accounts payable	$104,835	$134,518
Accruals:
Payroll and benefits	25,061	25,043
Postretirement benefits	49,849	27,743
Contract reserves	25,359	22,972
Warranties	23,699	21,424
Taxes other than income	19,763	18,326
Legal, audit and consulting accrual	10,344	11,060
Third party commissions	9,362	8,094
Insurance and claims	4,095	3,181
Other accruals	19,463	24,581

	$291,830	$296,942

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 17 — Other Income (Expense):

      Other income (expense) includes the following for the years ended December 31:

	2003	2002	2001

	(In thousands)
New York State Grant	$(1,289)	$8,000	$—
Equity earnings in partially-owned affiliates	(133)	(479)	(610)
Foreign currency gains (losses)	(4,406)	(1,131)	(901)
Insurance claims	—	10,145	4,531
Casualty losses	(2,750)	—	—
Other	(624)	(1,535)	130

Total other income (expense), net	$(9,202)	$15,000	$3,150

      Other income (expense), net includes certain foreign exchange gains and losses, equity in earnings of partially-owned affiliates and other miscellaneous income and expense items. Casualty losses in 2003 primarily represent a loss the Company experienced as a result of a fire at a warehouse in Nigeria. During 2002, the Company received a grant from an agency of New York State. In September 2002, the Company settled an insurance claim associated with patterns destroyed in a fire in a supplier’s facility. The fire occurred in April 2000. The final settlement resulted in a $10.1 million gain recognized in the third quarter of 2002 and a $4.1 million gain in 2001 as the initial payment on the claim.

      In 2002, the Company received $10.0 million of grant funds from the New York Empire State Development Corporation (ESDC). Of this amount, $5.0 million was designated as a “capital” grant and $5.0 million was designated as a “workforce development” grant. The Company has recorded $8.0 million of these grants as income in other income (expense) and $2.0 million as a reduction in basis of property and equipment in the 2002 accounts. The grant “vested” over a five year period beginning in 2001 based on three criteria. First, the Company is required to keep three factories open in New York State. Second, the Company would move its headquarters to Olean, New York. Third, the Company would commit to certain employment levels at each year end. The vesting levels were 20% per year from 2001 to 2005. Prior to the end of 2003, the Company and ESDC restructured the grant to reflect the then existing business environment. As a result of this negotiation, the committed employments levels were adjusted from 2,500 to 2,200 and the grant was reduced from the original $10.0 million to $8.4 million. On the basis of the adjusted grant level, the Company has agreed to reimburse ESDC in the amount of $1.6 million over a three year period. The Company has recorded in the 2003 accounts $1.3 million of these grants as expense in other income (expense) and $0.3 million as a reduction in the previous adjustment of property and equipment. The repayment of the $1.6 million is to be made ratably over 36 months in the amount of $44,500 per month beginning in December 2003. Management of the Company believes that these employment levels will be achieved based on the economic outlook and overall business activity.

Note 18 — Licensing Agreement:

      In September 2000, the Company sold to Volvo Aero Corporation (Volvo) the rights to provide aftermarket support for certain gas turbine engines, and certain related equipment, inventory and know-how needed for Volvo to operate the acquired aftermarket business. Under the purchase agreement, the Company is entitled to royalties to be paid by Volvo based on revenues Volvo earns from operation of aftermarket business until September 30, 2005. The royalty agreement states that Volvo shall pay to the Company 25% of the net revenues of Volvo’s 990 aftermarket business, commencing January 1, 2002.

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      A similar royalty will be paid for 2003, (25%), 2004 (30%) and 2005 (30%). Pursuant to the agreement described, the Company recorded income of $2.8 million in 2002 and $1.7 million in 2003. This item has been recorded as accounts receivable and “Other operating revenue.”

Note 19 — Segment Information:

      The Company has two reportable segments based on the engineering and production processes, and the products and services provided by each segment, identified as follows:

      1) New Units — are highly engineered solutions to new client requests. The segment includes engineering, manufacturing, sales and administrative support.

      2) Parts and services — consist of aftermarket support solutions for the existing population of installed equipment. The segment includes engineering, manufacturing, sales and administrative support.

      We evaluate performance based on the Operating Income from each segment. Operating Income excludes Interest, Other Expense such as Currency Losses and Equity Losses, and Taxes.

      A third category is shown below as “unallocable”. This category is for expenses and assets that do not belong to either reportable segment because of the nature of the expense or asset. Expenses included as “unallocable” are all Parent Company allocations, shared services, and Research & Development expenses, none of which are directly allocable to either of the two reportable segments. The only Assets that are directly allocable to either of the two reportable segments are Trade Accounts Receivable, Raw Materials & Stores Inventory, Obsolete and Slow-Moving Inventory Reserves, Work in Process Inventory, Progress Payments, and Goodwill. All other Assets such as Cash, Prepaid Expenses, Deferred Taxes, and Long Term Assets are not directly allocable to either of the two reportable segments.

      D-R had one client with sales amounting to 10.8% of 2003 Revenues. Revenues were in both New units and Parts and services.

      Supplemental information on geographic sales and long-lived assets is also provided.

	As of or For the Years
	Ended December 31,

	2003	2002	2001

	(In thousands)
Revenues
New units	$792,974	$498,791	$401,672
Parts and services	542,376	532,562	475,050

Total Revenues	$1,335,350	$1,031,353	$876,722

Operating Income
New units	$(11,445)	$(35,050)	$(30,333)
Parts and services	98,159	82,711	84,404
Unallocable	(47,647)	(33,879)	(33,303)

Total Operating Income	$39,067	$13,782	$20,768

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	As of or For the Years
	Ended December 31,

	2003	2002	2001

	(In thousands)
Depreciation & Amortization
New units	$16,678	$15,758	$14,579
Parts and services	12,431	18,064	18,434
Unallocable	—	—	—

Total Depreciation and Amortization	$29,109	$33,822	$33,013

Goodwill
New units	$506	$506
Parts and services	9,708	9,708
Unallocable	—	—

Total Goodwill	$10,214	$10,214

Total Assets (including Goodwill)
New units	$144,292	$184,364
Parts and services	246,166	301,912
Unallocable	673,417	633,188

Total Assets	$1,063,875	$1,119,464

Revenues by Destination
North America	$547,777	$437,199	$376,145
Latin America	106,635	121,527	127,444
Europe	331,366	207,769	193,475
Asia-Pacific	128,945	159,964	69,710
Middle East, Africa	220,627	104,894	109,948

Total Revenues	$1,335,350	$1,031,353	$876,722

Long-Lived Assets by Geographic Area
North America(a)	$340,409	$360,885
Latin America	1,617	1,390
Europe	18,006	18,370
Asia-Pacific	6,028	5,513
Middle East, Africa	4	4

Total Long-Lived Assets	$366,064	$386,162

(a)	Included in the North America caption are certain unallocable intangible assets of $264,626 at 2003 and $271,925 at 2002.

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 20 — Subsequent Events:

      Subsequent to the balance sheet date, a legal matter that has been pending for several years was resolved in the Company’s favor. The Company had a reserve for $4.5 million relating to this lawsuit at December 31, 2003. The Company reversed the reserve in March 2004.

      On October 29, 2004, Ingersoll-Rand sold the Company to a controlled affiliate (Dresser-Rand Group, Inc.) of First Reserve Corporation, a private equity group, for cash proceeds of approximately $1.13 billion. The purchase price is subject to adjustment based on certain factors. Coincident with the purchase transaction described above, Dresser-Rand Group, Inc., which is the new parent of the Company, issued $420 million of senior subordinated notes. Certain units of the Company will act as guarantors of these notes.

      On January 19, 2005 Dresser-Rand Group Inc. sold its interests in a partially-owned affiliate for proceeds of approximately $10 million. The carrying value of this investment as of the date of sale was approximately $6.2 million.

Note 21 — Supplemental Combining Condensed Financial Information:

      The following supplemental combining condensed financial information presents the balance sheets as of December 31, 2003 and 2002 and the statements of operations and cash flows for the years ended December 31, 2003, 2002 and 2001 prior to the organizational restructuring that is expected to take place shortly before or concurrent with the sale. In the combining condensed financial statements, the Parent Company, representing the U.S. partnership of the Company, and the Subsidiary Guarantors account for their investments in their wholly-owned and majority-owned subsidiaries using the equity method.

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

CONDENSED COMBINING BALANCE SHEET

December 31, 2003
(In thousands)

	U.S.	Subsidiary	Subsidiary	Consolidating
	Partnership	Guarantors	Non-guarantors	Adjustments	Total

ASSETS

Cash	$1,174	$(1,328)	$41,691	$—	$41,537
Marketable securities	1,037	—	—	—	1,037
Accounts receivable, net	94,011	1,823	146,187	—	242,021
Inventories, net	88,413	3,427	41,585	—	133,425
Prepaid expenses and deferred income taxes	1,914	6,696	17,542	—	26,152
Accounts and notes receivable affiliates	148,597	71,515	208,718	(200,643)	228,187

Total current assets	335,146	82,133	455,723	(200,643)	672,359

Investment in affiliates	178,869	88,119	—	(266,988)	—
Property, plant and equipment, net	74,125	1,527	25,786	—	101,438
Intangible assets and goodwill, net	267,724	1,056	(4,154)	—	264,626
Other non-current assets	9,283	734	15,435	—	25,452

Total assets	$865,147	$173,569	$492,790	$(467,631)	$1,063,875

LIABILITIES AND EQUITY

Accounts payable and accruals	$120,365	$6,658	$190,585	$3	$317,611
Loans payable	—	—	3,716	—	3,716
Accounts and notes payable affiliates	46,494	19,879	149,081	(200,643)	14,811

Total current liabilities	166,859	26,537	343,382	(200,640)	336,138

Long-term debt	—	—	213	—	213
Other noncurrent liabilities	133,253	903	28,333	—	162,489

Total liabilities	300,112	27,440	371,928	(200,640)	498,840

Ingersoll-Rand Company Limited investment	631,640	145,011	128,312	(273,323)	631,640
Accumulated other comprehensive income	(66,605)	1,118	(7,450)	6,332	(66,605)

Total equity	565,035	146,129	120,862	(266,991)	565,035

Total liabilities and equity	$865,147	$173,569	$492,790	$(467,631)	$1,063,875

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

CONDENSED COMBINING BALANCE SHEET

December 31, 2002
(In thousands)

	U.S.	Subsidiary	Subsidiary	Consolidating
	Partnership	Guarantors	Non-guarantors	Adjustments	Total

ASSETS

Cash	$6,175	$(1,303)	$54,747	$—	$59,619
Marketable securities	810	—	168	—	978
Accounts receivable, net	107,149	7,319	106,935	—	221,403
Inventories, net	74,885	5,607	174,474	—	254,966
Prepaid expenses and deferred income taxes	6,878	6,392	11,535	—	24,805
Accounts and notes receivable affiliates	72,682	280,636	157,666	(357,814)	153,170

Total current assets	268,579	298,651	505,525	(357,814)	714,941

Investment in affiliates	98,248	76,160	—	(174,408)	—
Property, plant and equipment, net	87,952	885	25,400	—	114,237
Intangible assets and goodwill, net	275,023	1,056	(4,154)	—	271,925
Other non-current assets	8,116	911	9,334	—	18,361

Total assets	$737,918	$377,663	$536,105	$(532,222)	$1,119,464

LIABILITIES AND EQUITY

Accounts payable and accruals	$93,307	$9,368	$287,787	$—	$390,462
Loans payable	—	—	2,631	—	2,631
Accounts and notes payable affiliates	(38,112)	285,140	130,148	(357,814)	19,362

Total current liabilities	55,195	294,508	420,566	(357,814)	412,455

Long-term debt	—	—	1,254	—	1,254
Other noncurrent liabilities	156,013	838	22,194	—	179,045

Total liabilities	211,208	295,346	444,014	(357,814)	592,754

Ingersoll-Rand Company Limited investment	611,275	81,834	114,096	(195,930)	611,275
Accumulated other comprehensive income	(84,565)	483	(22,005)	21,522	(84,565)

Total equity	526,710	82,317	92,091	(174,408)	526,710

Total liabilities and equity	$737,918	$377,663	$536,105	$(532,222)	$1,119,464

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

CONDENSED COMBINING STATEMENT OF INCOME

For the Year Ended December 31, 2003
(In thousands)

	U.S.	Subsidiary	Subsidiary	Consolidating
	Partnership	Guarantors	Non-guarantors	Adjustments	Total

Net sales	$638,020	$10,884	$686,446	$—	$1,335,350
Cost of goods sold	555,136	6,129	578,889	—	1,140,154

Gross profit	82,884	4,755	107,557	—	195,196
Selling and administrative expenses	90,676	2,953	62,500	—	156,129

Operating income (loss)	(7,792)	1,802	45,057	—	39,067
Equity in earnings of affiliates (net of tax)	78,488	11,959	—	(90,447)	—
Interest income (expense)	1,481	69	388	—	1,938
Other income (expense), net	(50,714)	48,640	(7,128)	—	(9,202)

Income before income taxes	21,463	62,470	38,317	(90,447)	31,803
Provision for income taxes	1,098	1,427	8,913	—	11,438

Net income	$20,365	$61,043	$29,404	$(90,447)	$20,365

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

CONDENSED COMBINING STATEMENT OF INCOME

For the Year Ended December 31, 2002
(In thousands)

	U.S.	Subsidiary	Subsidiary	Consolidating
	Partnership	Guarantors	Non-guarantors	Adjustments	Total

Net sales	$582,519	$9,926	$438,908	$—	$1,031,353
Cost of goods sold	505,136	5,898	362,868	—	873,902

Gross profit	77,383	4,028	76,040	—	157,451
Selling and administrative expenses	83,128	2,929	52,427	—	138,484
Restructuring charges	3,985	—	1,200	—	5,185

Operating income (loss)	(9,730)	1,099	22,413	—	13,782
Equity in earnings of affiliates (net of tax)	10,645	13,410	—	(24,055)	—
Interest income (expense)	(557)	216	(435)	—	(776)
Other income (expense), net	15,993	(1,433)	440	—	15,000

Income before income taxes	16,351	13,292	22,418	(24,055)	28,006
Provision for income taxes	255	2,401	9,254	—	11,910

Net income	$16,096	$10,891	$13,164	$(24,055)	$16,096

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

CONDENSED COMBINING STATEMENT OF INCOME

For the Year Ended December 31, 2001
(In thousands)

	U.S.	Subsidiary	Subsidiary	Consolidating
	Partnership	Guarantors	Non-guarantors	Adjustments	Total

Net sales	$498,597	$13,638	$364,487	$—	$876,722
Cost of goods sold	420,373	4,329	296,360	—	721,062

Gross profit	78,224	9,309	68,127	—	155,660
Selling and administrative expenses	81,605	2,282	48,868	—	132,755
Restructuring charges	2,181	78	(122)	—	2,137

Operating income (loss)	(5,562)	6,949	19,381	—	20,768
Equity in earnings of affiliates (net of tax)	14,113	4,115	—	(18,228)	—
Interest income (expense)	(643)	—	341	—	(302)
Other income (expense), net	1,332	(45)	1,863	—	3,150

Income before income taxes	9,240	11,019	21,585	(18,228)	23,616
Provision for income taxes	405	4,123	10,253	—	14,781

Net income	$8,835	$6,896	$11,332	$(18,228)	$8,835

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

CONDENSED COMBINING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2003
(In thousands)

	U.S.	Subsidiary	Subsidiary
	Partnership	Guarantors	Non-guarantors	Total

Net cash provided by (used in) operating activities	$27,525	$(584)	$24,022	$50,963

Cash flows from investing activities:
Capital expenditures	(2,323)	(893)	(4,374)	(7,590)
Proceeds from sale of property, plant and equipment	171	—	389	560
Proceeds from sales (purchases of) marketable equity securities	(227)	—	168	(59)

Net cash provided by (used in) investing activities	(2,379)	(893)	(3,817)	(7,089)

Cash flows from financing activities:
Net change in debt	—	—	(58)	(58)
Net change in due to (from) I-R affiliates	(30,147)	1,452	(34,734)	(63,429)

Net cash provided by (used in) financing activities	(30,147)	1,452	(34,792)	(63,487)

Effect of exchange rate changes on cash and cash equivalents	—	—	1,531	1,531

Net increase (decrease) in cash and cash equivalents	(5,001)	(25)	(13,056)	(18,082)

Cash and cash equivalents, beginning of period	6,175	(1,303)	54,747	59,619

Cash and cash equivalents, end of period	$1,174	$(1,328)	$41,691	$41,537

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

CONDENSED COMBINING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002
(In thousands)

	U.S.	Subsidiary	Subsidiary
	Partnership	Guarantors	Non-guarantors	Total

Net cash provided by (used in) operating activities	$14,163	$(1,887)	$30,395	$42,671

Cash flows from investing activities:
Capital expenditures	(9,166)	(58)	(4,446)	(13,670)
Proceeds from sale of property, plant and equipment	29	—	3,816	3,845
Proceeds from sales (purchases of) marketable equity securities	363	—	2,488	2,851
Proceeds from insurance recoveries	10,145	—	—	10,145

Net cash provided by (used in) investing activities	1,371	(58)	1,858	3,171

Cash flows from financing activities:
Net change in debt	—	—	3,536	3,536
Net change in due to (from) I-R affiliates	(12,783)	1,154	(2,491)	(14,120)
Dividends paid	—	—	(8,175)	(8,175)

Net cash provided by (used in) financing activities	(12,783)	1,154	(7,130)	(18,759)

Effect of exchange rate changes on cash and cash equivalents	—	—	1,159	1,159

Net increase (decrease) in cash and cash equivalents	2,751	(791)	26,282	28,242

Cash and cash equivalents, beginning of period	3,424	(512)	28,465	31,377

Cash and cash equivalents, end of period	$6,175	$(1,303)	$54,747	$59,619

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

CONDENSED COMBINING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2001
(In thousands)

	U.S.	Subsidiary	Subsidiary
	Partnership	Guarantors	Non-guarantors	Total

Net cash provided by (used in) operating activities	$(10,792)	$(1,623)	$70,252	$57,837

Cash flows from investing activities:
Capital expenditures	(15,216)	(45)	(5,087)	(20,348)
Proceeds from sale of property, plant and equipment	291	2	(908)	(615)
Proceeds from sales (purchases of) marketable equity securities	(195)	—	731	536
Proceeds from insurance recoveries	4,531	—	—	4,531

Net cash provided by (used in) investing activities	(10,589)	(43)	(5,264)	(15,896)

Cash flows from financing activities:
Net change in debt	(10,627)	—	(4,393)	(15,020)
Net change in due to (from) I-R affiliates	20,234	1,040	(49,191)	(27,917)

Net cash provided by (used in) financing activities	9,607	1,040	(53,584)	(42,937)

Effect of exchange rate changes on cash and cash equivalents	—	—	(831)	(831)

Net increase (decrease) in cash and cash equivalents	(11,774)	(626)	10,573	(1,827)

Cash and cash equivalents, beginning of period	15,198	114	17,892	33,204

Cash and cash equivalents, end of period	$3,424	$(512)	$28,465	$31,377

DRESSER-RAND COMPANY

COMBINED FINANCIAL STATEMENTS (unaudited)
As of September 30, 2004 and December 31, 2003 and for the
Nine Months Ended September 30, 2004 and 2003

DRESSER-RAND COMPANY

(A wholly-owned partnership of Ingersoll-Rand Company Limited)

COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2004 and 2003

	2004	2003

	(In thousands)
	(Unaudited)
Net sales, third parties	$654,541	$992,963
Sales to affiliates	1,639	1,032
Other operating revenue	1,314	919

Total revenues	657,494	994,914
Cost of goods sold	503,903	866,655

Gross profit	153,591	128,259
Selling and administrative expenses	110,493	121,542

Operating income	43,098	6,717
Interest income	2,306	408
Other income (expense), net	(2,754)	(8,701)

Income (loss) before income taxes	42,650	(1,576)
Provision (benefit) for income taxes	4,918	(392)

Net income(loss)	$37,732	$(1,184)

See accompanying notes to combined financial statements.

DRESSER-RAND COMPANY

(A wholly-owned partnership of Ingersoll-Rand Company Limited)

COMBINED BALANCE SHEET

	September 30,	December 31,
	2004	2003

	(In thousands)
	(Unaudited)
ASSETS
Current assets:
Cash	$53,274	$41,537
Marketable securities at market	—	1,037
Accounts receivable, less allowance for doubtful accounts of $13,755 at 2004 and $12,427 at 2003	192,253	242,021
Inventories, net	151,922	133,425
Prepaid expenses	21,685	15,665
Due from affiliates	172,467	105,346
Loans due from affiliates	107,745	122,841
Deferred income taxes	19,787	10,487

Total current assets	719,133	672,359
Investments in and advances to partially-owned equity companies	8,882	9,059
Property, plant and equipment, net	91,053	101,438
Goodwill	10,214	10,214
Intangible assets, net	248,942	254,412
Deferred income taxes	11,904	14,576
Other assets	1,532	1,817

Total assets	$1,091,660	$1,063,875

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accruals	$249,217	$291,830
Customer advance payments	37,304	18,700
Income taxes payable	6,319	7,081
Loans due to affiliates	13,608	14,811
Loans payable	2,727	3,716

Total current liabilities	309,175	336,138
Postemployment and other employee benefit liabilities	154,912	147,852
Long-term debt	197	213
Deferred income taxes	4,806	—
Other noncurrent liabilities	15,238	14,637

Total liabilities	484,328	498,840

Equity:
Ingersoll-Rand Company Limited investment	669,372	631,640
Accumulated other comprehensive income	(62,040)	(66,605)

Equity	607,332	565,035

Total liabilities and equity	$1,091,660	$1,063,875

See accompanying notes to combined financial statements.

DRESSER-RAND COMPANY

(A wholly-owned partnership of Ingersoll-Rand Company Limited)

COMBINED STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2004 and 2003

	2004	2003

	(In thousands)
	(Unaudited)
Cash flows from operating activities:
Net income(loss)	$37,732	$(1,184)
Adjustments to arrive at net cash provided (used) by operating activities:
Depreciation and amortization	20,284	22,434
(Gain)/loss on disposal of property & equipment	(1,053)	(11)
Provision for bad debt, net	3,181	3,529
Minority interest, net of dividends	(225)	(84)
Equity (earnings) losses, net	177	(894)
Deferred income taxes	5,404	3,142
(Increase)decrease in:
Accounts receivable	48,624	(453)
Inventories	(18,000)	94,093
Other current and noncurrent assets	(14,046)	(17,814)
(Decrease) increase in:
Accounts payable and accruals	(19,545)	(33,142)
Other current and noncurrent liabilities	(248)	(51,919)

Net cash provided (used) by operating activities	62,285	17,697

Cash flows from investing activities:
Capital expenditures	(4,532)	(5,226)
Proceeds from sales of property, plant and equipment	1,723	395
Decrease in marketable securities	1,037	55

Net cash used by investing activities	(1,772)	(4,776)

Cash flows from financing activities:
(Decrease) increase in short-term borrowings	(991)	6,397
Proceeds from long-term debt	(21)	—
Payments of long-term debt	—	(1,070)
Change in due to (from) IR affiliates	(47,561)	(58,522)

Net cash used by financing activities	(48,573)	(53,195)

Effect of exchange rate changes on cash	(203)	1,080

Net (decrease) increase in cash	11,737	(39,194)
Cash — beginning of year	41,537	59,619

Cash — end of period	$53,274	$20,425

See accompanying notes to combined financial statements.

DRESSER-RAND COMPANY

(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation:

      The Company is engaged in the design, manufacture and sale of gas compressors, gas and steam turbines, gas expanders and associated control panels. The Company is an operating business segment of IR. Ingersoll-Rand Company Limited is the successor to Ingersoll-Rand Company following a reorganization that became effective on December 31, 2001.

      The combined financial statements include the accounts of all wholly-owned and majority-owned subsidiaries of the Company as well as the operations of Dresser-Rand Canada, Inc. and Dresser-Rand GmbH, which are owned by IR, but are managed and operated by the Company.

      The combined financial statements include all revenues, costs, assets and liabilities directly attributable to the Company. Allocation of costs for facilities, functions and certain services performed by IR organizations for the Company, including environmental and other risk management, internal audit, transportation services, administration of benefit and insurance programs and certain tax, legal, accounting and treasury functions have been made. All of the allocations and estimates in the combined financial statements are based on assumptions that the management of the Company and IR believe are reasonable. The Company’s financial information included herein is not necessarily indicative of the financial position, results of operations and cash flows of the Company in the future or indicative of the results that would have been reported if the Company had operated as an unaffiliated enterprise.

      In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments, which include normal recurring adjustments, necessary to present fairly the consolidated unaudited financial statements as of September 30, 2004 and for the nine month period ended September 30, 2004 and 2003.

      The accompanying combined financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2003.

Note 2 — Stock-based Compensation:

      At September 30, 2004, the Company participated in several of the Ingersoll-Rand (IR) stock-based employee compensation plans, which are described more fully in Note 10 of the financial statements for the year ended December 31, 2003. The Company continues to account for these plans under the recognition and measurement principles of Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees.”

      The following table illustrates the effect on net income of the Company if it had applied the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”, to stock-based employee compensation.

	For the Nine Month
	Periods Ended
	September 30,
	2004	2003

	(In thousands)
Net income, as reported	$37,732	$(1,184)
Add: Stock-based employee compensation expense included in reported net earnings, net of tax	362	439
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(1,869)	(2,977)

Pro forma net earnings (loss)	$36,225	$(3,722)

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 3 — Inventories:

      At September 30, 2004 and December 31, 2003 inventories were as follows:

	2004	2003

	(In thousands)
Raw materials and supplies	$83,130	$98,075
Work-in-process and finished goods	164,795	142,050

	247,925	240,125
Less: Progress payments	(63,948)	(70,832)
Inventory reserves	(32,055)	(35,868)

Total	$151,922	$133,425

Note 4 — Intangible Assets and Goodwill:

      The following table sets forth the gross amount and accumulated amortization of the Company’s intangible assets at September 30, 2004 and December 31, 2003:

	September 30, 2004		December 31, 2003

	Gross	Accumulated	Gross	Accumulated
	Amount	Amortization	Amount	Amortization

	(In thousands)
Installed service base	$235,824	$27,077	$235,824	$22,657
Software & technology	11,014	5,754	11,014	4,704

Total amortizable intangible assets	246,838	32,831	246,838	27,361
Total indefinite-lived intangible assets — trademarks	34,935	—	34,935	—

Total	$281,773	$32,831	$281,773	$27,361

      Intangible asset amortization expense of $5.5 million was recorded for the nine months ended September 30, 2004 and 2003. Estimated intangible asset amortization expense for each of the next five fiscal years is expected to be $7.3 million in 2005, $7.3 million in 2006, $6.8 million in 2007, $6.3 million in 2008, and $6.3 million in 2009.

Note 5 — Comprehensive Income:

      The components of comprehensive income are as follows:

	For the Nine Month
	Periods Ended
	September 30,
	2004	2003

	(In thousands)
Net income, as reported	$37,732	$(1,184)
Other comprehensive income:
Foreign currency translation adjustment	4,394	14,250
Change in fair value of derivatives qualifying as cash flow hedges, net of tax	171	(1,384)

Comprehensive income	$42,297	$11,682

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Included in accumulated other comprehensive income at September 30, 2004, is $0.86 million related to the fair value of derivatives qualifying as cash flow hedges, of which $0.79 million of expense is expected to be reclassified to earnings over the twelve-month period ending September 30, 2005. The actual amounts that will be reclassified to earnings over the next 12 months may vary from this amount as a result of changes in market conditions. No amounts were reclassified to earnings during the period in connection with forecasted transactions that were no longer considered probable of occurring. At September 30, 2004, the maximum term of derivative instruments that hedge forecasted transactions for foreign currency hedges was 21 months.

Note 6 — Commitments and Contingencies:

      In late 2000, the Company entered into a contract with Shell Petroleum Development Corporation (SPDC) for the refurbishment of 20-year old compressor stations for the Nigerian Gas Company (NGC). These stations are located in the Warri district in the western part of Nigeria.

      In August 2003, for the safety of personnel, all the Company’s workers were evacuated from Warri following consultation with independent security advisers. As of September 30, 2004, the gross outstanding accounts receivable balance with SPDC related to the NGC contract was $15.7 million. The Company fully expects to collect the balance. This receivable is classified as a current asset in trade accounts receivable as management expects to resolve this situation and liquidate the receivable in the first quarter of 2005.

      The Company is involved in various litigation, claims and administrative proceedings, including environmental matters, arising in the normal course of business. In assessing its potential environmental liability, the Company bases its estimates on current technologies and does not discount its liability or assume any insurance recoveries. Amounts recorded for identified contingent liabilities are estimates, which are reviewed periodically and adjusted to reflect additional information when it becomes available. Subject to the uncertainties inherent in estimating future costs for contingent liabilities, management believes that recovery or liability with respect to these matters would not have a material effect on the financial condition, results of operations, liquidity or cash flows of the Company for any year.

      The Company is contingently liable for customs duties in certain non-US countries which totaled $0.7 million at September 30, 2004. In the normal course of business, the Company has issued several direct and indirect guarantees. Management believes these guarantees will not adversely affect the combined financial statements.

      The following table represents the changes in the product warranty liability for the nine months ended September 30:

	2004	2003

	(In thousands)
Beginning balance	$23,699	$21,424
Reductions for payments	(11,165)	(12,777)
Translation	413	339
Changes in accrual during current period	7,035	11,637

Ending balance	$19,982	$20,623

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 7 — Postretirement Benefits Other than Pensions:

      The Company and IR sponsor a postretirement plan that covers certain eligible U.S. employees. These plans provide for health care benefits and in some instances, life insurance benefits. Postretirement health plans generally are contributory and adjusted annually. Life insurance plans are non-contributory. The Company funds the postretirement benefit costs principally on a pay-as-you-go basis.

      The components of net periodic postretirement benefits cost for the nine months ended September 30, were as follows:

	2004	2003

	(In thousands)
Service cost	$1,444	$1,451
Interest cost	8,411	8,930
Net amortization of unrecognized prior service gains	(775)	(193)
Net amortization of loss	2,692	712

Net periodic postretirement benefits cost	$11,772	$10,900

      In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”) was enacted. The Act introduced a government provided subsidy based on a percentage of a beneficiary’s annual prescription drug benefits, within defined limits, and the opportunity for a retiree to obtain prescription drug benefits under Medicare. The Company adopted FASB Staff Position 106-2 as of April 1, 2004, the beginning of its second quarter. The Company and its actuarial advisors determined that most benefits provided by the plan were at least actuarially equivalent to Medicare Part D. The Company remeasured the accumulated benefit obligation effects of the Act as of April 1, 2004. The effect of the federal subsidy to which the Company is entitled has been accounted for as an actuarial gain of $13.7 million. The subsidy will have the effect of reducing postretirement benefit expense for 2004 by $1.7 million. The components of the reduction in expense were a decrease in the amortization of the actuarial loss of $1.0 million, a reduction in service cost of $0.1 million and a reduction in the interest cost on the benefit obligation of $0.6 million. Approximately $1.1 million was recorded in the first nine months of 2004 as a reduction in net postretirement benefit expense. Net postretirement benefit expense for the three months ended December 31, 2004 will include a similar reduction in expense due to the effects of the Act.

      The assumptions used for 2004 expense are a discount rate and health care cost trend rate of 6.00% and 11.00%, respectively. The assumptions used for the first quarter of 2004 were determined to be appropriate as of April 1, 2004 when the postretirement plan was remeasured to reflect the federal subsidy. In 2003, the postretirement plan was remeasured as of the date of sale of an IR business and the discount rate used was decreased from 6.75% to 6.50%, while the health care cost trend rate remained at 11.00% for 2003.

Note 8 — Pension Plans:

      The defined benefit plan covering salaried and hourly employees of the Company was frozen effective March 31, 1998. The plan was replaced with a defined contribution plan. The Company’s U.S. salaried plans generally provide benefits based on a final average earnings formula. The Company’s hourly pension plans provide benefits under flat formulas. Non-U.S. plans provide benefits based on earnings and years of service. Most of the non-U.S. plans require employee contributions based on the employee’s earnings. The Company’s policy is to fund an amount, which could be in excess of the pension cost expensed, subject to the limitations imposed by current statutes or tax regulations.

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The components of the Company’s pension related expense (income) for the nine month periods ended September 30, include the following:

	2004	2003

	(In thousands)
Service cost	$3,757	$3,482
Interest cost	15,250	14,778
Expected return on plan assets	(19,126)	(14,497)
Net amortization of unrecognized:
Prior service costs	408	1
Plan net losses (gains)	2,991	3,943

Net pension expense	$3,280	$7,707

      The discount rate, rate of compensation increase and the expected rate of return on plan assets used to calculate pension expense for U.S. plans for 2004 and 2003 were 6.00%, 4.00% and 8.75%, and 6.75%, 4.00% and 8.75%, respectively. The net periodic pension cost for non-U.S. plans for 2004 and 2003 are based on the benefit obligation assumptions used at December 31, 2003 and 2002.

Note 9 — Segment Information:

      The Company has two reportable segments based on the engineering and production processes, and the products and services provided by each segment, identified as follows:

      1) New Units — are highly engineered solutions to new client requests. The segment includes engineering, manufacturing, sales and administrative support.

      2) Parts and services — consist of aftermarket support solutions for the existing population of installed equipment. The segment includes engineering, manufacturing, sales and administrative support.

      We evaluate performance based on the Operating Income from each segment. Operating Income excludes Interest, Other Expense such as Currency Losses and Equity Losses, and Taxes.

      A third category is shown below as “unallocable”. This category is for expenses and assets that do not belong to either reportable segment because of the nature of the expense or asset. Expenses included as “unallocable” are all Parent Company allocations, shared services, and Research & Development expenses, none of which are directly allocable to either of the two reportable segments. The only Assets that are directly allocable to either of the two reportable segments are Trade Accounts Receivable, Raw Materials & Stores Inventory, Obsolete and Slow-Moving Inventory Reserves, Work in Process Inventory, Progress Payments, and Goodwill. All other Assets such as Cash, Prepaid Expenses, Deferred Taxes, and Long Term Assets are not directly allocable to either of the two reportable segments.

      D-R had one client with sales amounting to 11.5% of Nine Month 2003 Revenues. Revenues were in both New units and Parts and services.

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Supplemental information on geographic sales and long-lived assets is also provided.

	As of or For the
	Nine Month Periods
	Ended September 30,

	2004	2003

	(In thousands)
Revenues
New units	$256,590	$596,796
Parts and services	400,904	398,118

Total Revenues	$657,494	$994,914

Operating Income
New units	$2,007	$(21,662)
Parts and services	72,858	62,982
Unallocable	(31,767)	(34,603)

Total Operating Income	$43,098	$6,717

Depreciation & Amortization
New units	$8,525	$12,900
Parts and services	11,759	9,534
Unallocable	—	—

Total Depreciation and Amortization	$20,284	$22,434

Goodwill
New units	$506
Parts and services	9,708
Unallocable	—

Total Goodwill	$10,214

Total Assets (including Goodwill)
New units	$110,009
Parts and services	249,232
Unallocable	732,419

Total Assets	$1,091,660

Revenues by Destination
North America	$260,529	$432,811
Latin America	127,232	76,423
Europe	101,866	237,943
Asia-Pacific	87,870	91,493
Middle East, Africa	79,997	156,244

Total Revenues	$657,494	$994,914

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	As of or For the
	Nine Month Periods
	Ended September 30,

	2004		2003

	(In thousands)
Long-Lived Assets by Geographic Area
North America(a)		$325,598
Latin America		1,864
Europe		16,938
Asia-Pacific		6,105
Middle East, Africa	4 $	350,509
Total Long-Lived Assets

(a)	Included in the North America caption are certain unallocable intangible assets of $259,156.

Note 10 — Subsequent Events:

      On October 29, 2004, IR sold the Company to a controlled affiliate of First Reserve Corporation, a private equity group, for cash proceeds of approximately $1.13 billion. The purchase price is subject to adjustment based on certain factors. Coincident with the transaction, the First Reserve Corporation affiliate, Dresser-Rand Group, Inc., which is the new parent of the Company, issued $420 million of senior subordinated notes. Certain units of the Company act as guarantors of these notes.

      On January 19, 2005, Dresser-Rand Group, Inc. sold its interests in a partially owned affiliate for proceeds of approximately $10 million. The carrying value of this investment as of September 30, 2004 was approximately $6.2 million.

Note 11 — Condensed Combining Financial Information:

      The following supplemental condensed combining financial information presents the balance sheets as of September 30, 2004 and December 31, 2003 and the statements of operations and cash flows for the nine months ended September 30, 2004 and 2003 prior to the organizational restructuring that occurred at or about the sale date. In the condensed combining financial statements, the Parent Company, representing the U.S. partnership of the Company, and the Subsidiary Guarantors, account for their investments in their wholly-owned subsidiaries using the equity method.

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

CONDENSED COMBINING BALANCE SHEET

September 30, 2004
(In thousands)

	U.S.	Subsidiary	Subsidiary	Consolidating
	Partnership	Guarantors	Non-guarantors	Adjustments	Total

ASSETS
Cash	$5,109	$(2,139)	$50,304	$—	$53,274
Marketable securities	—	—	—	—	—
Accounts receivable, net	69,162	6,269	116,822	—	192,253
Inventories, net	96,527	1,153	54,242	—	151,922
Prepaid expenses and deferred income taxes	4,178	6,743	30,551	—	41,472
Accounts and notes receivable affiliates	191,105	81,444	182,764	(175,101)	280,212

Total current assets	366,081	93,470	434,683	(175,101)	719,133

Investment in affiliates	195,837	110,575	—	(306,412)	—
Property, plant and equipment, net	64,687	1,625	24,741	—	91,053
Intangible assets and goodwill, net	258,100	1,056	—	—	259,156
Other non-current assets	8,882	721	12,715	—	22,318

Total assets	$893,587	$207,447	$472,139	$(481,513)	$1,091,660

LIABILITIES AND EQUITY
Accounts payable and accruals	$92,483	$15,446	$184,911	$—	$292,840
Loans payable	—	—	2,727	—	2,727
Accounts and notes payable affiliates	45,843	18,548	124,318	(175,101)	13,608

Total current liabilities	138,326	33,994	311,956	(175,101)	309,175
Long-term debt	—	—	197	—	197
Other noncurrent liabilities	147,929	847	26,180	—	174,956

Total liabilities	286,255	34,841	338,333	(175,101)	484,328

Ingersoll-Rand Company Limited investment	669,372	156,466	135,751	(292,217)	669,372
Accumulated other comprehensive income	(62,040)	16,140	(1,945)	(14,195)	(62,040)

Total equity	607,332	172,606	133,806	(306,412)	607,332

Total liabilities and equity	$893,587	$207,447	$472,139	$(481,513)	$1,091,660

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

CONDENSED COMBINING BALANCE SHEET

December 31, 2003
(In thousands)

	U.S.	Subsidiary	Subsidiary	Consolidating
	Partnership	Guarantors	Non-guarantors	Adjustments	Total

ASSETS
Cash	$1,174	$(1,328)	$41,691	$—	$41,537
Marketable securities	1,037	—	—	—	1,037
Accounts receivable, net	94,011	1,823	146,187	—	242,021
Inventories, net	88,413	3,427	41,585	—	133,425
Prepaid expenses and deferred income taxes	1,914	6,696	17,542	—	26,152
Accounts and notes receivable affiliates	148,597	71,515	208,718	(200,643)	228,187

Total current assets	335,146	82,133	455,723	(200,643)	672,359

Investment in affiliates	178,869	88,119	—	(266,988)	—
Property, plant and equipment, net	74,125	1,527	25,786	—	101,438
Intangible assets and goodwill, net	267,724	1,056	(4,154)	—	264,626
Other non-current assets	9,283	734	15,435	—	25,452

Total assets	$865,147	$173,569	$492,790	$(467,631)	$1,063,875

LIABILITIES AND EQUITY
Accounts payable and accruals	$120,365	$6,658	$190,585	$3	$317,611
Loans payable	—	—	3,716	—	3,716
Accounts and notes payable affiliates	46,494	19,879	149,081	(200,643)	14,811

Total current liabilities	166,859	26,537	343,382	(200,640)	336,138
Long-term debt	—	—	213	—	213
Other noncurrent liabilities	133,253	903	28,333	—	162,489

Total liabilities	300,112	27,440	371,928	(200,640)	498,840

Ingersoll-Rand Company Limited investment	631,640	145,011	128,312	(273,323)	631,640
Accumulated other comprehensive income	(66,605)	1,118	(7,450)	6,332	(66,605)

Total equity	565,035	146,129	120,862	(266,991)	565,035

Total liabilities and equity	$865,147	$173,569	$492,790	$(467,631)	$1,063,875

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

CONDENSED COMBINING STATEMENT OF INCOME

For the Nine Months Ended September 30, 2004
(In thousands)

	U.S.	Subsidiary	Subsidiary	Consolidating
	Partnership	Guarantors	Non-guarantors	Adjustments	Total

Net sales	$369,855	$46,685	$240,954	$—	$657,494
Cost of goods sold	287,612	43,183	173,108	—	503,903

Gross profit	82,243	3,502	67,846	—	153,591
Selling and administrative expenses	50,455	3,165	56,873	—	110,493

Operating income (loss)	31,788	337	10,973	—	43,098
Equity in earnings of affiliates (net of tax)	5,636	7,345	—	(12,981)	—
Interest income (expense)	1,107	12	1,187	—	2,306
Other income (expense), net	(1,208)	289	(1,835)	—	(2,754)

Income before income taxes	37,323	7,983	10,325	(12,981)	42,650
Provision for income taxes	(409)	400	4,927	—	4,918

Net income	$37,732	$7,583	$5,398	$(12,981)	$37,732

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

CONDENSED COMBINING STATEMENT OF INCOME

For the Nine Months Ended September 30, 2003
(In thousands)

	U.S.	Subsidiary	Subsidiary	Consolidating
	Partnership	Guarantors	Non-guarantors	Adjustments	Total

Net sales	$479,565	$8,829	$506,520	$—	$994,914
Cost of goods sold	427,157	5,656	433,842	—	866,655

Gross profit	52,408	3,173	72,678	—	128,259
Selling and administrative expenses	119,008	(46,315)	48,849	—	121,542

Operating income (loss)	(66,600)	49,488	23,829	—	6,717
Equity in earnings of affiliates (net of tax)	61,051	16,356	—	(77,407)	—
Interest income (expense)	(253)	99	562	—	408
Other income (expense), net	489	(191)	(8,999)	—	(8,701)

Income before income taxes	(5,313)	65,752	15,392	(77,407)	(1,576)
Provision for income taxes	(4,129)	511	3,226	—	(392)

Net income	$(1,184)	$65,241	$12,166	$(77,407)	$(1,184)

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

CONDENSED COMBINING STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2004
(In thousands)

	U.S.	Subsidiary	Subsidiary
	Partnership	Guarantors	Non-guarantors	Total

Net cash provided by (used in) operating activities	$70,189	$(899)	$(7,005)	$62,285

Cash flows from investing activities:
Capital expenditures	(1,780)	(273)	(2,479)	(4,532)
Proceeds from sale of property, plant and equipment	1,366	—	357	1,723
Proceeds from sales (purchases of) marketable equity securities	1,037	—	—	1,037

Net cash provided by (used in) investing activities	623	(273)	(2,122)	(1,772)

Cash flows from financing activities:
Net change in debt	—	—	(1,012)	(1,012)
Net change in due to (from) I-R affiliates	(66,877)	361	18,955	(47,561)

Net cash provided by (used in) financing activities	(66,877)	361	17,943	(48,573)

Effect of exchange rate changes on cash and cash equivalents	—	—	(203)	(203)

Net increase (decrease) in cash and cash equivalents	3,935	(811)	8,613	11,737

Cash and cash equivalents, beginning of period	1,174	(1,328)	41,691	41,537

Cash and cash equivalents, end of period	$5,109	$(2,139)	$50,304	$53,274

DRESSER-RAND COMPANY
(A wholly-owned partnership of Ingersoll-Rand Company Limited)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

CONDENSED COMBINING STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2003
(In thousands)

	U.S.	Subsidiary	Subsidiary
	Partnership	Guarantors	Non-guarantors	Total

Net cash provided by (used in) operating activities	$12,103	$(328)	$5,922	$17,697

Cash flows from investing activities:
Capital expenditures	(1,266)	(893)	(3,067)	(5,226)
Proceeds from sale of property, plant and equipment	54	—	341	395
Proceeds from sales (purchases of) marketable equity securities	(113)	—	168	55

Net cash provided by (used in) investing activities	(1,325)	(893)	(2,558)	(4,776)

Cash flows from financing activities:
Net change in debt	—	—	5,327	5,327
Net change in due to (from) I-R affiliates	(20,432)	1,449	(39,539)	(58,522)

Net cash provided by (used in) financing activities	(20,432)	1,449	(34,212)	(53,195)

Effect of exchange rate changes on cash and cash equivalents	—	—	1,080	1,080

Net increase (decrease) in cash and cash equivalents	(9,654)	228	(29,768)	(39,194)

Cash and cash equivalents, beginning of period	6,175	(1,303)	54,747	59,619

Cash and cash equivalents, end of period	$(3,479)	$(1,075)	$24,979	$20,425

Dresser-Rand Group Inc.

Offer to Exchange

$420,000,000 principal amount of its 7 3/8% Senior Subordinated Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of its outstanding 7 3/8% Senior Subordinated Notes due 2014.

     Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto or eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Certificate of Incorporation and By-Laws for Dresser-Rand Group, Inc. provide for such limitations on liability.

      Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. In accordance with such section, the limited liability operating agreements of Dresser-Rand LLC, Dresser-Rand Power LLC and Dresser-Rand Global Services, L.L.C. each provides for the indemnification of each of its members, managers, any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of any of the foregoing, and any officers, employees, representatives or agents of the limited liability company from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which such individual may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the limited liability company or which relates to or arises out of the limited liability company or its property, business or affairs, except for any action or failure to act of such individual that constitutes fraud, willful misconduct, bad faith or gross negligence.

      Section 40 of the New York Partnership Law provides that, subject to any agreement between the partners, the partnership must indemnify every partner in respect of payments made and personal liabilities reasonably incurred in the ordinary and proper conduct of its business, or for the preservation of its business or property. The Second Amended and Restated Partnership Agreement for Dresser-Rand Company does not limit such indemnification.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) Exhibits

3.1		Certificate of Incorporation of Dresser-Rand Group Inc.

3.2		By-Laws of Dresser-Rand Group Inc.

3.3		Certificate of Formation of Dresser-Rand LLC

3.4		Amended and Restated Operating Agreement of Dresser-Rand LLC

3.5		Certificate of Formation of Dresser-Rand Power LLC

3.6		Amended and Restated Operating Agreement of Dresser-Rand Power LLC

3.7		Business Certificate for Partners of Dresser-Rand Company

3.8		Second Amended and Restated Partnership Agreement of Dresser-Rand Company

3.9		Amended and Restated Certificate of Formation of Dresser-Rand Global Services, L.L.C.

3.10		Amended and Restated Operating Agreement of Dresser-Rand Global Services, L.L.C.

4.1		Indenture dated as of October 29, 2004 among Dresser-Rand Group Inc., the guarantors party thereto and Citibank, N.A., as trustee

4.2		Registration Rights Agreement, dated as of October 29, 2004, among Dresser-Rand Group Inc., Dresser-Rand LLC, Dresser-Rand Company, Dresser-Rand Power LLC, Dresser-Rand Global Services, LLC and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., UBS Securities LLC, Bear, Stearns & Co. Inc., Natexis Bleichroeder Inc., Sovereign Securities Corporation, LLC and Daiwa Securities America Inc. as representatives of the placement agents

5.1		Opinion of Simpson Thacher & Bartlett LLP

10.1		Equity Purchase Agreement, dated as of August 25, 2004, by and among FRC Acquisition LLC and Ingersoll-Rand Company Limited

10.2		Credit Agreement dated as of October 29, 2004, among D-R Interholding, LLC, Dresser-Rand Group Inc., D-R Holdings (UK) LTD, D-R Holdings S.A.S., the lenders party thereto, Citicorp North America, Inc. as administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, each as co-syndication agent, Citigroup Global Markets Inc., Morgan Stanley Senior Fundings, Inc. and UBS Securities LLC, as joint lead arrangers and joint book managers and Bear Stearns Corporate Lending Inc. and Natexis Banques Populaires as co-documentation agents

10.3		Domestic Guarantee and Collateral Agreement, dated and effective as of October 29, 2004, among D-R Interholding, LLC, Dresser-Rand Group Inc., the domestic subsidiary loan parties named therein and Citicorp North America, Inc. as collateral agent

10.4		Transition Services Agreement, dated as of October 29, 2004 by and between Ingersoll-Rand Company Limited and Dresser-Rand Group Inc.

10.5		Supply Agreement, dated October 31, 2004, by and between Dresser-Rand Company and Ingersoll-Rand Company

10.6		License Agreement, dated as of October 26, 2004, by and between Dresser, Inc. and Dresser-Rand Group Inc.

10.7		License Agreement, dated as of October 29, 2004, by and between Dresser-Rand Company, Dresser-Rand A.S., Ingersoll-Rand Energy Systems Corporation and the Energy Systems Division of Ingersoll-Rand Company

10.8		Amended and Restated Limited Liability Company Agreement of Dresser-Rand Holdings, LLC, effective as of October 29, 2004

10.9		Employment Agreement, dated October 27, 2004, by and among Vincent R. Volpe, Dresser-Rand Holdings, LLC and Dresser-Rand Group Inc.

10.10		Employment Agreement, dated July 25, 1990, by and between Jean-Francois Chevrier and Dresser-Rand S.A.

10	.11*	Stockholder Agreement, dated as of October 29, 2004, by and among Dresser-Rand Group Inc., Dresser-Rand Holdings LLC and certain management stockholders of Dresser-Rand Group Inc.

10	.12*	Dresser-Rand Group Inc. Stock Incentive Plan

10	.13*	Form of Subscription Agreement

10	.14*	Form of Management Stock Subscription Agreement

12.1		Computation of Ratio of Earnings to Fixed Charges

21.1		List of Subsidiaries

23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

23.2	Consent of PricewaterhouseCoopers LLP
24	Powers of Attorney (included in signature pages of this Registration Statement)

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Citibank, N.A. Trustee

99.1	Form of Letter of Transmittal

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3	Form of Letter to Clients

99.4	Form of Notice of Guaranteed Delivery

*	To be filed by amendment.

      (b) Financial Statement Schedules

Report of Independent Registered Public Accounting Firm

on
Financial Statement Schedule

To the Directors of Dresser-Rand Group Inc.

      Our audits of the combined financial statements referred to in our report dated August 12, 2004, except for Notes 19 and 20, which are as of February 10, 2005, appearing elsewhere in this Registration Statement also included an audit of the financial statement schedule listed in Item 21 of this Registration Statement on Form S-4. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements.

PricewaterhouseCoopers LLP

Florham Park, New Jersey

August 12, 2004

Schedule II — Valuation and Qualifying Accounts and Reserves

Dresser-Rand Group, Inc.
Years Ended December 31, 2001, 2002 and 2003

Additions

	Beginning	Charges to	Charges to			Ending
	Balance at	Costs and	Other			Balance at
Description	01/01/2003	Expenses	Accounts	Deductions		12/31/2003

Reserve for Doubtful Accounts	9,790	3,001	—	364	(a)	12,427

Notes:

(a) — Impact of translation of (787) and write-off of Bad Debts of 1,151.

Additions

	Beginning	Charges to	Charges to			Ending
	Balance at	Costs and	Other			Balance at
Description	01/01/2002	Expenses	Accounts	Deductions		12/31/2002

Reserve for Doubtful Accounts	7,865	2,473	—	548	(a)	9,790

Notes:

(a) — Impact of translation of (300) and write-off of Bad Debts of 848.

Additions

	Beginning	Charges to	Charges to			Ending
	Balance at	Costs and	Other			Balance at
Description	01/01/2001	Expenses	Accounts	Deductions		12/31/2001

Reserve for Doubtful Accounts	5,452	2,891	—	478	(a)	7,865

Notes:

(a) — Impact of translation of 7 and write-off of Bad Debts of 471.

Item 22.	Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amend) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b) 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olean, State of New York, on February 11, 2005.

DRESSER-RAND GROUP INC.

By:	/s/ VINCENT R. VOLPE JR.

Name: Vincent R. Volpe Jr.

Title:	President, Chief Executive Officer and Director

SIGNATURES AND POWERS OF ATTORNEY

      Each person whose signature appears below authorizes Stephen A. Riordan or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VINCENT R. VOLPE JR. Vincent R. Volpe Jr.	President, Chief Executive Officer and Director	February 11, 2005

/s/ STEPHEN A. RIORDAN Stephen A. Riordan	Chief Financial Officer and Controller	February 11, 2005

/s/ WILLIAM E. MACAULAY William E. Macaulay	Chairman of the Board of Directors	February 11, 2005

/s/ THOMAS J. SIKORSKI Thomas J. Sikorski	Director	February 11, 2005

/s/ MARK A. MCCOMISKEY Mark A. McComiskey	Director	February 11, 2005

/s/ KENNETH W. MOORE Kenneth W. Moore	Director	February 11, 2005

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olean, State of New York, on February 11, 2005.

DRESSER-RAND LLC

By:	/s/ VINCENT R. VOLPE JR.

Name: Vincent R. Volpe Jr.

Title: President

SIGNATURES AND POWERS OF ATTORNEY

      Each person whose signature appears below authorizes Stephen A. Riordan, as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VINCENT R. VOLPE JR. Vincent R. Volpe Jr.	President	February 11, 2005

/s/ STEPHEN A. RIORDAN Stephen A. Riordan	Treasurer	February 11, 2005

/s/ ELIZABETH C. POWERS Elizabeth C. Powers	Secretary	February 11, 2005

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olean, State of New York, on February 11, 2005.

DRESSER-RAND COMPANY

By:	/s/ VINCENT R. VOLPE JR.

Name: Vincent R. Volpe Jr.
Title: President

SIGNATURES AND POWERS OF ATTORNEY

      Each person whose signature appears below authorizes Stephen A. Riordan, as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VINCENT R. VOLPE JR. Vincent R. Volpe Jr.	President	February 11, 2005

/s/ STEPHEN A. RIORDAN Stephen A. Riordan	Treasurer	February 11, 2005

/s/ ELIZABETH C. POWERS Elizabeth C. Powers	Secretary	February 11, 2005

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olean, State of New York, on February 11, 2005.

DRESSER-RAND POWER LLC

By:	/s/ VINCENT R. VOLPE JR.

Name: Vincent R. Volpe Jr.
Title: President

SIGNATURES AND POWERS OF ATTORNEY

      Each person whose signature appears below authorizes Stephen A. Riordan, as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VINCENT R. VOLPE JR. Vincent R. Volpe Jr.	President	February 11, 2005

/s/ STEPHEN A. RIORDAN Stephen A. Riordan	Treasurer	February 11, 2005

/s/ ELIZABETH C. POWERS Elizabeth C. Powers	Secretary	February 11, 2005

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olean, State of New York, on February 11, 2005.

DRESSER-RAND GLOBAL SERVICES, LLC

By:	/s/ VINCENT R. VOLPE JR.

Name: Vincent R. Volpe Jr.
Title: President

SIGNATURES AND POWERS OF ATTORNEY

      Each person whose signature appears below authorizes Stephen A. Riordan, as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VINCENT R. VOLPE JR. Vincent R. Volpe Jr.	President	February 11, 2005

/s/ STEPHEN A. RIORDAN Stephen A. Riordan	Treasurer	February 11, 2005

/s/ ELIZABETH C. POWERS Elizabeth C. Powers	Secretary	February 11, 2005

EXHIBIT INDEX

Exhibit No.		Description of Exhibit

3.1		Certificate of Incorporation of Dresser-Rand Group Inc.

3.2		By-Laws of Dresser-Rand Group Inc.

3.3		Certificate of Formation of Dresser-Rand LLC

3.4		Amended and Restated Operating Agreement of Dresser-Rand LLC

3.5		Certificate of Formation of Dresser-Rand Power LLC

3.6		Amended and Restated Operating Agreement of Dresser-Rand Power LLC

3.7		Business Certificate for Partners of Dresser-Rand Company

3.8		Second Amended and Restated Partnership Agreement of Dresser-Rand Company

3.9		Amended and Restated Certificate of Formation of Dresser-Rand Global Services, L.L.C.

3.10		Amended and Restated Operating Agreement of Dresser-Rand Global Services, L.L.C.

4.1		Indenture dated as of October 29, 2004 among Dresser-Rand Group Inc., the guarantors party thereto and Citibank, N.A., as trustee

4.2		Registration Rights Agreement, dated as of October 29, 2004, among Dresser-Rand Group Inc., Dresser-Rand LLC, Dresser-Rand Company, Dresser-Rand Power LLC, Dresser-Rand Global Services, LLC and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., UBS Securities LLC, Bear, Stearns & Co. Inc., Natexis Bleichroeder Inc., Sovereign Securities Corporation, LLC and Daiwa Securities America Inc. as representatives of the placement agents

5.1		Opinion of Simpson Thacher & Bartlett LLP

10.1		Equity Purchase Agreement, dated as of August 25, 2004, by and among FRC Acquisition LLC and Ingersoll-Rand Company Limited

10.2		Credit Agreement dated as of October 29, 2004, among D-R Interholding, LLC, Dresser-Rand Group Inc., D-R Holdings (UK) LTD, D-R Holdings S.A.S., the lenders party thereto, Citicorp North America, Inc. as administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, each as co-syndication agent, Citigroup Global Markets Inc., Morgan Stanley Senior Fundings, Inc. and UBS Securities LLC, as joint lead arrangers and joint book managers and Bear Stearns Corporate Lending Inc. and Natexis Banques Populaires as co-documentation agents

10.3		Domestic Guarantee and Collateral Agreement, dated and effective as of October 29, 2004, among D-R Interholding, LLC, Dresser-Rand Group Inc., the domestic subsidiary loan parties named therein and Citicorp North America, Inc. as collateral agent

10.4		Transition Services Agreement, dated as of October 29, 2004 by and between Ingersoll-Rand Company Limited and Dresser-Rand Group Inc.

10.5		Supply Agreement, dated October 31, 2004, by and between Dresser-Rand Company and Ingersoll-Rand Company

10.6		License Agreement, dated as of October 26, 2004, by and between Dresser, Inc. and Dresser-Rand Group Inc.

10.7		License Agreement, dated as of October 29, 2004, by and between Dresser-Rand Company, Dresser-Rand A.S., Ingersoll-Rand Energy Systems Corporation and the Energy Systems Division of Ingersoll-Rand Company

10.8		Amended and Restated Limited Liability Company Agreement of Dresser-Rand Holdings, LLC, effective as of October 29, 2004

10.9		Employment Agreement, dated October 27, 2004, by and among Vincent R. Volpe, Dresser-Rand Holdings, LLC and Dresser-Rand Group Inc.

10.10		Employment Agreement, dated July 25, 1990, by and between Jean-Francois Chevrier and Dresser-Rand S.A.

10	.11*	Stockholder Agreement, dated as of October 29, 2004, by and among Dresser-Rand Group Inc., Dresser-Rand Holdings LLC and certain management stockholders of Dresser-Rand Group Inc.

10	.12*	Dresser-Rand Group Inc. Stock Incentive Plan

10	.13*	Form of Subscription Agreement

Exhibit No.		Description of Exhibit

10	.14*	Form of Management Stock Subscription Agreement

12.1		Computation of Ratio of Earnings to Fixed Charges

21.1		List of Subsidiaries

23.1		Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

23.2		Consent of PricewaterhouseCoopers LLP

24		Powers of Attorney (included in signature pages of this Registration Statement)
25.1		Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Citibank, N.A. Trustee

99.1		Form of Letter of Transmittal

99.2		Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3		Form of Letter to Clients

99.4		Form of Notice of Guaranteed Delivery

*	To be filed by amendment.